Exhibit 10.1

Execution Version

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of November 4, 2025

among

CSW INDUSTRIALS HOLDINGS, LLC,

as the Company,

CSW INDUSTRIALS, INC.,

as the CSW Parent,

THE OTHER LOAN PARTIES PARTY HERETO,

THE LENDERS PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent

JPMORGAN CHASE BANK, N.A. and

TRUIST SECURITIES, INC.,

as Joint Lead Arrangers and Joint Bookrunners

and

TRUIST BANK and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Syndication Agents

and

CITIBANK, N.A.,

as Documentation Agent for the Revolving Facility

and

PNC BANK, NATIONAL ASSOCIATION,

as Documentation Agent for the Term Facility and Revolving Credit Facility

Schedules

Schedule I	–	Commitments
Schedule II	–	Subsidiary Guarantors
Schedule 1.01(b)	–	Existing Contracts Prohibiting Subsidiary Guarantees
Schedule 1.01(c)	–	Immaterial Subsidiaries
Schedule 1.01(d)	–	Existing Roll-Over Letters of Credit
Schedule 4.13	–	Subsidiaries
Schedule 5.11	–	Post-Closing Obligations
Schedule 6.01(c)	–	Existing Liens
Schedule 6.08(a)	–	Existing Investments
Schedule 6.09(i)	–	Existing Indebtedness
Schedule 6.10	–	Burdensome Agreements
Schedule 6.14	–	Transactions with Affiliates

Exhibits

Exhibit A	–	Form of Revolving Note
Exhibit A-2	–	Form of Term Note
Exhibit B	–	Form of Notice of Borrowing
Exhibit C	–	Form of Assignment and Assumption

Exhibit D-1 – D-4	–	Form of Tax Compliance Certificates
Exhibit E	–	Form of Solvency Certificate
Exhibit F	–	Form of Compliance Certificate
Exhibit G	–	Form of Joinder

This FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November 4, 2025 (including the Schedules and Exhibits hereto and as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among CSW INDUSTRIALS HOLDINGS, LLC, a Delaware limited liability company (the “Company”), CSW INDUSTRIALS, INC., a Delaware corporation (the “CSW Parent”), the other Loan Parties party hereto, the Lenders (as defined in Article I), and JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as administrative agent hereunder (in such capacity, the “Administrative Agent”) and as Collateral Agent hereunder and under the Security and Guarantee Documents for the Lenders.

The Company, the other Loan Parties party thereto, the lenders from time to time party thereto and JPMorgan, as administrative agent, are parties to the Existing Credit Agreement.

The Company has requested that the Lenders and the Administrative Agent amend and restate the Existing Credit Agreement in its entirety, and the Lenders and the Administrative Agent are willing to do so on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired Entity” has the meaning specified in Section 6.08(j).

“Adjusted Daily Simple RFR” means, with respect to any RFR Borrowing denominated in Pounds Sterling, an interest rate per annum equal to the Daily Simple RFR for Pounds Sterling; provided, that if the Adjusted Daily Simple RFR rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for purposes of this Agreement.

“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term CORRA Rate” means, for purposes of any calculation, an interest rate per annum equal to Term CORRA for such calculation; provided that if the Adjusted Term CORRA Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term CORRA Rate Loan” means a Loan that bears interest at a rate based on the Adjusted Term CORRA Rate.

“Adjusted Term SOFR Loan” means a Loan that bears interest at a rate based on the Adjusted Term SOFR Rate.

“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to Term SOFR for such Interest Period; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” has the meaning specified in the preamble hereto.

“Administrative Agent’s Account” means the account of the Administrative Agent as is designated in writing from time to time by the Administrative Agent to the Company and the Lenders for such purpose.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” has the meaning specified in Section 9.20.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means JPMorgan, in its capacities as Administrative Agent and Collateral Agent.

“Agent Parties” has the meaning specified in Section 9.02(d)(ii).

“Agreed Currencies” means Dollars and each Alternative Currency; provided that if any such currency (other than Dollars) at any time fails to be a lawful currency that is readily available and freely transferable and convertible into Dollars, whether due to currency control or other exchange regulations imposed in the country in which such currency is issued or otherwise (a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Revolving Credit Lenders and the Company, and such currency shall no longer be an Agreed Currency until such time as the Disqualifying Event no longer exists.

“Agreement” has the meaning specified in the preamble hereto.

“Alternative Currency” means Pounds Sterling, Euros, Canadian Dollars and any Other Agreed Currency.

“Annual Compliance Certificate” has the meaning specified in Section 5.07(b).

“Anti-Corruption Laws” means all laws, treaties, rules and regulations of any jurisdiction applicable to the Company or any of the Subsidiaries or any of their Affiliates concerning or relating to bribery or corruption (including the United States Foreign Corrupt Practices Act of 1977, as amended).

“Applicable Lending Office” means, for any Lender with respect to its Loans of any particular Type, the office, branch or affiliate of such Lender specified as the booking office therefor in such Lender’s Administrative Questionnaire, or such other office, branch or affiliate of such Lender as such Lender may specify from time to time for such purpose by notice to the Company and the Administrative Agent.

“Applicable Margin” means (a) at any time prior to the date on which the financial statements and accompanying Compliance Certificate for the first full fiscal quarter of the CSW Parent ending after the Closing Date are delivered pursuant to Section 5.07(a) or (b), as applicable, (x) in the case of Term Benchmark Loans, 1.75% per annum and (y) in the case of Base Rate Loans, 0.75% per annum, and (b) thereafter, the percentage per annum set forth in the table below under the appropriate caption determined by reference to the Leverage Ratio on the last day of the most recent fiscal quarter of the CSW Parent (subject to the last paragraph of this definition):

Pricing Level	Leverage Ratio	Applicable Margin for Term Benchmark Loans	Applicable Margin for RFR Loans	Applicable Margin for Base Rate Loans
I	≥ 3.25 to 1.00	2.50%	2.50%	1.50%
II	< 3.25 to 1.00 and ≥ 2.75 to 1.00	2.25%	2.25%	1.25%
III	< 2.75 to 1.00 and ≥ 2.25 to 1.00	2.00%	2.00%	1.00%
IV	< 2.25 to 1.00 and ≥ 1.75 to 1.00	1.75%	1.75%	0.75%
V	< 1.75 to 1.00 and ≥ 1.25 to 1.00	1.50%	1.50%	0.50%
VI	< 1.25 to 1.00	1.25%	1.25%	0.25%

The Applicable Margin shall be re-determined quarterly on the third Business Day following the date of delivery to the Administrative Agent of the calculation of the Leverage Ratio based on the financial statements and the accompanying Compliance Certificate required to be delivered pursuant to Section 5.07(a) or (b), as applicable. If the Administrative Agent has not received such financial statements and the accompanying Compliance Certificate setting forth such calculation when due pursuant to Section 5.07(a) or (b), as applicable, the Applicable Margin shall be determined as if Pricing Level I shall have applied until the third Business Day after the date of delivery of such financial statements and the accompanying Compliance Certificate setting forth such calculation to the Administrative Agent. In the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.07(a) or (b), as applicable, is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (a “Margin Applicable Period”) than the Applicable Margin actually applied for such Margin Applicable Period, then (i) the Company shall promptly upon becoming aware of any such inaccuracy deliver to the Administrative Agent a corrected Compliance Certificate for such Margin Applicable Period and (ii) the Company shall promptly pay to the Administrative Agent the accrued additional amounts owing as a result of such increased Applicable Margin for such Margin Applicable Period.

“Applicable Percentage” means (a) at any time prior to the date on which the financial statements and accompanying Compliance Certificate for the first full fiscal quarter of the CSW Parent ending after the Closing Date are delivered pursuant to Section 5.07(a) or (b), as applicable, 0.25% per annum, and (b) thereafter, the percentage per annum set forth in the table below under the appropriate caption determined by reference to the Leverage Ratio on the last day of the most recent fiscal quarter of the CSW Parent (subject to the last paragraph of this definition):

Pricing Level	Leverage Ratio	Applicable Percentage
I	≥ 3.25 to 1.00	0.40%
II	< 3.25 to 1.00 and ≥ 2.75 to 1.00	0.35%
III	< 2.75 to 1.00 and ≥ 2.25 to 1.00	0.30%
IV	< 2.25 to 1.00 and ≥ 1.75 to 1.00	0.25%
V	< 1.75 to 1.00 and ≥ 1.25 to 1.00	0.20%
VI	< 1.25 to 1.00	0.15%

The Applicable Percentage shall be re-determined quarterly on the third Business Day following the date of delivery to the Administrative Agent of the calculation of the Leverage Ratio based on the financial statements and the accompanying Compliance Certificate required to be delivered pursuant to Section 5.07(a) or (b), as applicable. If the Administrative Agent has not received such financial statements and the accompanying Compliance Certificate setting forth such calculation when due pursuant to Section 5.07(a) or (b), as applicable, the Applicable Percentage shall be determined as if Pricing Level I shall have applied until the third Business Day after the date of delivery of such financial statements and the accompanying Compliance Certificate setting forth such calculation to Administrative Agent. In the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.07(a) or (b), as applicable, is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage for any period (a “Percentage Applicable Period”) than the Applicable Percentage actually applied for such Percentage Applicable Period, then (i) the Company shall promptly upon becoming aware of any such inaccuracy deliver to the Administrative Agent a corrected Compliance Certificate for such Percentage Applicable Period and (ii) the Company shall promptly pay to the Administrative Agent the accrued additional amounts owing as a result of such increased Applicable Percentage for such Percentage Applicable Period.

“Appropriate Lender” means, at any time, (a) with respect to any of the Revolving Credit Facility, any facility consisting of Extended Revolving Credit Commitments or any Specified Refinancing Debt, a Lender that has a Commitment with respect to such Facility or holds a Revolving Credit Loan, a Loan under Extended Revolving Credit Commitments or a Specified Refinancing Revolving Loan, respectively, at such time, (b) with respect to the Letter of Credit Facility, (i) the Issuing Banks and (ii) if any Letters of Credit have been issued hereunder, the Revolving Credit Lenders and (c) with respect to any of the Term Facility or any Specified Term Refinancing Debt, a Lender that has a Commitment with respect to such Facility or holds a Term Loan, a Loan under an Extended Term Tranche or a Specified Refinancing Term Loan, respectively, at such time.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means JPMorgan Chase Bank, N.A. and Truist Securities, Inc.

“Asset Sale” means any single sale, transfer or other disposition of property or series of related sales, transfers or other dispositions of property, in each case constituting Collateral, by the Company and/or its Subsidiaries pursuant to clauses (i) or (k) of Section 6.12.

“Asset Swap” means a concurrent purchase and sale or exchange of Related Business Assets (or assets which prior to their sale or exchange have ceased to be Related Business Assets of the Company or any of the Restricted Subsidiaries) between the Company or any of the Restricted Subsidiaries and another Person; provided that the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of the contract agreeing to such transaction) as determined in good faith by the Company.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form reasonably approved by the Administrative Agent.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.01(c)(ii).

“Availability Period” means the period from and including the Closing Date to but excluding the Revolving Credit Facility Maturity Date.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (g) of Section 2.09.

“Bail-In Action” has the meaning specified in Section 9.20.

“Bail-In Legislation” has the meaning specified in Section 9.20.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.09 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.09(c)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“Base Rate Loan” means a Loan that bears interest as provided in Section 2.08(a)(i). All Base Rate Loans shall be denominated in Dollars.

“Benchmark” means, initially, with respect to any Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (c) or clause (d) of Section 2.09.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in any Other Agreed Currency, “Benchmark Replacement” shall mean the alternative set forth in (3) below:

(1) in the case of any Loan denominated in Euros, the sum of (a) the Central Bank Rate and (b) the related Benchmark Replacement Adjustment,

(2)

(A) in the case of any Loan denominated in Dollars, the sum of (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment,

(B) [reserved],

(C) [reserved],

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion.

If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent (in consultation with the Company) decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent (in consultation with the Company) decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent (in consultation with the Company) determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent (in consultation with the Company) decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.09 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.09.

“Beneficial Ownership Certification” means a certificate regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1020.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” has the meaning specified in Section 9.23(b).

“Borrowing” means (a) Loans of the same Class, Type and Agreed Currency made, Converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Minimum” means $500,000 (or, in the case of a Borrowing denominated in any Foreign Currency, the Equivalent Amount thereof).

“Borrowing Multiple” means $100,000 (or, in the case of a Borrowing denominated in any Foreign Currency, the Equivalent Amount thereof).

“Business Day” means, any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, in addition to the foregoing, a Business Day shall include (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any such day that is only a RFR Business Day, (b) in relation to any calculation or determination of interest rate in respect of any Loan referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is a U.S. Government Securities Business Day, (c) in relation to any calculation or determination of interest rate in respect of any Loan denominated in Euros and in relation to the calculation or computation of Adjusted EURIBOR Rate or the EURIBOR Rate in respect thereof, any day which is a TARGET Day and (d) in relation to any other Loan denominated in an Alternative Currency, any day other than a day on which banks are authorized or required by law to be closed in the principal financial center for such Alternative Currency.

“Canadian Dollars”, “CAD” and “C$” means the lawful currency of Canada.

“Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures of the Company or any of the Restricted Subsidiaries that are (or should be in accordance with GAAP) set forth in a consolidated statement of cash flows of the Company and the Restricted Subsidiaries for such period prepared in accordance with GAAP, but excluding in each case any such expenditure made to restore, replace or rebuild property subject to any damage, loss, destruction or condemnation, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.

“Capital Lease” has the meaning specified in the definition of “Capital Lease Obligations”.

“Capital Lease Obligations” means all monetary obligations of any Person under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease (“Capital Lease”).

“Captive Insurance Subsidiary” means any Subsidiary of the Company that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Collateral” has the meaning specified in the definition of “Cash Collateralize”.

“Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of one or more of the Issuing Banks or Revolving Credit Lenders, as collateral for L/C Obligations or obligations of Revolving Credit Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances in an amount equal to 103% of the Stated Amount thereof or, if the Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Agent and the applicable Issuing Bank (such collateral and other credit support, including the proceeds thereof, “Cash Collateral”).

“Cash Equivalents” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating agency);

(c) investments in certificates of deposit, bankers’ acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) investments in money market and similar highly liquid funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated in the highest rating category obtainable from S&P or Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating agency) and (iii) have portfolio assets of at least $5,000,000,000;

(f) readily marketable direct obligations with average maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, by any political subdivision or taxing authority of any such state, commonwealth or territory having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(g) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating agency) with maturities of 12 months or less from the date of acquisition;

(h) investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AA- (or the equivalent thereof) or better by S&P or Aa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating agency); and

(i) investment funds investing at least 95% of their assets in securities of the types (including as to credit quality and maturity) described in clauses (a) through (h) above.

Solely in the case of investments by any Foreign Subsidiary that is a Restricted Subsidiary, Cash Equivalents shall also include investments of the type (including comparable quality), and maturity described in clauses (a) through (f) and clauses (h) through (i) above of foreign obligors (including investments that are denominated in currencies other than Dollars), which investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and are investments customarily utilized in such countries in which such Foreign Subsidiary operates for short term cash management purposes.

“Cash Management Bank” means each provider of Cash Management Services, the obligations under which constitute Secured Cash Management Obligations.

“Cash Management Services” means treasury management services (including depository arrangements, controlled disbursements, zero balance arrangements, cash sweeps, automated clearinghouse transactions, return items, overdrafts, temporary advances, interstate depository network services, electronic funds transfer, purchasing or debit card arrangements and other customary cash management arrangements) provided to any Loan Party.

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.

“CBR Spread” means the Applicable Margin, applicable to such Loan that is replaced by a CBR Loan.

“Central Bank Rate” means, the greater of (I)(A) for any Loan denominated in (a) Pounds Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time and (c) any other Alternative Currency determined after the Closing Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion; plus (B) the applicable Central Bank Rate Adjustment and (II) the Floor.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Pounds Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for Pounds Sterling Borrowings for the five most recent RFR Business Days preceding such day for which Adjusted Daily Simple RFR for Pounds Sterling Borrowings was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Pounds Sterling in effect on the last RFR Business Day in such period and (c) any other Alternative Currency determined after the Closing Date, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate, on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holdco” means a Subsidiary substantially all of whose assets consist of the Equity Interests and/or Indebtedness of one or more CFCs (directly or indirectly through entities that are disregarded for United States federal tax purposes).

“Change in Control” means any of:

(a) the acquisition of direct ownership, beneficially or of record, by any Person (other than the CSW Parent, the Company or any direct or indirect wholly owned Restricted Subsidiary) of any Equity Interest in the Company; or

(b) an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Voting Stock that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of the CSW Parent (or other securities convertible into or exchangeable for such Voting Stock) representing 35 % or more of the combined voting power of all Voting Stock of the CSW Parent (on a fully diluted basis).

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans, Revolving Credit Loans, Swingline Loans, Incremental Term Loans or Incremental Revolving Credit Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Term Commitment, Revolving Credit Commitment, a Letter of Credit Commitment, Incremental Term Commitment or an Incremental Revolving Credit Commitment.

“Closing Date” has the meaning specified in Section 3.01 (for the avoidance of doubt, the Closing Date occurred on November 4, 2025).

“Closing Date Acquisition” means the acquisition by a Subsidiary of the Company of all of the outstanding shares of Dusk Acquisition Corporation, a Delaware corporation, pursuant to the Closing Date Acquisition Agreement, and the payment of all fees, costs and expenses incurred or payable by the Company and/or such Subsidiary in connection with the foregoing.

“Closing Date Acquisition Agreement” means that certain Stock Purchase Agreement, dated as of October 1, 2025, by and between RectorSeal, LLC, a Delaware limited liability company, as Buyer (as defined therein) and Dusk Intermediate Holdings II, LLC, a Delaware limited liability company, as Seller (as defined therein) (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof).

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all the “Collateral” as defined in any Security and Guarantee Documents. Notwithstanding anything herein or in any other Loan Document to the contrary, “Collateral” shall not include (i) any property owned by the JV Entity or any Equity Interests issued by the JV Entity, (ii) any real property, or (iii) any Excluded Property.

“Collateral Agent” means “Collateral Agent” as defined in the Guarantee and Collateral Agreement.

“Commitment” means a Term Commitment, Revolving Credit Commitment, a Letter of Credit Commitment, Incremental Term Commitment or an Incremental Revolving Credit Commitment, as the context may require.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), any successor statute, and any rule, regulation or order promulgated thereunder, in each case as amended from time to time.

“Commodity Futures Trading Commission” means the U.S. Commodity Futures Trading Commission.

“Communications” has the meaning specified in Section 9.02(d)(ii).

“Company” has the meaning specified in the preamble hereto.

“Compliance Certificate” means a Quarterly Compliance Certificate or Annual Compliance Certificate, substantially in the form of Exhibit F hereto, as applicable.

“Computation Date” has the meaning specified in Section 1.09.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Group” means the CSW Parent and its Consolidated subsidiaries.

“Consolidated Net Income” means, for the CSW Parent for any period, the net income (or loss) of the CSW Parent, the Company and the Restricted Subsidiaries determined on a Consolidated basis in accordance with GAAP, but excluding, without duplication and solely to the extent included in determining the net income (or loss) of the CSW Parent, the Company and the Restricted Subsidiaries:

(a) extraordinary, unusual or non-recurring gains and extraordinary, unusual or non-recurring charges or losses (including extraordinary, unusual or non-recurring costs of, and payments of, actual or prospective legal settlements, fines, judgments or orders);

(b) any amounts attributable to Investments in any Unrestricted Subsidiary to the extent that such amounts have not been distributed in cash to the CSW Parent, the Company and the Restricted Subsidiaries during such applicable period;

(c) effects of adjustments in the consolidated financial statements of the CSW Parent pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue, deferred rent and debt line items thereof) resulting from the application of recapitalization accounting or acquisition accounting, as the case may be, in relation to the Transactions or any consummated recapitalization or acquisition transaction or the amortization or write-off of any amounts thereof;

(d) any net income or loss (less all fees and expenses or charges related thereto) attributable to the early extinguishment of Indebtedness (and the termination of any associated Hedge Agreements or other derivative instruments);

(e) write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness;

(f) accruals and reserves that are established or adjusted within 12 months after the date on which a Permitted Acquisition, Investment or Disposition shall have been consummated that are so required to be established or adjusted as a result of such transactions in accordance with GAAP or as a result of the adoption or modification of accounting policies;

(g) any gain or charge as a result of, or in connection with, any Disposition outside the Ordinary Course of Business;

(h) any unrealized or realized net foreign currency translation gains or losses and unrealized net foreign currency transaction gains or losses, in each case impacting net income;

(i) unrealized net losses, charges or expenses and unrealized net gains in the fair market value of any arrangements under Hedge Agreements;

(j) any pension or other post-retirement after-tax gain or after-tax expense; provided, that Consolidated Net Income shall be reduced by the amount of any cash payments made relating to pension and other post-retirement costs (except for any payments made in respect of the funding of pension plans in excess of the amount of required regulatory contributions (as reasonably determined by the Company)); and

(k) the income or loss of any Person accrued prior to the date on which such Person becomes a Restricted Subsidiary or is merged into or consolidated with the CSW Parent, the Company or any Restricted Subsidiary or the date that such other Person’s assets are acquired by the CSW Parent, the Company or any Restricted Subsidiary (except to the extent required for pro forma adjustments described in Section 1.07);

provided that none of the foregoing clauses (a) through (j) shall exclude any charges, accruals, reserves, expenses, costs or other items included in the calculation of EBITDA pursuant to clause (r) of the definition of EBITDA.

Notwithstanding anything to the contrary in this Agreement, when determining Consolidated Net Income for the CSW Parent, the JV Entity shall be deemed to constitute a Restricted Subsidiary solely for purposes of this definition to the extent that the Consolidated Net Income attributable to CSW Parent’s direct or indirect beneficial ownership of the Equity Interests issued by the JV Entity does not exceed $5,000,000 for the most recently ended Test Period, it being understood and agreed that in the event that the Consolidated Net Income attributable to such beneficial ownership of the Equity Interests issued by the JV Entity exceeds $5,000,000 in such Test Period, such Consolidated Net Income attributable to such beneficial ownership of the Equity Interests issued by the JV Entity shall be excluded when determining the Consolidated Net Income for the CSW Parent until such time as all or any portion of such amount shall have been received by the CSW Parent, the Company or any Restricted Subsidiary in the form of dividends or other distributions at which time the amount of such dividend or other distribution shall be included when determining the Consolidated Net Income for the CSW Parent; provided, however, that in no event shall the Consolidated Net Income attributable to CSW Parent’s beneficial ownership of the Equity Interests issued by the JV Entity be included in determining the Consolidated Net Income for the CSW Parent upon receipt by the CSW Parent, the Company or any Restricted Subsidiary of any such dividend or other distribution if any portion of such amount had previously been included in determining Consolidated Net Income for the CSW Parent in accordance with this paragraph.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of the other Type pursuant to Section 2.09 or 2.10.

“Covered Entity” has the meaning specified in Section 9.23(b).

“Covered Party” has the meaning specified in Section 9.23(a).

“CSW Parent” has the meaning specified in the preamble.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in Pounds Sterling, SONIA for the day that is 5 RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) Business Days prior to (i) if such SOFR Rate Day is a Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a Business Day, the Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Company.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Interest” has the meaning specified in Section 2.08(b).

“Default Right” has the meaning specified in Section 9.23(b).

“Defaulting Lender” means at any time, subject to the last paragraph of Section 2.21, (i) any Lender that has failed for two or more Business Days to (x) fund any portion of its Loans, (y) fund any portion of its participations in Letters of Credit or Swingline Loans or (z) pay over to the Administrative Agent, Issuing Bank, Swingline Lender or any other Lender any other amount required to be paid by it hereunder (each, a “funding obligation”) unless, in the case of clause (x) above, such Lender has notified the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (or waived in accordance with Section 9.01) (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) any Lender that has notified the Administrative Agent, any Issuing Bank, the Swingline Lender or the Company in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (and has not been waived in accordance with Section 9.01) (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iii) any Lender that has defaulted on its funding obligations under other loan agreements or credit agreements generally under which it has commitments to extend credit or that has notified, or whose Parent Company has notified, the Administrative Agent, any Issuing Bank, the Swingline Lender or the Company in writing, or has stated publicly, that it does not intend to comply with its funding obligations under loan agreements or credit agreements generally, (iv) any Lender that has, for three or more Business

Days after written request of the Administrative Agent, any Issuing Bank, the Swingline Lender or the Company, failed to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent’s and the Company’s receipt of such written confirmation), (v) any Lender that has, or has a Parent Company that has, become the subject of a Bail-In Action, or (vi) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company; provided that a Lender Insolvency Event shall not be deemed to occur with respect to a Lender or its Parent Company solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Parent Company by a Governmental Authority or instrumentality thereof where such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (i) through (vi) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to the last paragraph of Section 2.21) upon notification of such determination by the Administrative Agent to the Company and the Lenders.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Company in good faith) of non-cash consideration received by the CSW Parent, the Company or any Restricted Subsidiary in connection with a Disposition made pursuant to Section 6.12(i) that is designated as “Designated Non-Cash Consideration” hereunder pursuant to a certificate of a Financial Officer of the Company, setting forth the basis of such valuation (which amount will be deemed to be no longer outstanding as Designated Non-Cash Consideration for purposes of Section 6.12(i) in an amount equal to the fair market value of the portion of such non-cash consideration converted by the CSW Parent, the Company or any Restricted Subsidiary to cash or Cash Equivalents within 90 days following the consummation of the applicable Disposition).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction, any issuance of Equity Interests by a Subsidiary of such Person, any of the foregoing to a Divided LLC or a Divided LP pursuant to an LLC Division or an LP Division, respectively, and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith).

“Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other accrued and payable Obligations), (b) is redeemable at the option of the holder thereof (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other accrued and payable Obligations), in whole or in part, (c) provides for scheduled cash payments of dividends or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in the case of clauses (a) through (d), prior to the date that is 91 days after the Latest Maturity Date. Notwithstanding the preceding sentence, (A) if such Equity Interest is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the Ordinary Course of Business of the Company or any Restricted Subsidiary, such Equity Interest shall not constitute Disqualified

Equity Interests solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Equity Interest held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or immediate family members) of the Company (or any Subsidiary) shall be considered a Disqualified Equity Interest because such Equity Interest is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institutions” means those Persons that are (a) competitors of the CSW Parent, the Company or its Subsidiaries, identified in writing by the Company to the Administrative Agent and the Lenders from time to time (by posting such notice to the Platform) not less than three Business Days prior to the date of determination (it being understood that, notwithstanding anything herein to the contrary, in no event shall a supplement apply retroactively to disqualify any Person that has previously acquired an assignment or participation interest hereunder that is otherwise an Eligible Assignee, but upon the effectiveness of such designation, any such Person may not acquire any additional Commitments, Loans or participations), (b) such other Persons identified in writing by the Company to the Administrative Agent prior to the Closing Date, and (c) Affiliates of the Persons identified pursuant to clause (a) or (b) that are either clearly identifiable by name or identified in writing by the Company to the Administrative Agent; provided that “Disqualified Institutions” shall not include any Person that the Company has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent and the Lenders from time to time.

“Disqualifying Event” has the meaning specified in the definition of “Agreed Currencies”.

“Divided LLC” means any LLC which has been formed upon the consummation of an LLC Division.

“Divided LP” means any limited partnership which has been formed upon the consummation of an LP Division.

“Documentation Agent” means Citibank, N.A. and PNC Bank, National Association.

“Dollar Amount” of any currency at any date means (a) if such currency is Dollars, the amount of such currency, or (b) if such currency is a Foreign Currency, the equivalent in Dollars of such currency, calculated on the basis of the Exchange Rate for such currency on or as of the most recent Computation Date provided for in Section 1.09.

“Dollars” or “$” means the lawful currency of the United States of America.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in dollars determined by using the rate of exchange for the purchase of dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EBITDA” means, for any period, an amount equal to the Consolidated Net Income of the CSW Parent, the Company and the Restricted Subsidiaries for such period plus, without duplication and, (except in the case of clauses (p), (q) and (s) below) to the extent the relevant item or amount is incorporated in the calculation of Consolidated Net Income for such period:

(a) Interest Expense of the CSW Parent, the Company and the Restricted Subsidiaries for such period; plus

(b) the aggregate amount of Consolidated income and franchise taxes on or measured by income of the CSW Parent, the Company and the Restricted Subsidiaries for that period whether or not payable during such period; plus

(c) Consolidated depreciation, amortization and all other noncash charges, expenses or losses, including non-cash compensation and impairment charges of the CSW Parent, the Company and the Restricted Subsidiaries, for such period; minus

(d) any noncash income or gains (other than the accrual of revenue in the Ordinary Course of Business); minus

(e) any gains attributable to the sale of assets by the CSW Parent, the Company and the Restricted Subsidiaries outside the Ordinary Course of Business; plus

(f) [reserved]; plus

(g) [reserved]; plus

(h) fees, costs, commissions and expenses incurred or paid during such period related to the Transactions, including any reorganization expenses; plus

(i) ESOP contributions; plus

(j) LIFO adjustments; plus

(k) fees (including transaction fees, upfront fees and original issue discount), costs, commissions and expenses incurred or paid related to any proposed or actual issuance of Equity Interests, any proposed or actual incurrence of Indebtedness (including any refinancing transaction or amendment, waiver or modification of any Indebtedness), Permitted Acquisition, spin-off, Investment or Disposition (in each case, whether or not consummated); plus

(l) [reserved];

(m) [reserved];

(n) cash expenses or losses in respect of discontinued operations of the CSW Parent, the Company or any of its Restricted Subsidiaries; provided that the aggregate amount of adjustments from this clause (n) for such period shall not exceed an amount equal to 10% of EBITDA for such period (and such determination shall be made prior to the making of, and without giving effect to, any adjustments pursuant to this clause (n)); plus

(o) to the extent deducted in the calculation of Consolidated Net Income, (x) any earn-out obligation expense incurred in connection with any Permitted Acquisition or other permitted Investment made in compliance with Section 6.08, (y) non-cash purchase accounting adjustments in accordance with GAAP and (z) cash purchase accounting adjustments for such period which have been approved in writing by the Administrative Agent; plus

(p) the amount of any fee, cost, expense or reserve to the extent actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that such Person in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such reimbursement amounts shall be deducted in calculating EBITDA for such fiscal quarters); plus

(q) to the extent not otherwise included in the determination of Consolidated Net Income for such period, the amount of any proceeds of any business interruption insurance policy representing the earnings for such period that such proceeds are intended to replace (whether or not then received) so long as such Person in good faith expects to receive such proceeds within the next four fiscal quarters (it being understood that to the extent not actually received within such period such reimbursement amounts so added back but not so received shall be deducted in calculating EBITDA for the fiscal quarter immediately following such four fiscal quarter period); plus

(r) cash restructuring charges and related charges, accruals or reserves, integration charges and integration costs or other business optimization expense and related charges or expenses, including costs related to the opening, closure and/or consolidation of offices and facilities, retention charges, contract termination costs, recruiting and signing bonuses and expenses, systems establishment costs, conversion costs and consulting fees relating to the foregoing; provided that the aggregate amount of adjustments from this clause (r) for such period shall not exceed an amount equal to 10% of EBITDA for such period (and such determination shall be made prior to the making of, and without giving effect to, any adjustments pursuant to this clause (r)); plus

(s) the amount of (i) pro forma “run rate” cost savings, operating expense reductions and synergies (net of actual amounts realized) related to the Transactions that are reasonably identifiable, factually supportable and projected by the CSW Parent in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the CSW Parent) within 24 months after the Closing Date and (ii) pro forma “run rate” cost savings, operating expense reductions and synergies (net of actual amounts realized) related to Permitted Acquisitions and other Investments, Dispositions and other Specified Transactions (including, for the avoidance of doubt, acquisitions occurring prior to the Closing Date), cost savings initiatives and other similar initiatives that are reasonably identifiable, factually supportable and projected by the CSW Parent in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of such Person) within 24 months after such acquisition or other Investment, Disposition or other Specified Transaction, restructuring, cost savings initiative or other initiative; provided that the aggregate amount of adjustments from this clause (s) for such period shall not exceed an amount equal to 20% of EBITDA for such period (and such determination shall be made prior to the making of, and without giving effect to, any adjustments pursuant to this clause (s)); minus

(t) any items of income or loss in respect of equity in the income or loss of unconsolidated affiliates or minority interests in the income or loss of Consolidated Subsidiaries that are Restricted Subsidiaries, in each case as determined in accordance with GAAP, it being understood and agreed that any items of loss or expense would be added to and any items of gain or income would be deducted from Consolidated Net Income for the purpose of determining EBITDA.

When determining EBITDA for the CSW Parent, the Company and its Restricted Subsidiaries, any EBITDA attributable to Restricted Subsidiaries that are not Loan Parties shall be excluded to the extent it exceeds 20% of the aggregate amount of EBITDA for the CSW Parent, the Company and the Restricted Subsidiaries. Notwithstanding anything to the contrary in this Agreement, the JV Entity shall be deemed to constitute a Restricted Subsidiary solely for purposes of this definition to the extent provided in the definition of “Consolidated Net Income”.

“EEA Financial Institution” has the meaning specified in Section 9.20.

“EEA Member Country” has the meaning specified in Section 9.20.

“EEA Resolution Authority” has the meaning specified in Section 9.20.

“Electronic Signatures” has the meaning specified in Section 9.10.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.07(b)(v) (subject to such consents, if any, as may be required under Section 9.07(b)(iii)). For the avoidance of doubt, any Disqualified Institution is subject to Section 9.07(f).

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree, or binding and enforceable judicial or agency interpretation thereof or binding and enforceable agreement with any Governmental Authority, governing pollution or protection of the environment or the use, handling, transportation, treatment, storage, disposal, release, migration or discharge of, or human exposure to, any hazardous or toxic material, substance or waste.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right (other than Indebtedness that is convertible into, or exchangeable for, any such equity interests) entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date means the equivalent in such currency of such amount of Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.

“ERISA Event” means: (a) the occurrence of a “reportable event”, within the meaning of Section 4043(c) of ERISA or the regulations issued thereunder with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived; (b) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA), which results in the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to such termination of such Plan; (d) any failure by any Plan to meet the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each instance, whether or not waived; (e) the cessation of operations at a facility of the Company or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (f) the withdrawal (as described in Section 4063 of ERISA) by the Company or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, or the complete withdrawal or partial withdrawal (within the meaning of Subtitle E of Title IV of ERISA) by the Company or any of its ERISA Affiliates from a Multiemployer Plan; (g) the receipt by the Company or any of its ERISA Affiliates of any notice concerning a determination that a Multiemployer Plan is, or is reasonably expected to be, insolvent within the meaning of Title IV of ERISA or in endangered or critical status within the meaning of Section 305 of ERISA or Section 432 of the Code; (h) the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (i) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 303 of ERISA); (j) the occurrence of a non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to a Plan with respect to which the Company or any of its ERISA Affiliates is a “disqualified person” (within the meaning of Section 4975 of the Code) or a “party in interest” (within the meaning of Section 406 of ERISA) which results in liability to the Company or any of the Subsidiaries; or (k) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Escrow Debt” means Indebtedness incurred in connection with any transaction permitted hereunder for so long as proceeds thereof have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction.

“ESOP” means the CSW Industrials, Inc. Employee Stock Ownership Plan (as revised and restated effective October 15, 2015) and the trust established thereunder, as each may be amended from time to time, including any successor thereto that, in each case, is intended to qualify as an “employee stock ownership plan” under Section 4975(e)(7) of the Code.

“EU Bail-In Legislation Schedule” has the meaning specified in Section 9.20.

“Euro” or “€” means the single currency of the participating member states of the European Union.

“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Company.

“Events of Default” has the meaning specified in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical average of the spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of Dollars with such Foreign Currency, for delivery two (2) Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Property” means “Excluded Property” as defined in the Guarantee and Collateral Agreement.

“Excluded Subsidiary” means (1) any Unrestricted Subsidiary or (2) any Restricted Subsidiary that is (a) a Foreign Subsidiary, (b) a Domestic Restricted Subsidiary that is (i) a direct or indirect subsidiary of a CFC or (ii) a CFC Holdco, (c) not wholly owned directly by the Company and/or one or more of its wholly owned Restricted Subsidiaries, (d) prohibited from guaranteeing the Facilities by any contractual obligation existing on the Closing Date (and such Restricted Subsidiary shall be listed on Schedule 1.01(b) hereto) or, if acquired after the Closing Date, any contractual obligation existing on the date such Restricted Subsidiary is acquired (so long as such prohibition is not created in contemplation of the Closing Date or such acquisition), (e) prohibited by applicable law, rule or regulation from guaranteeing the Facilities, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless, such consent, approval, license or authorization has been received, (f) an Immaterial Subsidiary, (g) any special purpose securitization vehicle (or similar entity) formed after the Closing Date, (h) any Captive Insurance Subsidiary, (i) any not-for-profit Subsidiary, (j) any Subsidiary with respect to which a guarantee of the Obligations would result in material adverse Tax consequences as reasonably determined by the Company in consultation with the Administrative Agent and (k) any other Subsidiary with respect to which the Administrative Agent and the Company reasonably agree that the cost, burden, difficulty or consequence of providing a guarantee of the Obligations would outweigh the benefits to be obtained by the Lenders therefrom.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation (a) if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of, or grant of such security interest by, such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) upon the designation as such in any agreement with respect to such Swap Obligations between the relevant Guarantor and counterparty applicable to such Swap Obligations; provided that if a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (x) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 2.19(b)) or (y) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.15(g) and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of May 2, 2025, among, inter alios, the Company, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (as amended, amended and restated, supplemented or otherwise modified prior to the Closing Date).

“Existing Roll-Over Letters of Credit” shall mean those letters of credit or bank guarantees issued and outstanding as of the Closing Date and set forth on Schedule 1.01(d), which shall each be deemed to constitute a Letter of Credit issued hereunder on the Closing Date.

“Existing Revolver Tranche” has the meaning specified in Section 2.23(b).

“Existing Term Tranche” has the meaning specified in Section 2.23(a).

“Extended Revolving Credit Commitments” has the meaning specified in Section 2.23(b).

“Extended Term Loans” has the meaning specified in Section 2.23(a).

“Extending Revolving Credit Lender” has the meaning specified in Section 2.23(c).

“Extending Term Lender” has the meaning specified in Section 2.23(c).

“Extension Amendment” has the meaning specified in Section 2.23(d).

“Extension Election” has the meaning specified in Section 2.23(c).

“Facility” means the Term Facility, Revolving Credit Facility, the Letter of Credit Facility, any facility consisting of Specified Refinancing Term Loans, any facility consisting of Specified Refinancing Revolving Loans, any facility consisting of Extended Term Loans or any facility consisting of Extended Revolving Credit Commitments, as the context may require.

“FATCA” means (i) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), (ii) any current or future regulations or official interpretations thereof, (iii) any agreements entered into pursuant to Section 1471(b)(1) of the Code and (iv) any intergovernmental agreements with respect thereto and official interpretations and guidance thereof.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Financial Covenants” means the covenants contained in Section 6.15 of this Agreement.

“Financial Officer” of any Person means the chief financial officer, principal accounting officer, treasurer or controller of such Person (or any other officer acting in substantially the same capacity as any of the foregoing).

“Fixed Amounts” has the meaning specified in Section 1.07(f).

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, each Adjusted Term CORRA Rate, each Adjusted Daily Simple RFR or the Central Bank Rate, as applicable. For the avoidance of doubt the initial Floor for each of Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, each Adjusted Term CORRA Rate, each Adjusted Daily Simple RFR or the Central Bank Rate shall be 0%.

“Foreign Currencies” means Agreed Currencies other than Dollars.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Fronting Exposure” means, with respect to any Issuing Bank at any time there is a Revolving Credit Lender that is a Defaulting Lender, such Defaulting Lender’s Ratable Share of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Bank, other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means, for the CSW Parent, the Company and the Restricted Subsidiaries on a Consolidated basis in accordance with GAAP and as of any date, an amount equal to all Indebtedness of the CSW Parent, the Company and the Restricted Subsidiaries for borrowed money, all unreimbursed obligations in respect of drawn letters of credit that have not been reimbursed within two (2) Business Days after the date of such drawing, all Capital Lease Obligations and other purchase money Indebtedness and (without duplication) all payment guarantees of any of the foregoing obligations, in each case as of such date.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantee and Collateral Agreement” means the Second Amended and Restated Guarantee and Collateral Agreement, dated as of May 2, 2025, among the Company, the other Guarantors and the Collateral Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Guarantors” means the Company, the CSW Parent and each of the Subsidiary Guarantors. For the avoidance of doubt, the JV Entity shall not be a Guarantor so long as 100% of the Equity Interests issued by such entity are not owned by a Loan Party.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or wastes, radioactive materials, asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances, and radon gas and (b) any other chemicals, materials, substances or wastes regulated as hazardous or toxic or as a pollutant or contaminant or words of similar import under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“Hedge Bank” means each counterparty to any Hedge Agreement with a Loan Party, the obligations under which constitute Secured Hedging Obligations.

“IFRS” means international financial reporting standards and interpretations issued by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary” means, at any date, unless otherwise designated by the Company in a written notice to the Administrative Agent, any Restricted Subsidiary designated by the Company in a written notice to the Administrative Agent that, together with such Restricted Subsidiary’s Consolidated subsidiaries, (a) does not, as of the end of the most recently ended Test Period, have assets with a fair market value in excess of 2.5% of Total Assets and (b) did not, for the most recently ended Test Period, have revenues exceeding 2.5% of the total revenues of the CSW Parent, the Company and the Restricted Subsidiaries on a Consolidated basis; provided that the aggregate assets or revenues of all Immaterial Subsidiaries, determined in accordance with GAAP, as of the end of or for any Test Period, may not exceed 5.0% of Total Assets or Consolidated revenues, respectively, of the CSW Parent, the Company and the Restricted Subsidiaries on a Consolidated basis (and the Company shall designate in writing to the Administrative Agent from time to time as necessary the Restricted Subsidiaries that will cease to be “Immaterial Subsidiaries” in order to comply with the foregoing limitation). The Immaterial Subsidiaries as of the Closing Date are listed on Schedule 1.01(c).

“Incremental Assumption Agreement” means an Incremental Assumption Agreement among, and in form and substance reasonably satisfactory to, the Company, the Administrative Agent and one or more Incremental Revolving Credit Lenders and/or Incremental Term Lenders.

“Incremental Facility Amount” means, at any time, the excess, if any, of: (a) the greater of (i) $325,000,000 and (ii) 100% of LTM EBITDA, over (b) the aggregate amount of all Incremental Revolving Credit Commitments established, and Incremental Term Commitments established (and not terminated, lapsed, or unfunded) prior to such time pursuant to Section 2.24.

“Incremental Revolving Credit Commitment” means the commitment of any Lender, established pursuant to Section 2.24, to make Revolving Credit Loans.

“Incremental Revolving Credit Lender” means a Revolving Credit Lender with an Incremental Revolving Credit Commitment.

“Incremental Revolving Credit Loans” means Revolving Credit Loans made by one or more Lenders pursuant to an Incremental Revolving Credit Commitment.

“Incremental Term Commitment” means the commitment of any Lender, established pursuant to Section 2.24, to make Incremental Term Loans.

“Incremental Term Lender” means a Term Lender with an Incremental Term Commitment and/or any Incremental Term Loans.

“Incremental Term Loans” means Term Loans made by one or more Lenders pursuant to an Incremental Term Commitment.

“Indebtedness” of any specified Person means, without duplication, (a) all indebtedness in respect of borrowed money, (b) all obligations of such Person evidenced by bonds, notes, debentures or similar instruments, (c) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement agreements with respect thereto), (d) the Indebtedness of any other Persons to the extent guaranteed by such Person, (e) all obligations of such Person to pay the deferred and unpaid purchase price of any property (including Capital Lease Obligations), but excluding trade accounts payable or accrued liabilities arising in the Ordinary Course of Business, (f) all obligations under any accounts receivable financings, (g) all obligations of such Person in respect of mandatory redemption or mandatory dividend rights on Disqualified Equity Interests but excluding dividends payable solely in Qualified Equity Interests, and (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. For the avoidance of doubt, any obligation in respect of or relating to any employee benefit plan (including any Plan or the ESOP) is not considered to be Indebtedness for purposes of this Agreement.

Notwithstanding the foregoing, solely for purposes of determining compliance with Section 6.15, Indebtedness shall not include Escrow Debt until such time as the proceeds of such Escrow Debt have been released from the applicable escrow account. For purposes of clarity and avoidance of doubt, any joint and several Tax liabilities arising by operation of consolidated, combined or unitary return, fiscal unity or similar provisions of applicable law shall not constitute Indebtedness for purposes hereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any of the Loan Parties under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 9.04(b).

“Information” has the meaning specified in Section 9.08.

“Initial GAAP” has the meaning specified in Section 1.03.

“Interest Coverage Ratio” means, for any period, the ratio of (a) EBITDA for such period to (b) the aggregate amount of cash interest expense, including cash payments in the nature of interest under Capital Lease Obligations for the CSW Parent, the Company and the Subsidiaries, calculated on a consolidated basis under this clause (b) without duplication for such period.

“Interest Election Request” has the meaning specified in Section 2.10(b).

“Interest Expense” means, for the Company for any period, the sum, without duplication, of total Consolidated interest expense (including that portion attributable to Capital Leases in conformity with GAAP) of the Company and the Restricted Subsidiaries.

“Interest Period” means, (i) for each Term Benchmark Loan comprising part of the same Borrowing, the period commencing on the date of such Term Benchmark Loan or the date of the Conversion of any Base Rate Loan into such Term Benchmark Loan and ending on the last day of the period selected by the Company pursuant to the provisions below and Section 2.10 and, thereafter, each subsequent period commencing on the day immediately succeeding the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Company pursuant to the provisions below and Section 2.10 and (ii) for each RFR Loan comprising part of the same Borrowing, the one-month period commencing on the date of such RFR Loan or the date of the Conversion of any Base Rate Loan into such RFR Loan and ending on the date that is on the numerically corresponding day in the calendar month that is one month after the commencement of such Interest Period, and, thereafter, each subsequent one-month period commencing on the day immediately succeeding the last day of the immediately preceding Interest Period and ending on the date that is on the numerically corresponding day in the calendar month that is one month after the commencement of such Interest Period. The duration of such Interest Period with respect to any RFR Loan shall be one month. The duration of such Interest Period with respect to any Adjusted Term CORRA Rate Loan shall be one or three months. Subject to the foregoing sentence, the duration of each such Interest Period with respect to any Term Benchmark Loan (for the avoidance of doubt, except for any Adjusted Term CORRA Rate Loan) shall be one, three or six months, or subject to clause (c) of this definition, twelve months, as the Company may, upon notice received by the Administrative Agent not later than 11:00 A.M. (Local Time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Company may not (x) select any Interest Period that ends after the Revolving Credit Facility Maturity Date for any Revolving Credit Loan and (y) select any Interest Period that ends after the latest then-effective Term Facility Maturity Date for any Term Loan;

(b) Interest Periods commencing on the same date for Term Benchmark Loans or RFR Loans comprising part of the same Borrowing shall be of the same duration;

(c) in the case of any Borrowing comprised of Term Benchmark Loans, the Company shall not be entitled to select an Interest Period having a duration of twelve months unless, by 2:00 P.M. (Local Time) on the third Business Day prior to the first day of such Interest Period, each Appropriate Lender notifies the Administrative Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Appropriate Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Appropriate Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, three or six months, as specified by the Company in the applicable Notice of Borrowing as the desired alternative to an Interest Period of twelve months;

(d) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day for any Term Benchmark Loan or a RFR Business Day for any RFR Loan, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day or RFR Business Day, as applicable; provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day or RFR Business Day, as applicable; and

(e) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day for any Term Benchmark Loan and the last RFR Business Day for any RFR Loan, as applicable, of such succeeding calendar month.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (d) of the definition of Indebtedness in respect of such Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or all or substantially all of the property and assets of a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such Person with respect thereto.

“IP Rights” means trademarks, service marks, tradenames, domain names, copyrights, patents, technology, software, know-how, database rights, design rights and other intellectual property rights, including registrations and applications for registration thereof, all rights of priority thereto, and all rights to sue for any infringement, misappropriation or violation thereof, and rights to collect all income, royalties, damages and payments due or payable therefrom.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuance” with respect to any Letter of Credit means the issuance, amendment, renewal or extension of such Letter of Credit. “Issue” has a corresponding meaning.

“Issuing Bank” means (i) each of the banks and other institutions listed on Schedule I hereto that are indicated thereon as providing a Letter of Credit Commitment or any Eligible Assignee to which all or a portion of the Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07, in each case for so long as any such Person shall have both (x) a Revolving Credit Commitment and (y) a Letter of Credit Commitment and (ii) for purposes of the Existing Roll-Over Letters of Credit, each Issuing Bank set forth on Schedule 1.01(d).

“JPMorgan” has the meaning specified in the preamble hereto.

“Junior Financing” has the meaning specified in Section 6.10(a).

“JV Entity” means Shell & Whitmore Reliability Solutions, LLC, a Delaware limited liability company.

“L/C Cash Deposit Account” means an interest bearing cash deposit account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon terms as may be satisfactory to the Agent.

“L/C Disbursement” means a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” means, at any time the sum of (a) the aggregate Stated Amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Company at such time.

“L/C Obligations” means, as of any date, the aggregate Stated Amount of outstanding Letters of Credit and Revolving Credit Loans made by an Issuing Bank in accordance with Section 2.03 that have not been funded by the Revolving Credit Lenders. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Related Documents” has the meaning specified in Section 2.07(b)(i).

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Term Loan, Revolving Credit Loan, Incremental Term Loan, Incremental Revolving Credit Loan, Specified Refinancing Term Loan, Specified Refinancing Revolving Loan, Extended Term Loan, Extended Revolving Credit Commitment or Commitment hereunder at such time.

“Lender Insolvency Event” means that (a) a Lender or its Parent Company is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its Parent Company has become the subject of a proceeding under any Debtor Relief Law, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lenders” means each lender that has a Commitment hereunder with respect to any Facility, each lender that holds a Loan, each Issuing Bank, each Lender that becomes a party hereto pursuant to Section 2.24 and each Person that shall become a party hereto pursuant to Section 9.07. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” has the meaning specified in Section 2.01(c).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a)(i).

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Company and the Restricted Subsidiaries in (a) the Dollar amount set forth opposite the Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or (b) if such Issuing Bank has entered into one or more Assignment and Assumptions, the Dollar amount set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(c) as such Issuing Bank’s “Letter of Credit Commitment”, in each case as such amount may be reduced prior to such time pursuant to Section 2.06.

“Letter of Credit Facility” means, at any time, an amount equal to the least of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time, (b) $30,000,000 and (c) the aggregate amount of the Revolving Credit Commitments, as such amount may be reduced at or prior to such time pursuant to Section 2.06. The Letter of Credit Facility is a sub-facility of the Revolving Credit Facility and not in addition to the Revolving Credit Facility.

“Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) an amount equal to (i) the Funded Debt on such date less (ii) the aggregate amount of Unrestricted Cash on such date to (b) EBITDA for the most recently ended Test Period.

“Lien” means (a) with respect to any asset, (i) any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, deposit arrangement, encumbrance, license, charge preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever in or on such asset (including any conditional sale or other title retention agreement, Capital Lease, any easement, right of way or other encumbrance on title to real property) and (ii) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same effect as any of the foregoing) relating to such asset (it being agreed, for purposes of clarity, that in no event shall an operating lease be deemed to constitute a Lien) and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Acquisition” means any Permitted Acquisition or permitted Investment in any assets, business or Person, in each case the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“LLC” shall mean any limited liability company organized or formed under the laws of any state of the United States or the District of Columbia.

“LLC Division” shall mean the statutory division of any LLC into two or more LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any comparable provision of the limited liability company law of any other state of the United States.

“Loan” means a Term Loan, a Revolving Credit Loan, a Swingline Loan, an advance of revolving credit under Extended Revolving Credit Commitments, a Specified Refinancing Revolving Loan, a Specified Refinancing Term Loan, an Incremental Term Loan and/or an Incremental Revolving Credit Loan, as the context may require.

“Loan Document Obligations” means (a) the due and punctual payment by the Loan Parties of (i) the principal of, and interest (including any interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding) on, each of the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Company under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide Cash Collateral, and (iii) all other monetary obligations of any Loan Party to the Agent, any of the Lenders, any Issuing Bank or any other Secured Parties (other than for avoidance of doubt, each Cash Management Bank and each Hedge Bank, in each case in its capacity as such) pursuant to any Loan Document, including fees, costs, expenses and indemnities, whether primary, secondary, direct, indirect, absolute, contingent, fixed, due or to become due, now existing or hereafter arising or otherwise (including monetary obligations incurred after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding), and (b) the due and punctual performance of all other obligations of the Company or any other Loan Party under or pursuant to this Agreement and each of the other Loan Documents.

“Loan Documents” means this Agreement, each Note, if any, each L/C Related Document, any Incremental Assumption Agreement, any Extension Amendment, each of the Security and Guarantee Documents and any other agreement, instrument or document agreed in writing by the Administrative Agent and the Company to be a Loan Document.

“Loan Parties” means the Company and each of the other Guarantors. For the avoidance of doubt, in no event shall the JV Entity constitute a “Loan Party” for any purpose of this Agreement and/or any of the other Loan Documents, for so long as 100% of the Equity Interests issued by such entity are not owned by a Loan Party.

“Local Time” means (a) in the case of a Loan, Borrowing or L/C Disbursement denominated in Dollars, New York City time, and (b) in the case of a Loan, Borrowing or L/C Disbursement denominated in a Foreign Currency, local time for such currency as specified to the Company in writing from time to time by the Administrative Agent.

“LP Division” shall mean the statutory division of any limited partnership into two or more limited partnerships pursuant to Section 17-220 of the Delaware Revised Uniform Limited Partnership Act or any comparable provision of the limited liability company law of any other state of the United States.

“LTM EBITDA” means, as of any date of determination, EBITDA for the four fiscal quarter period most recently ended prior to such determination date for which financial statements have been delivered pursuant to Section 5.07(a) or (b), determined after giving effect to the pro forma adjustments described in Section 1.07.

“Margin Applicable Period” has the meaning specified in the definition of “Applicable Margin”.

“Market Intercreditor Agreement” means an intercreditor agreement the terms of which are consistent with market terms governing security arrangements for the sharing and/or subordination of liens or arrangements relating to the distribution of proceeds of collateral, as applicable, at the time the intercreditor agreement is proposed to be established in light of the types of Indebtedness subject thereto.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations and financial condition of the Company and the Restricted Subsidiaries, taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any Note or any of the other Loan Documents or (c) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under this Agreement or any Note or any of the other Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans) in an aggregate principal amount equal to or greater than the greater of $32,500,000 and 10% of LTM EBITDA.

“Maximum Rate” has the meaning specified in Section 9.17.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of all Issuing Banks with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Agent and the Issuing Banks in their reasonable discretion.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Multicurrency Sublimit” means $125,000,000.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and at least one Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” of any Person, means (a) with respect to any Asset Sale or Recovery Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Asset Sale or Recovery Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) minus (ii) the sum of (A) the principal amount of any Indebtedness (other than Indebtedness under the Loan Documents) that is secured by any such asset and that is required to be repaid in connection with such Asset Sale or Recovery Event, (B) in the case of Net Cash Proceeds received by a Foreign Subsidiary, the principal amount of any Indebtedness of Foreign Subsidiaries permanently prepaid or repaid with such proceeds, (C) the reasonable and customary out-of-pocket costs, fees (including investment banking fees, attorneys’ fees and accountants’ fees), commissions, premiums and expenses incurred by the Company or its Subsidiaries, (D) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to this clause (a)(ii) (x) related to any of the applicable assets and (y) retained by the Company or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be cash proceeds of such Asset Sale occurring on the date of such reduction), (E) payments made on a ratable basis (or less than ratable basis) to holders of non-controlling interests in non-wholly owned Subsidiaries as a result of such Asset Sale, and (F) federal, state, provincial, foreign and local taxes reasonably estimated (on a Consolidated basis) to be actually payable within the current or the immediately succeeding tax year as a result of any gain recognized in connection therewith; provided, however, that to the extent that the distribution to any Loan Party of any Net Cash Proceeds from any Asset Sale or Recovery Event in respect of any asset of a Foreign Subsidiary would (x) result in material adverse tax consequences, (y) result in a material breach of any agreement governing Debt of such Foreign Subsidiary permitted to exist or to be incurred by such Foreign Subsidiary under the terms of this Agreement and/or (z) be limited or prohibited under applicable local law, the application of such Net Cash Proceeds to the prepayment of the Facilities shall be deferred on terms to be agreed between the Company and the Administrative Agent (provided that in each case the relevant Loan Party and/or Subsidiaries of such Loan Party shall take all commercially reasonable steps (except to the extent that any such step results in a non-de minimis cost or tax to the Company or any of its Subsidiaries) to minimize any such adverse tax consequences and/or to obtain any exchange control clearance or other consents, permits, authorizations or licenses which are required to enable the Net Cash Proceeds to be repatriated or advanced to, and applied by, the relevant Loan Party in order to effect such a prepayment; provided, further, that notwithstanding any other provision set forth in this Agreement, (i) if any Asset Sale results in Net Cash Proceeds in an amount that is less than or equal to $7,500,000, such Net Cash Proceeds may be retained by the Company and its Subsidiaries and shall be excluded from the definition of “Net Cash Proceeds” for all purposes of this Agreement, (ii) if any Asset Sale results in Net Cash Proceeds in excess of $7,500,000, only the portion of such Net Cash Proceeds in excess of $7,500,000 shall constitute “Net Cash Proceeds” for purposes of this clause (a) (such excess amount, “Qualifying Net Cash Proceeds”), and (iii) for any fiscal year, if the aggregate amount of all Qualifying Net Cash Proceeds exceeds $20,000,000 (such excess amount, the “Prepayment Net Cash Proceeds”), the Company shall apply such Prepayment Net Cash Proceeds as a mandatory prepayment of the Loans in accordance with Section 2.11(b), or (b) with respect to any issuance or incurrence of any Indebtedness for borrowed money or the issuance of any Equity Interests, the cash and Cash Equivalent proceeds thereof actually received by such Person, net of all Taxes and reasonable fees, underwriting discounts, commissions, costs and other expenses incurred in connection therewith.

“Non-Approving Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders (or of any other Class or group of Lenders other than the Required Lenders) in accordance with the terms of Section 9.01 and (ii) has been approved by, as applicable, the Required Lenders (or the Lenders holding Loans or Commitments of such Class or group representing more than 50% of the sum of the total Loans and unused Commitments of such Class or group at such time).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.01(c)(i).

“Note” means (x) a promissory note of the Company payable to any Revolving Credit Lender and its registered assigns, delivered pursuant to a request made under Section 2.17 in substantially the form of Exhibit A-1 hereto or (y) a promissory note of the Company payable to any Term Lender and its registered assigns, delivered pursuant to a request made under Section 2.17 in substantially the form of Exhibit A-2 hereto, as the context may require.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a)(i).

“Notice of Renewal” has the meaning specified in Section 2.01(c)(ii).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined shall be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“Obligations” means each of the (a) Loan Document Obligations, (b) Secured Cash Management Obligations and (c) Secured Hedging Obligations; provided that the Obligations, with respect to any Guarantor, shall not include any Excluded Swap Obligations; provided, further, that (i) Secured Cash Management Obligations and Secured Hedging Obligations shall be secured and guaranteed pursuant to the Security and Guarantee Documents only to the extent that, and for so long as, the Loan Document Obligations are so secured and guaranteed and (ii) any release of collateral or Guarantors effected in the manner permitted by any of the Loan Documents shall not require the consent of any Cash Management Bank or Hedge Bank (in each case, in its capacity as such).

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business.

“Other Agreed Currency” means Canadian Dollars and any other currency that becomes an Other Agreed Currency pursuant to Section 1.05.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document or Loan).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the NYFRB Rate and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent or the Issuing Banks, as the case may be, in accordance with banking industry rules on interbank compensation.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, or if such Lender does not have a bank holding company, then any corporation, association, partnership or other business entity owning, beneficially or of record, directly or indirectly, a majority of the Voting Stock of such Lender.

“Participant” has the meaning specified in Section 9.07(d).

“Participant Register” has the meaning specified in Section 9.07(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended.

“Payment” has the meaning specified in Section 8.07(b).

“Payment Notice” has the meaning specified in Section 8.07(c).

“Payment Office” means, with respect to each Agreed Currency, such office, branch, affiliate or correspondent bank of the Administrative Agent as shall be from time to time selected by the Administrative Agent and notified in writing by the Administrative Agent to the Company and the Lenders.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Percentage Applicable Period” has the meaning specified in the definition of “Applicable Percentage.”

“Perfection Certificate” means the Perfection Certificate substantially in the form of Exhibit B to the Guarantee and Collateral Agreement.

“Permitted Acquisition” has the meaning specified in Section 6.08(j).

“Permitted Liens” means each of the following:

(a) Liens for Taxes that are not overdue for a period of more than 30 days or that are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained;

(b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s, landlord’s and repairmen’s Liens and other similar statutory Liens arising in the Ordinary Course of Business securing obligations that are not overdue for a period of more than 60 days or, if more than 60 days overdue, are (x) unfiled and no other action has been taken to enforce such Lien or (y) being contested in good faith and by appropriate proceedings diligently conducted and as to which appropriate reserves are being maintained in accordance with GAAP;

(c) (i) Liens securing pension obligations that arise in the Ordinary Course of Business and (ii) pledges and deposits made in the Ordinary Course of Business (A) in connection with workers’ compensation, health, disability or other employee benefits, unemployment insurance and other social security laws or regulations, property, casualty or liability insurance or premiums related thereto or self-insurance obligations or (B) to secure letters of credit, bank guarantees or similar instruments posted to support payment of items set forth in the foregoing clause (A); provided that such letters of credit, bank guarantees or instruments are issued in compliance with Section 6.09;

(d) Liens securing the performance of, or granted in lieu of, contracts with trade creditors, other similar contracts (other than in respect of debt for borrowed money), leases, bids, statutory obligations, customs, surety, stay, appeal and performance bonds, performance and completion guarantees and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case incurred in the Ordinary Course of Business and deposits securing letters of credit, bank guarantees or similar instruments posted to support payment of the items set forth above in this clause (d); provided that such letters of credit (other than the Letters of Credit), bank guarantees or similar instruments are issued in compliance with Section 6.09;

(e) easements, rights of way and other encumbrances on title to or imperfections in real property that do not, in the aggregate, materially interfere with the Ordinary Course of Business of the Company and the Restricted Subsidiaries with respect to the subject property;

(f) Liens securing reimbursement obligations with respect to trade letters of credit entered into in the Ordinary Course of Business of the Company and the Restricted Subsidiaries that encumber documents and other assets relating to such letters of credit and the products and proceeds thereof;

(g) Liens that are customary contractual rights of setoff (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the Ordinary Course of Business of the Company or any of the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of the Restricted Subsidiaries in the Ordinary Course of Business of the Company and the Restricted Subsidiaries;

(h) Liens arising from filing UCC (or similar law of any jurisdiction) financing statements or similar precautionary public filings, registrations or agreements in foreign jurisdictions by lessors, consignors and bailors regarding leases and consignment or bailee arrangements permitted or not prohibited by any of the Loan Documents and Liens securing liabilities in respect of indemnification obligations thereunder as long as each such Lien only encumbers the assets that are the subject of the related lease (or contained in such leasehold) or consignment or bailee, and other similar precautionary statements, filings or agreements;

(i) Liens arising by virtue of the rendition, entry or issuance against the Company or any of the Restricted Subsidiaries, or any property of the Company or any of the Restricted Subsidiaries, of any judgment, writ, order, or decree to the extent the rendition, entry, issuance or continued existence of such judgment, writ, order or decree (or any event or circumstance relating thereto) has not resulted in the occurrence of an Event of Default hereunder.

(j) any interest or title (and any encumbrances on such interest or title) of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease or license agreement permitted or not prohibited by any of the Loan Documents and any leases, subleases, licenses or sublicenses granted in the Ordinary Course of Business;

(k) Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code or other similar provisions of applicable laws on items in the course of collection, (ii) in favor of a banking institution arising as a matter of law encumbering deposits or other funds maintained with financial institutions (including the right of set-off), (iii) arising in connection with pooled deposit or sweep accounts, cash netting, deposit accounts or similar arrangements of the Company or any Restricted Subsidiary and consisting of the right to apply the funds held therein to satisfy overdraft or similar obligations incurred in the Ordinary Course of Business of such Person, (iv) encumbering reasonable customary initial deposits and margin deposits and (v) granted in the Ordinary Course of Business by the Company or any Restricted Subsidiary to any bank with whom it maintains accounts to the extent required by the relevant bank’s (or custodian’s or trustee’s, as applicable) standard terms and conditions, in each case, which are within the general parameters customary in the banking industry;

(l) Liens in favor of a commodity, brokerage or security intermediary who holds a commodity, brokerage or, as applicable, a security account on behalf of the Company or a Restricted Subsidiary; provided such Lien encumbers only the related account and the property held therein;

(m) Liens (i) in favor of customs and revenue authorities arising as a matter of law in the Ordinary Course of Business to secure payment of customs duties that are not overdue by more than thirty (30) days or, if more than thirty (30) days overdue, are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and (ii) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or such other goods in the Ordinary Course of Business;

(n) Liens on any cash earnest money deposits made by the Company or any of the Restricted Subsidiaries in connection with any Permitted Acquisition or any other Investment permitted hereunder; and

(o) Liens on repurchase agreements constituting Cash Equivalents.

“Permitted Receivables Facility” means any program for the transfer by the Company or any of the Subsidiaries, to any third-party buyer, purchaser or lender of interests in accounts receivable, so long as the aggregate outstanding principal amount of Indebtedness incurred pursuant to such program shall not exceed the greater of (x) $130,000,000 and (y) 40.0% of LTM EBITDA at any one time; provided that (a) no portion of the Indebtedness or any other obligation (contingent or otherwise) under such Permitted Receivables Facility shall be guaranteed by the Company or any of the Restricted Subsidiaries (other than the Receivables Subsidiary), (b) there shall be no recourse or obligation to the Company or any of the Restricted Subsidiaries (other than the Receivables Subsidiary) whatsoever other than pursuant to representations, warranties, covenants and indemnities entered into in the Ordinary Course of Business in connection with such Permitted Receivables Facility that in the reasonable opinion of the Company are customary for securitization transactions and (c) neither the Company nor any of the Restricted Subsidiaries (other than the Receivables Subsidiary) shall have provided, either directly or indirectly, any other credit support of any kind in connection with such Permitted Receivables Facility, other than as set forth in clause (b) of this definition.

“Permitted Refinancing” means with respect to any Indebtedness of any Person, any modification, refinancing, refunding, renewal, replacement, exchange or extension (collectively, a “Refinancing”) of such Indebtedness of such Person; provided that:

(a) the principal amount thereof does not exceed the principal amount of the Indebtedness so Refinanced except by an amount equal to accrued and unpaid interest and a premium thereon plus other amounts paid, and commissions, fees and expenses incurred, in connection with such Refinancing and by an amount equal to any existing commitments unutilized thereunder;

(b) such Refinancing has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Refinanced;

(c) if the Indebtedness being Refinanced is subordinated in right of payment or security, as applicable, to the Obligations, such Refinancing is subordinated in right of payment or security, as applicable, to the Obligations on terms, taken as a whole, as favorable (as determined by the Company in good faith) in all material respects to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced;

(d) if the Indebtedness being Refinanced is (or would have been required to be) secured by any Collateral of a Loan Party (whether equally and ratably with, or junior to, the Liens in favor of the Secured Parties or otherwise), such Refinancing may be secured by such Collateral: provided that such Refinancing may not have security in any case more extensive than that which applied to the Indebtedness being Refinanced;

(e) the terms and conditions of such Refinancing shall be either (x) (taken as a whole) no more favorable to the lenders providing such Refinancing than, those applicable to the Indebtedness being Refinanced (except for covenants or other provisions applicable only to periods after the Latest Maturity Date) or (y) customary for similar types of Indebtedness in light of then-prevailing market conditions (it being understood and agreed that such Indebtedness shall not include any financial maintenance covenants (unless such Indebtedness being Refinanced had the benefit of financial maintenance covenants) and that any negative covenants shall be incurrence-based) (except for covenants or other provisions applicable only to periods after the Latest Maturity Date); provided that a certificate of a Responsible Officer of the Company delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Refinancing, together with a reasonably detailed description of material terms and conditions of such Refinancing, or drafts of the documentation related thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the foregoing requirement in this clause (e) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Company in writing within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees); and

(f) no such Refinancing shall have obligors or contingent obligors that were not obligors or contingent obligors in respect of such Indebtedness being Refinanced.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means a Single Employer Plan and a Multiple Employer Plan.

“Plan of Reorganization” has the meaning specified in Section 9.07(f)(iii).

“Platform” has the meaning specified in Section 9.02(d)(i).

“Pounds Sterling”, “GBP” or “£” means the lawful currency of the United Kingdom.

“Prepayment Net Cash Proceeds” has the meaning specified in the definition of “Net Cash Proceeds”.

“Primary Currency” has the meaning specified in Section 9.11(b).

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public-Sider” means a Lender whose representatives may trade in securities of the CSW Parent or its controlling person or any of its Subsidiaries while in possession of the financial statements provided by the Company under the terms of this Agreement.

“QFC” has the meaning specified in Section 9.23(b).

“QFC Credit Support” has the meaning specified in Section 9.23.

“Qualified Equity Interest” means any Equity Interest (other than any Disqualified Equity Interests) issued by the CSW Parent (but excluding any issuances of Equity Interests issued to the Company or any Subsidiary).

“Qualifying Net Cash Proceeds” has the meaning specified in the definition of “Net Cash Proceeds”.

“Quarterly Compliance Certificate” has the meaning specified in Section 5.07(a).

“Ratable Share” of any amount means, with respect to any Revolving Credit Lender at any time, the percentage of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the Issuing Banks to Issue Letters of Credit have been terminated pursuant to Section 7.01, or if the Revolving Credit Commitments have expired, then the Ratable Share of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Ratable Share of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments.

“Ratio-Based Amounts” has the meaning specified in Section 1.07.

“Receivables Subsidiary” means a special purpose entity established as a “bankruptcy remote” Subsidiary for the sole purpose of acquiring accounts receivable under any Permitted Receivables Facility, which shall engage in no operations or activities other than those related to such Permitted Receivables Facility.

“Recipient” means (a) the Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Company or any of its Subsidiaries constituting Collateral.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Term SOFR, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. (Brussels time) two TARGET Days preceding the date of such setting, (3) if the RFR for such Benchmark is SONIA, then four RFR Business Days prior to such setting, (4) if such Benchmark is Term CORRA, 1:00 p.m. (Toronto, Ontario time) two Business Days preceding the date of such setting or (5) if such Benchmark is neither Term SOFR, the EURIBOR Rate, SONIA nor the Term CORRA, the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing” has the meaning specified in the definition of “Permitted Refinancing”. “Refinance” has a corresponding meaning.

“Refinancing Amendment” means an amendment to this Agreement, in form and substance reasonably satisfactory to the Company, the Administrative Agent and the Lenders providing Specified Refinancing Debt, effecting the incurrence of such Specified Refinancing Debt in accordance with Section 2.22.

“Register” has the meaning specified in Section 9.07(c).

“Reinvestment Deferred Amount” shall mean, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Company or any of its Subsidiaries in connection therewith that are not required to be applied (and are not applied) to prepay the Term Loans pursuant to Section 2.11(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” shall mean any Asset Sale permitted under clause (i) or (k) of Section 6.12 or Recovery Event in respect of which the Company has delivered a Reinvestment Notice.

“Reinvestment Notice” shall mean a written notice executed by a Responsible Officer of the Company stating that no Event of Default has occurred and is continuing or would result therefrom and that the Company (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of a Reinvestment Event to acquire or repair assets (other than cash or Cash Equivalents) (in the case of any Asset Sale pursuant to clause (i) or (k) of Section 6.12) or long-term assets (in the case of any Recovery Event), in each case useful in its business.

“Reinvestment Prepayment Amount” shall mean, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire, maintain, develop, construct, improve, upgrade or repair assets (other than cash or Cash Equivalents) useful in the business of the Company and the Subsidiaries or to reimburse the cost of any of the foregoing incurred on or after the date on which the Asset Sale giving rise to such proceeds was contractually committed.

“Reinvestment Prepayment Date” shall mean, with respect to any Reinvestment Event, the earlier of (a) the later of (x) the date occurring eighteen months after such Reinvestment Event and (y) solely in the case of an Asset Sale, the date occurring 180 days following the date on which the Company entered into a binding commitment to reinvest such Net Cash Proceeds (provided that such commitment to reinvest shall have been made no later than eighteen months after such Reinvestment Event) and (b) the date on which the Company shall have determined not to, or shall have otherwise ceased to, acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Company and the Subsidiaries with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Business” has the meaning specified in Section 6.03.

“Related Business Assets” means any property, plant, equipment or other assets (excluding assets that are qualified as current assets under GAAP) to be used or useful by the Company or a Restricted Subsidiary in a Related Business or Capital Expenditures relating thereto.

“Related Funds” means, with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, attorneys, consultants and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Pounds Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto and (iv) with respect to a Benchmark Replacement in respect of Loans denominated in any Other Agreed Currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Adjusted Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the Adjusted EURIBOR Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Adjusted Term CORRA Rate or (iv) with respect to any Borrowing denominated in Pounds Sterling, the Adjusted Daily Simple RFR.

“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate or (iii) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Term CORRA, as applicable.

“Removal Effective Date” has the meaning specified in Section 8.06(b).

“Required Lenders” means at any time Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of all Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in Letters of Credit and Swingline Exposure being deemed “held” by such Revolving Credit Lender for purposes of this definition), (b) the aggregate unused amount of the Commitments and (c) the aggregate principal amount of Term Loans outstanding at such time; provided that the Total Revolving Credit Outstandings of, and the Loans owed to and the Commitments held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Credit Lenders” means at any time Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of all Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in Letters of Credit and Swingline Exposure being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) the aggregate unused amount of the Commitments; provided that the Total Revolving Credit Outstandings of, and the Loans owed to and the Commitments held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.

“Resignation Effective Date” has the meaning specified in Section 8.06(a).

“Resolution Authority” has the meaning specified in Section 9.20.

“Responsible Officer” of any Person means any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Debt Payment” has the meaning specified in Section 6.10(b).

“Restricted Payments” has the meaning specified in Section 6.06. Notwithstanding anything to the contrary in Section 6.06 and for the avoidance of doubt, contributions to and distributions from the ESOP, a Plan or any other employee benefit plan do not constitute “Restricted Payments”.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary. Notwithstanding anything to the contrary in the foregoing, in no event shall the JV Entity constitute a “Restricted Subsidiary” of any Loan Party for any purpose of this Agreement and/or any of the other Loan Documents, for so long as 100% of the Equity Interests issued by such entity are not owned by a Loan Party.

“Revolver Extension Request” has the meaning specified in Section 2.23(b).

“Revolver Extension Series” has the meaning specified in Section 2.23(b).

“Revolving Credit Borrowing” means a Borrowing consisting of simultaneous Revolving Credit Loans of the same Type made by each of the Revolving Credit Lenders.

“Revolving Credit Commitment” means as to any Lender (a) the Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Revolving Credit Commitment” or (b) if such Lender has entered into an Assignment and Assumption, the Dollar amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(c), as such Lender’s “Revolving Credit Commitment”, as such amount may be reduced pursuant to Section 2.06 or increased pursuant to Section 2.24. The aggregate amount of the Lenders’ Revolving Credit Commitments as of the Closing Date was $700,000,000. Unless the context shall otherwise require, the term “Revolving Credit Commitments” shall include any Incremental Revolving Credit Commitments, any Extended Revolving Credit Commitments and any revolving commitments under any Specified Refinancing Debt.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate principal Dollar Amount at such time of all outstanding Revolving Credit Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Credit Facility” means, at any time, (a) on or prior to the Revolving Credit Facility Maturity Date, the aggregate amount of the Revolving Credit Commitments at such time and (b) thereafter, the sum of the aggregate principal amount of the Revolving Credit Loans and Swingline Loans outstanding at such time plus the Stated Amount of all Letters of Credit outstanding at such time.

“Revolving Credit Facility Maturity Date” means (I) except as provided in clause (II) below, the earlier of (a) the fifth anniversary of the Closing Date and (b) the date of termination in whole of the Revolving Credit Commitments pursuant to Section 2.06 or 7.01, or (II) solely with respect to any Extended Revolving Credit Commitments, the final maturity date and/or commitment termination date applicable thereto as specified in the applicable Revolver Extension Request accepted by the respective Lender or Lenders; provided that (i) if such Revolving Credit Facility Maturity Date is a Business Day, such Revolving Credit Facility Maturity Date or (ii) if such Revolving Credit Facility Maturity Date is not a Business Day, the immediately succeeding Business Day.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment or a Revolving Credit Loan at such time.

“Revolving Credit Loan” means an advance by a Revolving Credit Lender as part of a Revolving Credit Borrowing and refers to a Base Rate Loan, a Term Benchmark Loan or an RFR Loan (each of which shall be a “Type” of Revolving Credit Loan). Unless the context shall otherwise require, the term “Revolving Credit Loan” shall include any Incremental Revolving Credit Loans, any Loans under Extended Revolving Credit Commitments and any Specified Refinancing Revolving Loan.

“RFR” means, for any RFR Loan denominated in Pounds Sterling, Adjusted Daily Simple RFR for Pounds Sterling.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day” means, for any Loan denominated in Pounds Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple RFR. All Loans denominated in Pounds Sterling shall be RFR Loans.

“S&P” means Standard & Poor’s Ratings Group, a division of S&P Global Inc., and any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of comprehensive Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more by or Controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission.

“Secured Cash Management Obligations” means the due and punctual payment and performance of any and all obligations of each Loan Party or other Restricted Subsidiary (whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) arising in respect of Cash Management Services that (i) (a) are owed to the Agent, the Arrangers or an Affiliate of any of the foregoing, or to any Person that, at the time such obligations were incurred, was the Agent, an Arranger or an Affiliate of any of the foregoing, (b) were owed on the Closing Date to a Person that was a Lender or an Affiliate of a Lender as of the Closing Date or (c) are owed to a Person that was a Lender or an Affiliate of a Lender at the time such obligations were incurred and (ii) are designated in writing by the Company as “Secured Cash Management Obligations”.

“Secured Hedging Obligations” means the due and punctual payment and performance of any and all obligations of each Loan Party or other Restricted Subsidiary (whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) arising in respect of Hedge Agreements that (i) (a) are owed to the Agent, the Arrangers or an Affiliate of any of the foregoing, or to any Person that, at the time such obligations were incurred, was the Agent, an Arranger or an Affiliate of any of the foregoing, (b) were owed on the Closing Date to a Person that was a Lender or an Affiliate of a Lender as of the Closing Date or (c) are owed to a Person that was a Lender or an Affiliate of a Lender at the time such obligations were incurred and (ii) are designated in writing by the Company as “Secured Hedging Obligations”; provided that Secured Hedging Obligations shall not include any Excluded Swap Obligations.

“Secured Parties” means (a) each of the Lenders, (b) the Administrative Agent, (c) the Collateral Agent, (d) the Swingline Lender, (e) each Issuing Bank, (f) each Cash Management Bank, (g) each Hedge Bank, (h) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (i) the successors and assigns of each of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended.

“Security and Guarantee Documents” means each and any of the Guarantee and Collateral Agreement, the Perfection Certificate, security agreements, and/or other instruments and documents executed and delivered on or after the Closing Date in connection with securing and/or guaranteeing the Facilities.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and no Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the present assets of such Person is greater than the total amount of liabilities (including subordinated and contingent liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is greater than the total amount that will be required to pay the probable liability of such Person on the sum of its debts and other liabilities (including subordinated and contingent liabilities) as they become absolute and matured in the Ordinary Course of Business, (c) such Person has not incurred, does not intend to, and does not believe that it will, incur debts or liabilities (including subordinated and contingent liabilities) beyond such Person’s ability to pay such debts and liabilities as they become due in the Ordinary Course of Business, and (d) such Person does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified Refinancing Debt” has the meaning specified in Section 2.22(a).

“Specified Refinancing Revolving Loans” means Specified Refinancing Debt constituting revolving loans.

“Specified Refinancing Term Loans” means Specified Refinancing Debt constituting term loans.

“Specified Representations” means the representations and warranties set forth in Sections 4.01 (with respect to the organizational existence of the Loan Parties only), 4.02, 4.03 (solely as it relates to the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party and excluding clauses (i)(a), (i)(c) and (i)(d) and (ii)), 4.05, 4.08, 4.09, 4.11, 4.16(b), 4.16(c)(i) and 4.18.

“Specified Transactions” means (a) the Transactions and (b)(i) any Investment that results in a Person becoming a Restricted Subsidiary, (ii) any Permitted Acquisition, or any Investment constituting an acquisition of assets constituting a product line, business unit, line of business or division of another Person, whether by merger, consolidation, amalgamation or otherwise, (iii) any Disposition that results in a Restricted Subsidiary ceasing to be a Restricted Subsidiary, (iv) any Disposition of a product line, business unit, line of business or division of the Company or any of the Restricted Subsidiaries, in each case whether by merger, consolidation, amalgamation or otherwise, (v) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, (vi) any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the Ordinary Course of Business for working capital purposes) and (vii) any other transaction that by the terms of this Agreement requires any financial ratio or test to be determined on a “pro forma basis” or to be given “pro forma effect”.

“Stated Amount” of a Letter of Credit at any time means the maximum amount that may be drawn under such Letter of Credit at such time; provided, however, that (x) with respect to any Letter of Credit that, by its terms or the terms of any L/C Related Document, provides for one or more automatic increases in the maximum amount that may be drawn thereunder, the Stated Amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time, and (y) the Stated Amount of any Letter of Credit denominated in any Foreign Currency shall be determined by reference to the Dollar Amount thereof most recently determined as of such time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means any subsidiary of the CSW Parent. Notwithstanding anything to the contrary in the foregoing, in no event shall the JV Entity constitute a “Subsidiary” of any Loan Party for any purpose of this Agreement and/or any of the other Loan Documents, for so long as 100% of the Equity Interests issued by such entity are not owned by a Loan Party.

“subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, entity, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture, limited liability company or entity, or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other subsidiaries or by one or more of such Person’s other subsidiaries. Notwithstanding anything to the contrary in the foregoing, in no event shall the JV Entity constitute a “subsidiary” of any Loan Party for any purpose of this Agreement and/or any of the other Loan Documents, for so long as 100% of the Equity Interests issued by such entity are not owned by a Loan Party.

“Subsidiary Guarantors” means each Domestic Restricted Subsidiary listed on Schedule II (such Domestic Restricted Subsidiaries not to include any Excluded Subsidiary) and each other Domestic Restricted Subsidiary that is or becomes a party to any of the Security and Guarantee Documents (such Domestic Restricted Subsidiaries not to include any Excluded Subsidiary), unless and until released as a Subsidiary Guarantor pursuant to the terms hereof or of the Security and Guarantee Documents. Notwithstanding anything to the contrary in the foregoing, in no event shall the JV Entity constitute a “Subsidiary Guarantor” for any purpose of this Agreement and/or any of the other Loan Documents, for so long as 100% of the Equity Interests issued by such entity are not owned by a Loan Party.

“Supported QFC” has the meaning specified in Section 9.23.

“Swap” has the meaning assigned to such term in Section 1a(47) of the Commodity Exchange Act.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Ratable Share of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Syndication Agents” means Truist Bank and Wells Fargo Bank, National Association.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement).

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of a tax imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the Adjusted Term CORRA Rate.

“Term Borrowing” means a Borrowing consisting of Term Loans of the same Type made by each of the Term Lenders.

“Term Commitment” means as to any Lender the Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Term Commitment”. The aggregate amount of the Lenders’ Term Commitments as of the Closing Date was $500,000,000. Unless the context shall otherwise require, the term “Term Commitments” shall include any Incremental Term Commitments.

“Term CORRA” means, for any calculation with respect to any Term Benchmark Borrowing denominated in Canadian dollars, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five (5) Business Days prior to such Periodic Term CORRA Determination Day.

“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.

“Term Exposure” means, with respect to any Lender at any time, the aggregate principal Dollar Amount at such time of all outstanding Term Loans of such Lender.

“Term Extension Request” has the meaning specified in Section 2.23(a).

“Term Extension Series” has the meaning specified in Section 2.23(a).

“Term Facility” means, at any time, on or prior to the Term Facility Maturity Date, the aggregate amount of the Term Commitments and Term Loans at such time.

“Term Facility Maturity Date” means (I) except as provided in clause (II) below, the earlier of (a) the fifth anniversary of the Closing Date and (b) the date of termination in whole of the applicable Term Facility pursuant to Section 2.06 or 7.01, or (II) solely with respect to any Extended Term Loans, the final maturity date and/or commitment termination date applicable thereto as specified in the applicable Term Extension Request accepted by the respective Lender or Lenders; provided that (i) if such Term Facility Maturity Date is a Business Day, such Term Facility Maturity Date or (ii) if such Term Facility Maturity Date is not a Business Day, the immediately succeeding Business Day.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loan” means an advance by a Term Lender as part of a Term Borrowing and refers to a Base Rate Loan or an Adjusted Term SOFR Loan (each of which shall be a “Type” of Term Loan). Unless the context shall otherwise require, the term “Term Loan” shall include any Incremental Term Loans, any Loans under Extended Term Loans and any Specified Refinancing Term Loan.

“Term SOFR” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to Term SOFR has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Test Period” means, on any date of determination, the period of four consecutive full fiscal quarters of the CSW Parent most recently ended on or prior to such date of determination for which financial statements have been delivered pursuant to Section 5.07(a) or (b).

“Total Assets” means the total assets of the CSW Parent, the Company and the Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP, as shown on the Consolidated balance sheet of the CSW Parent for the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 5.07(a) or (b), as applicable (after taking into account the adjustments required to remove the effects of any Unrestricted Subsidiaries pursuant to Section 5.07).

“Total Revolving Credit Outstandings” means the aggregate outstanding amount of all Revolving Credit Loans, Swingline Loans and Letters of Credit.

“Total Term Outstandings” means the aggregate outstanding amount of all Term Loans.

“Trade Date” has the meaning specified in Section 9.07(f)(i).

“Transactions” means collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party, (b) the payment of all fees, costs and expenses incurred or payable by the Company or any of the Restricted Subsidiaries in connection with the foregoing, and (c) the consummation of the Closing Date Acquisition.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For the purposes hereof, the term “Rate” means the Base Rate, the Term Benchmark or the Adjusted Daily Simple RFR.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Loans/Participations” means (a) with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the Company on the assumption that each Lender has made such Lender’s share of the applicable Borrowing available to the Administrative Agent as contemplated by Section 2.02(d) and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the Company or made available to the Administrative Agent by any such Lender and (b) with respect to any Issuing Bank, the aggregate amount, if any, of amounts drawn under Letters of Credit in respect of which a Revolving Credit Lender shall have failed to make Revolving Credit Loans to reimburse such Issuing Bank pursuant to Section 2.03(c).

“Uniform Commercial Code” and “UCC” have the meanings assigned to the term “Uniform Commercial Code” in the Guarantee and Collateral Agreement.

“Unissued Letter of Credit Commitment” means, with respect to any Issuing Bank, the obligation of such Issuing Bank to Issue Letters of Credit for the account of the Company or the Restricted Subsidiaries in an amount equal to the excess of (a) the amount of its Letter of Credit Commitment over (b) the aggregate Stated Amount of all Letters of Credit issued by such Issuing Bank.

“Unrestricted Cash” means, as of any date, unrestricted cash and Cash Equivalents owned by the Company and the Restricted Subsidiaries as of such date.

“Unrestricted Subsidiary” means (i) any Subsidiary (other than the Company) designated as such in accordance with Section 6.13 and (ii) any Subsidiary of such designated Subsidiary.

“Unused Revolving Credit Commitment” means, with respect to each Revolving Credit Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal Dollar Amount of all Revolving Credit Loans made by such Lender (in its capacity as a Revolving Credit Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of (A) the aggregate Stated Amount (provided that with respect to any Letter of Credit denominated in any Foreign Currency, the applicable Dollar Amount thereof shall be determined by reference to the Exchange Rate in Dollars at such time) at such time of all the Letters of Credit outstanding at such time and (B) the aggregate principal Dollar Amount of all Revolving Credit Loans made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by such Lender and outstanding at such time, plus (iii) except for the purposes of Section 2.05(a), such Lender’s Swingline Exposure such time.

“UK” Financial Institution” has the meaning specified in Section 9.20.

“UK Resolution Authority” has the meaning specified in Section 9.20.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 9.23.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.15(g)(ii)(B)(iii).

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right to vote has been suspended by the happening of such a contingency.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Withholding Agent” means any Loan Party and the Agent.

“Whitmore Manufacturing” means Whitmore Manufacturing, LLC, a Delaware limited liability company.

“Write-Down and Conversion Powers” has the meaning specified in Section 9.20.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as in effect in the United States from time to time (“GAAP”); provided that (a) if there is any change in GAAP from such principles applied in the preparation of the audited financial statements of the CSW Parent referred to in Section 4.06 (“Initial GAAP”) that is material in respect of the calculation of compliance with any Financial Covenant and/or any other financial ratio or financial test used herein, the Company shall give prompt notice of such change to the Administrative Agent and the Lenders, (b) if the Company notifies the Administrative Agent that the Company requests an amendment of any provision hereof to eliminate the effect of any change in GAAP (or the application thereof) from Initial GAAP (or if the Administrative Agent or the Required Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP (or the application thereof), then the Administrative Agent and the Company shall negotiate in good faith to amend such ratio, basket, requirement or other provision to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders not to be unreasonably withheld, conditioned or delayed); provided, however, that such provision shall be applied on the basis of generally accepted accounting principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision is amended in accordance herewith. Notwithstanding any changes in GAAP, any lease of the CSW Parent, the Company or any Subsidiary that would be characterized as an operating lease under GAAP in effect prior to the Closing Date, whether such lease is entered into before or after the Closing Date, shall not constitute Indebtedness or a Capital Lease under this Agreement or any other Loan Document as a result of such changes in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 133 and 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the CSW Parent, the Company or any Subsidiary at “fair value”, as defined therein.

SECTION 1.04. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of, or reference to, any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, amendments and restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition or Affiliate transaction under Sections 6.01, 6.06, 6.08, 6.09, 6.10(b), 6.12 and 6.14 or the definition of Permitted Lien, respectively, but may instead be permitted in part under any combination of categories available under the applicable covenant (or definition) (it being understood that compliance with each such section is separately required). For purposes of determining compliance at any time with Sections 6.01, 6.06, 6.08, 6.09, 6.10(b), 6.12 and 6.14, in the event that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition or Affiliate transaction, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause (including any subclause) of such Sections 6.01, 6.06, 6.08, 6.09, 6.10(b), 6.12 and 6.14 or the definition of Permitted Lien, the Company, in its sole discretion, may, from time to time, reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category, in each case to the extent compliant therewith at the time of such reclassification.

SECTION 1.05. Additional Agreed Currencies.

(a) The Company may from time to time request that Term Benchmark Loans be made and/or Letters of Credit be issued in a currency other than Dollars, Canadian Dollars, Euros and Pounds Sterling; provided that such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Term Benchmark Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Credit Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable Issuing Bank.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty Business Days prior to the date of the desired Revolving Credit Loan (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Term Benchmark Loans, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the Issuing Banks thereof. Each Revolving Credit Lender (in the case of any such request pertaining to Term Benchmark Loans) or Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Term Benchmark Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Revolving Credit Lender or Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving Credit Lender or Issuing Bank, as the case may be, to permit Term Benchmark Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Credit Lenders consent to making Term Benchmark Loans in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Other Agreed Currency hereunder for purposes of any Borrowings of Term Benchmark Loans; and if the Administrative Agent and any Issuing Banks consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Other Agreed Currency hereunder for purposes of any Letter of Credit issuances by such Issuing Banks. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.05, the Administrative Agent shall promptly so notify the Company.

SECTION 1.06. Cashless Rolls.

Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Term Loans, Incremental Revolving Credit Loans, Specified Refinancing Term Loans, Specified Refinancing Revolving Loans, Extended Term Loans, advances of revolving credit under Extended Revolving Credit Commitments or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in immediately available funds”, “in Cash”, “in Dollars” or any other similar requirement.

SECTION 1.07. Pro Forma Calculations, Etc. (a) Notwithstanding anything to the contrary herein, the Interest Coverage Ratio and the Leverage Ratio shall be calculated in the manner prescribed by this Section 1.07; provided that when calculating any such ratio for the purpose of (i) the definition of Applicable Margin or Applicable Percentage, or (ii) actual compliance with any Financial Covenant, the events set forth in clauses (b), (c) and (d) below that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b) For purposes of calculating the Interest Coverage Ratio, the Leverage Ratio and Total Assets, and for purposes of determining whether any Restricted Subsidiary is an Immaterial Subsidiary, all Specified Transactions (and the incurrence or repayment of any Indebtedness by the Company or any of the Restricted Subsidiaries and the granting or terminating of any Liens in connection therewith) that have been consummated (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or substantially simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period.

(c) If pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith based upon reasonable assumptions by a Financial Officer of the Company and include only those adjustments that are (A) directly attributable to the Specified Transactions with respect to which such adjustments are to be made, (B) factually supportable and reasonably identifiable (in the good faith determination of a Financial Officer of the Company) (and, for the avoidance of doubt, the adjustments referred to above (and subject to the requirements specified therein) may include adjustments that reflect cost savings, operating expense reductions, and synergies as described in clause (s) of the definition of “EBITDA”). For the avoidance of doubt, all pro forma adjustments shall be consistent with, and subject to, the caps and limits set forth in the applicable definitions herein. To the extent compliance with any Financial Covenant is being tested prior to the first test date under such Financial Covenant, in order to determine permissibility of any action by the Company or the Restricted Subsidiaries, such compliance shall be tested against the applicable ratio for such first test date.

(d) In the event that the Company or any of the Restricted Subsidiaries incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included directly or indirectly in the calculation of the Interest Coverage Ratio or the Leverage Ratio (other than Indebtedness incurred or repaid under any revolving credit facility (including the Revolving Credit Facility) in the Ordinary Course of Business for working capital purposes) subsequent to the end of the applicable Test Period and prior to, or substantially simultaneously with, the event for which the calculation of any such ratio is made, then the Interest Coverage Ratio and/or the Leverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the first day of the applicable Test Period (in the case of the Interest Coverage Ratio) or on the last day of the applicable Test Period (in all other cases).

(e) Notwithstanding anything to the contrary herein, to the extent that the terms of this Agreement require (i) compliance with any financial ratio or test (including any Interest Coverage Ratio test, Leverage Ratio test or the amount of Total Assets or the amount of EBITDA) or (ii) the absence of a Default or Event of Default (or any type of Default or Event of Default) as a condition to the making of any Limited Condition Acquisition or incurrence of Indebtedness in connection therewith, the determination of whether the relevant condition is satisfied may be made, at the election of the Company, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (x) the execution and delivery of the definitive agreement with respect to such Limited Condition Acquisition or (y) the consummation of the Limited Condition Acquisition and related incurrence of Indebtedness, in each case, after giving effect to the relevant Limited Condition Acquisition and related incurrence of Indebtedness, on a pro forma basis. If the Company has made such an election to test at the time of the execution and delivery of the definitive agreement with respect to such Limited Condition Acquisition, then, in connection with any subsequent calculation of any ratio or test on or following the relevant determination date, and prior to the earlier of (x) the date on which such Limited Condition Acquisition is consummated or (y) the date that the definitive agreement for such

Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or test shall be calculated on (A) a pro forma basis assuming such Limited Condition Acquisition or any transactions in connection therewith (including any incurrence of Indebtedness, Liens and the use of proceeds thereof) has been consummated, and also on (B) a standalone basis without giving effect to such Limited Condition Acquisition and any such transactions in connection therewith. In addition, if the proceeds of an Incremental Term Facility or an Incremental Revolving Credit Commitment are to be used to finance a Limited Condition Acquisition, then at the option of the Company and subject to the agreement of the lenders providing such financing, the commitments in respect thereof may be subject to customary “SunGard” conditionality.

(f) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision (or a component of a provision, including a component of the definition of “Incremental Facility Amount”) of this Agreement that does not require compliance with a financial ratio or test (any such amounts, the “Fixed Amounts”) substantially concurrently with any such amounts incurred or transactions entered into (or consummated) in reliance on a provision (or a component of a provision, including a component of the definition of “Incremental Facility Amount”) of this Agreement that requires compliance with a financial ratio or test (including Section 6.15 hereof, any Interest Coverage Ratio or any Leverage Ratio test) (any such amounts, the “Ratio-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to any substantially concurrent utilization of the Ratio-Based Amounts within the same covenant or Section. In calculating any Fixed Amounts and Ratio-Based Amounts to be utilized at the same time, only the portion of such amounts incurred or transactions entered into (or consummated) under such Ratio-Based Amounts shall be included in the calculation of the applicable financial ratio or test (and the applicable Fixed Amounts shall be deemed to not have been incurred in such calculations).

SECTION 1.08. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., an “Incremental Loan” or a “Revolving Credit Loan”) or by Type (e.g., a “Term Benchmark Loan” or a “RFR Loan”) or by Class and Type (e.g., a “Term Benchmark Term Loan” or a “RFR Revolving Credit Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing” or a “Term Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing” or a “RFR Borrowing”) or by Class and Type (e.g., a “Term Benchmark Term Borrowing” or a “RFR Revolving Credit Borrowing”).

SECTION 1.09. Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Amount of:

(a) each Term Benchmark Borrowing and RFR Borrowing as of the date two (2) Business Days prior to the date of such Borrowing or, if applicable, the date of conversion or continuation of any Borrowing as a Term Benchmark Borrowing or an RFR Borrowing, as applicable;

(b) the Stated Amount and L/C Exposure as of the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit; and

(c) all outstanding Revolving Credit Loans and the L/C Exposure on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Borrowing, Letter of Credit or L/C Exposure for which a Dollar Amount is determined on or as of such day.

SECTION 1.10. Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars or an Alternative Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.09(c) and (d) provide a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Company, pursuant to Section 2.09(e), of any change to the reference rate upon which the interest rate on Term Benchmark Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.09(c) or (d), whether upon the occurrence of a Benchmark Transition Event and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.09(e)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Company. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Company, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

SECTION 2.01. The Loans and Letters of Credit.

(a) The Term Loans. On the Closing Date, each Term Lender severally (and not jointly) agrees, on the terms and conditions set forth herein and subject to the satisfaction of the conditions set forth in Section 3.01, to make Term Loans in Dollars to the Company in an amount not to exceed such Term Lender’s Term Commitment at such time. No Term Loans may be reborrowed once repaid.

(b) The Revolving Credit Loans. Each Revolving Credit Lender severally (and not jointly) agrees, on the terms and conditions set forth herein, to make Revolving Credit Loans in Agreed Currencies to the Company from time to time on any Business Day during the Availability Period in a Dollar Amount not to exceed such Revolving Credit Lender’s Unused Revolving Credit Commitment; provided that in no event shall the aggregate Dollar Amount of the total Revolving Credit Exposures denominated in Foreign Currencies exceed the Multicurrency Sublimit. Each Revolving Credit Borrowing shall be in an amount not less than the Borrowing Minimum or the Borrowing Multiple in excess thereof and shall consist of Revolving Credit Loans of the same Type made on the same day by the Revolving Credit Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Lender’s Revolving Credit Commitment, the Company may borrow under this Section 2.01(b), prepay pursuant to Section 2.11 and reborrow under this Section 2.01(b). Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04.

(c) Letters of Credit. (i) Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Agreement, to issue Letters of Credit (which shall not, unless otherwise agreed by the applicable Issuing Bank, be trade or commercial letters of credit) (each, a “Letter of Credit”) denominated in Agreed Currencies for the account of the Company and the Restricted Subsidiaries from time to time on any Business Day during the period from the Closing Date until 5 Business Days before the Revolving Credit Facility Maturity Date in an aggregate Stated Amount (i) for all Letters of Credit issued by each Issuing Bank not to exceed at any time the lesser of (x) the Letter of Credit Facility at such time and (y) such Issuing Bank’s Letter of Credit Commitment at such time, (ii) for each such Letter of Credit not to exceed an amount equal to the Unused Revolving Credit Commitments of the Revolving Credit Lenders at such time and (iii) for all Letters of Credit issued by all Issuing Banks not to exceed at any time the Letter of Credit Facility; provided that in no event shall the aggregate Dollar Amount of the total Revolving Credit Exposures denominated in Foreign Currencies exceed the Multicurrency Sublimit; provided, further, that no Revolving Credit Lender’s Revolving Credit Exposure shall exceed its Revolving Credit Commitment. Each of the parties hereto hereby acknowledge and agree that all Existing Roll-Over Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Roll-Over Letters of Credit were issued by the Issuing Banks at the request of, and for the account of, the Company on the Closing Date. Within the limits referred to above, the Company may from time to time request the issuance of Letters of Credit under this Section 2.01(c).

(ii) No Letter of Credit shall have an expiration date (including all rights of the Company or the beneficiary to require renewal) later than the earlier of (x) 5 Business Days before the Revolving Credit Facility Maturity Date and (y) one year after the date of Issuance thereof (or such longer period agreed to by the applicable Issuing Bank in its sole discretion which in no event shall extend beyond the date referred to in clause (x) above), but may by its terms be renewable annually automatically or upon written notice (a “Notice of Renewal”) given to the applicable Issuing Bank and the Administrative Agent on or prior to any date for Notice of Renewal set forth in such Letter of Credit but in any event at least three Business Days prior to the date of the expiration of such Letter of Credit (or such shorter period as the Issuing Bank shall agree); provided that the terms of each Letter of Credit that is automatically renewable annually (“Auto-Extension Letter of Credit”) shall permit the applicable Issuing Bank to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such 12-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the Company shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than five Business Days before the Revolving Credit Facility Maturity Date; provided, however, that such Issuing Bank shall not permit any such extension if (A) such Issuing Bank has reasonably determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 3.02 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

SECTION 2.02. Making the Loans. (a) Except as otherwise provided in Section 2.03(c), each Borrowing shall be made on notice, given not later than (x) noon (Local Time) on the third Business Day (or, in the case of the proposed Borrowing to be made on the Closing Date (which shall be in Dollars), 9:00 A.M. (Local Time) one Business Day in the case of a Borrowing denominated in Dollars consisting of Term Benchmark Loans (or such shorter period as is approved by the Administrative Agent)) prior to the date of the proposed Borrowing (or, in the case of (I) a proposed Borrowing in a Foreign Currency (other than any RFR Borrowing denominated in Pounds Sterling), the fourth Business Day prior to the date of the proposed Borrowing and (II) a proposed RFR Borrowing denominated in Pounds Sterling, the fifth RFR Business Days prior to the date of the proposed Borrowing) or (y) 11:00 A.M. (Local Time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Loans, by the Company to the Administrative Agent, which shall give to each Appropriate Lender prompt notice thereof by fax or e-mail. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or fax or electronic mail in substantially the form of Exhibit B hereto (or in such other form as may be reasonably acceptable to the Administrative Agent), specifying therein the requested (i) date and Facility of such Borrowing, (ii) Type of Loans comprising such Borrowing (including whether such Borrowing is to be a Base Rate Borrowing, a Term Benchmark Borrowing or an RFR Borrowing), (iii) aggregate principal amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Term Benchmark Loans, Agreed Currency and initial Interest Period. Each Appropriate Lender shall (1) before noon (Local Time) on the date of such Borrowing, in the case of a Borrowing consisting of Term Benchmark Loans or RFR Loans and (2) before 1:00 P.M. (Local Time) on the date of such Borrowing, in the case of a Borrowing consisting of Base Rate Loans, make available for the account of its Applicable Lending Office to the Administrative Agent at the applicable Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment (or waiver in accordance with Section 9.01) of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Company at the Administrative Agent’s address referred to in Section 9.02 or at the applicable Payment Office, as the case may be.

(b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Company may not select Term Benchmark Loans for any Borrowing if the aggregate amount of such Borrowing is less than the Borrowing Minimum or if the obligation of the Lenders to make Term Benchmark Loans shall then be suspended pursuant to Section 2.09 or 2.13, and (ii) the Term Benchmark Loans may not be outstanding as part of more than ten separate Revolving Credit Borrowings and ten separate Term Borrowings.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Company. Notwithstanding anything to the contrary contained in this Agreement, the Company may state that any Notice of Borrowing under this Section 2.02 is conditioned upon the occurrence or non-occurrence of any event specified therein (including, without limitation, the effectiveness of other credit facilities or other transactions), including Permitted Acquisitions, Investments, and Asset Sales, in which case such Notice of Borrowing may be revoked by the Company (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied and the Company shall indemnify the Lenders in accordance with Section 9.04(f), if and to the extent applicable. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Term Benchmark Loans, unless such conditions shall have been waived in accordance with Section 9.01, the Company shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth herein, including any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of such Borrowing when such Loan, as a result of such failure, is not made on such date.

(d) Unless the Administrative Agent shall have received notice from an Appropriate Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Company severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Company until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Company, the higher of (A) the interest rate applicable at the time to the Loans comprising such Borrowing and (B) the cost of funds incurred by the Administrative Agent in respect of such amount and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including the Overnight Rate in the case of Loans denominated in a Foreign Currency). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e) The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.04(c) are several and not joint. The failure of any Appropriate Lender to make any Loan or to make any payment under Section 9.04(c) on any date required hereunder shall not relieve any other Appropriate Lender of its corresponding obligation to do so on such date and no Lender shall be responsible for the failure of any other Lender to make its Loan or to make its payment under Section 9.04(c).

SECTION 2.03. Issuance of, and Drawings and Reimbursement under, Letters of Credit. (a) Request for Issuance. (i) Each Letter of Credit shall be issued upon notice, given not later than noon (Local Time) on the third Business Day prior to the date of the proposed Issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by the Company to any Issuing Bank, and such Issuing Bank shall give the Administrative Agent, prompt notice thereof. Each such notice by the Company of an Issuance of a Letter of Credit (a “Notice of Issuance”) shall, if required by the applicable Issuing Bank, be accompanied by a letter of credit application, appropriately completed and signed by a Responsible Officer (or designee thereof) of the Company and may be sent by fax, by United States mail, by overnight courier, by electronic transmission using the system provided by such Issuing Bank, by personal delivery or by any other means acceptable to such Issuing Bank, specifying therein the requested (A) date of such Issuance (which shall be a Business Day), (B) stated amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit, (E) Agreed Currency with respect to such Letter of Credit and (F) form of such Letter of Credit. Each Letter of Credit shall be issued pursuant to such form of an application and agreement for issuance or amendment of a letter of credit as is used from time to time by such Issuing Bank (a “Letter of Credit Agreement”); provided that no Issuing Bank shall be under any obligation to issue a Letter of Credit that would result in more than a total of 20 Letters of Credit outstanding. If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its reasonable discretion (it being understood and agreed that any such form shall have only explicit documentary conditions to draw and shall not include discretionary conditions), such Issuing Bank shall, unless such Issuing Bank has received written notice from any Lender or the Administrative Agent, at least one Business Day prior to the requested date of Issuance of the applicable Letter of Credit, that one or more applicable conditions contained in Section 3.02 shall not then be satisfied (or waived in accordance with Section 9.01), then, subject to the terms and conditions hereof, on the requested date, Issue a Letter of Credit for the account of the Company or the applicable Restricted Subsidiary of the Company, as applicable, in each case in accordance with such Issuing Bank’s usual and customary business practices. Additionally, the Company shall furnish to the applicable Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit Issuance as such Issuing Bank or the Administrative Agent may reasonably require. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern. Notwithstanding anything to the contrary in this Agreement, the Issuing Banks may send a Letter of Credit or conduct any communication to or from the beneficiary of such Letter of Credit via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(ii) The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of non-compliance with the Company’s instructions or other irregularity, the Company will immediately notify the applicable Issuing Bank. In the absence of any bad faith, willful misconduct or gross negligence by the applicable Issuing Bank (as finally determined by a court of competent jurisdiction), the Company shall be conclusively deemed to have waived any such claim against the applicable Issuing Bank and its correspondents unless such notice is given as aforesaid.

(b) Participations. By the Issuance of a Letter of Credit (including an amendment to a Letter of Credit increasing or decreasing the Stated Amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Credit Lenders, such Issuing Bank hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Credit Lender’s Ratable Share of the Stated Amount of such Letter of Credit. The Company hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay in Dollars to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Ratable Share of each drawing (or the Ratable Share of the Dollar Amount of any such drawing under a Letter of Credit denominated in a currency other than Dollars) made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the Company on the date required under Section 2.03(c), or of any reimbursement payment thereafter required to be refunded to the Company for any reason, which amount will be advanced, and deemed to be a Revolving Credit Loan to the Company hereunder, regardless of the satisfaction of the conditions set forth in Section 3.02. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Stated Amount of such Letter of Credit at each time such Lender’s Revolving Credit Commitment is amended pursuant to an assignment in accordance with Section 9.07 or otherwise pursuant to this Agreement and at each time the Stated Amount of such Letter of Credit is adjusted in accordance with the terms hereof.

(c) Drawing and Reimbursement. (i) The payment by an Issuing Bank of a draft drawn under any Letter of Credit which is not reimbursed by the Company by the time set forth below shall constitute for all purposes of this Agreement the making by any such Issuing Bank of a Revolving Credit Loan in Dollars, which shall be a Base Rate Loan, in the Dollar Amount of such draft, without regard to whether the making of such a Loan would exceed such Issuing Bank’s Unused Revolving Credit Commitment. Each Issuing Bank shall give prompt notice of each drawing under any Letter of Credit issued by it to the Company and the Administrative Agent. The Company shall reimburse such Issuing Bank no later than 12:00 P.M. (Local Time) on the same day of any such drawing if the Company has received notice of such drawing by 10:00 A.M. (Local Time) (or, if notice is received after 10:00 A.M. (Local Time), on the first Business Day following any such drawing), which reimbursement shall be through the Administrative Agent and (x) in Dollars (in the case of a drawing under a Letter of Credit denominated in Dollars) or (y) in the applicable Foreign Currency (in the case of a drawing under a Letter of Credit denominated in a Foreign Currency), unless in the case of this clause (y) such Issuing Bank (at its sole option) notifies the Company that it shall require reimbursement in Dollars (in the amount of the Dollar Amount of such drawing), in which case such reimbursement shall be in Dollars. In the event that (A) a drawing denominated in a Foreign Currency is to be reimbursed in Dollars pursuant to clause (y) of the immediately preceding sentence and (B) the Dollar amount paid by the Company shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Foreign Currency equal to the drawing, the Company agrees, as a separate and independent obligation, to indemnify the Issuing Bank for the loss resulting from its inability on that date to purchase the Foreign Currency in the full amount of the drawing. If the Company fails to so reimburse the applicable Issuing Bank by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the amount of the unreimbursed drawing, and the amount of such Lender’s Ratable Share in Dollars thereof (in the case of any such drawing under a Letter of Credit denominated in a Foreign Currency, the Dollar Amount thereof on the date of such drawing). Each Revolving Credit Lender acknowledges and agrees that its obligation to make Revolving Credit Loans pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly after receipt thereof, the Administrative Agent shall transfer such funds to the applicable Issuing Bank. Each Revolving Credit Lender agrees to fund its Ratable Share in Dollars of an outstanding Revolving Credit Loan made by an Issuing Bank as aforesaid on (i) the Business Day on which demand therefor is made by such Issuing Bank; provided that notice of such demand is given not later than 1:00 P.M. (Local Time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Revolving Credit Lender shall not have so made the amount of such Loan available to the applicable Issuing Bank, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount (together with interest thereon for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Administrative Agent, at the higher of the Federal Funds Effective Rate and a rate determined by such Issuing Bank in accordance with banking industry rules on interbank compensation). A certificate of an Issuing Bank submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c) shall be conclusive absent manifest error. If such Lender shall pay to the Administrative Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Revolving Credit Loan made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Revolving Credit Loan made by such Issuing Bank shall be reduced by such amount on such Business Day.

(ii) If any payment received by the Administrative Agent for the account of an Issuing Bank pursuant to Section 2.03(c)(i) is required to be returned because it is invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Issuing Bank in its discretion) to be repaid to a trustee, receiver or any other party in connection with any proceeding under any Debtor Relief Law or otherwise, each Revolving Credit Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Ratable Share in Dollars thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the greater of (1) the Federal Funds Effective Rate and (2) an overnight rate determined by the Administrative Agent or such Issuing Bank, as the case may be, in accordance with banking industry rules on interbank compensation. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the obligations and the termination of this Agreement.

(d) Letter of Credit Reports. Each Issuing Bank shall furnish (i) to the Administrative Agent (with a copy to the Company), on the first Business Day of each week a written report summarizing Issuance and expiration dates of trade Letters of Credit issued by such Issuing Bank during the preceding week and drawings during such week under all trade Letters of Credit issued by such Issuing Bank, (ii) to the Administrative Agent (with a copy to the Company), on the first Business Day of each month a written report summarizing Issuance and expiration dates of Letters of Credit Issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit Issued by such Issuing Bank and (iii) to the Administrative Agent (with a copy to the Company), on the first Business Day of each calendar quarter a written report setting forth (A) the average daily aggregate Stated Amount and (B) the amount available to be drawn, in each case, during the preceding calendar quarter of all Letters of Credit Issued by such Issuing Bank. The Administrative Agent shall give to each Revolving Credit Lender prompt notice of each report delivered to it pursuant to this Section 2.03(d).

(e) Failure to Make Loans. The failure of any Revolving Credit Lender to make the Revolving Credit Loan to be made by it on the date specified in Section 2.03(c) shall not relieve any other Revolving Credit Lender of its obligation hereunder to make its Revolving Credit Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Loan to be made by such other Lender on such date.

(f) Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the Issuing Banks and the Company when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each trade Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Company for, and no Issuing Bank’s rights and remedies against the Company shall be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade—International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(g) Letters of Credit Issued for Others. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, or states that a Restricted Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Restricted Subsidiary in respect of such Letter of Credit, the Company (i) shall be obligated to reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including for any and all drawings under such Letter of Credit) as if such Letter of Credit had been issued solely for the account of the Company and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Restricted Subsidiary in respect of such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of the Restricted Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of the Restricted Subsidiaries.

(h) Existing Letters of Credit. Notwithstanding anything to the contrary herein, each of the Company, the Administrative Agent, each Issuing Bank, and each Revolving Credit Lender agrees that each Letter of Credit outstanding under the Existing Credit Agreement as of the Closing Date, immediately prior to the execution and delivery of this Agreement, shall continue as a Letter of Credit, and deemed to be issued, under this Agreement.

SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, make Swingline Loans in Dollars to the Company from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $15,000,000, (ii) the Swingline Lender’s Revolving Credit Exposure exceeding its Revolving Credit Commitment or (iii) the Dollar Amount of the total Revolving Credit Exposures of all Revolving Credit Lenders exceeding the aggregate Revolving Credit Commitments; provided that the Company will not request a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Swingline Loans. Each Swingline Loan shall be a Base Rate Loan.

(b) To request a Swingline Loan, the Company shall notify the Administrative Agent of such request by telephone (confirmed by fax or by electronic transmission), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company. The Swingline Lender shall make each Swingline Loan available to the Company by means of a credit to the general deposit account of the Company with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an L/C Disbursement, by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent require the Revolving Credit Lenders to acquire participations in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Credit Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Credit Lender, specifying in such notice such Revolving Credit Lender’s Ratable Share of such Swingline Loan or Loans. Each Revolving Credit Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 12:00 noon, New York City time, on a Business Day no later than 5:00 p.m. New York City time on such Business Day and if received after 12:00 noon, New York City time, on a Business Day shall mean no later than 10:00 a.m. New York City time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Credit Lender’s Ratable Share of such Swingline Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02 with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Credit Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such

Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Company (or other party on behalf of the Company) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Company for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the payment thereof.

SECTION 2.05. Fees. (a) Commitment Fee. The Company agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee for the period from and including the Closing Date and until the Revolving Credit Facility Maturity Date, at a rate per annum equal to the Applicable Percentage (as in effect from time to time) of the aggregate daily amount of the Unused Revolving Credit Commitment of such Lender (for the avoidance of doubt, for the purposes of calculating such fee Swingline Exposure shall be deemed not to utilize Revolving Credit Commitments) payable in arrears quarterly no later than the day that is 15 days after the last day of each March, June, September and December, commencing June 30, 2025, and on the Revolving Credit Facility Maturity Date (in each case, in respect of the quarterly period (or portion thereof) then ending); provided that, if such Revolving Credit Lender continues to have any Swingline Exposure after its Revolving Credit Commitment terminates, then such commitment fee shall continue to accrue on the daily amount of such Lender’s Swingline Exposure from and including the date on which its Revolving Credit Commitment terminates to but excluding the date on which such Revolving Credit Lender ceases to have any Swingline Exposure.

(b) Letter of Credit Fees. (i) The Company shall pay to the Administrative Agent for the account of each Revolving Credit Lender a letter of credit fee on such Lender’s Ratable Share of the average daily aggregate Stated Amount of all Letters of Credit at a rate per annum equal to the Applicable Margin for Term Benchmark Loans under the Revolving Credit Facility (as in effect from time to time), payable in arrears quarterly no later than the day that is 15 days after the last day of each March, June, September and December, commencing with the quarter ending June 30, 2025, and on the Revolving Credit Facility Maturity Date (in each case, in respect of the quarterly period (or portion thereof) then ending); provided, that for purposes of the foregoing, the Applicable Margin shall be 2% above the Applicable Margin otherwise applicable if the Company is required to pay Default Interest pursuant to Section 2.08(b).

(ii) The Company shall pay directly to each Issuing Bank for its own account a fronting fee at a rate equal to 0.125% per annum, computed on the daily aggregate Stated Amount of each Letter of Credit issued by such Issuing Bank, payable in arrears quarterly on the last day of each of March, June, September and December, commencing with the quarter ending June 30, 2025, and on the Revolving Credit Facility Maturity Date (in each case, in respect of the quarterly period (or portion thereof) then ending). In addition, the Company shall pay directly to each Issuing Bank, for its own account, such other commissions, issuance fees, transfer fees and other fees and charges in connection with the Issuance or administration of each Letter of Credit as the Company and such Issuing Bank shall agree.

(c) Agent’s Fees. The Company shall pay to the Agent for its own account such fees as may from time to time be separately agreed between the Company and the Agent.

SECTION 2.06. Termination or Reduction of the Commitments.

(a) The Company shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or permanently reduce ratably in part the Unused Revolving Credit Commitments or the Unissued Letter of Credit Commitments of the Lenders; provided that each partial reduction shall be in the aggregate amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof. Once terminated, a commitment may not be reinstated.

(b) The Term Commitments shall be automatically and permanently reduced and terminated (i) on the Closing Date, by the amount, if any, by which the aggregate Term Commitments exceed the Term Loans outstanding on such date (after giving effect to any Borrowing on such date) and (ii) upon the making of the Term Loans pursuant to Section 2.01, by the amount, if any, by which the aggregate Term Commitments exceed the Term Loans outstanding following the making of such Loans.

SECTION 2.07. Repayment of Loans and Letter of Credit Drawings.

(a) Revolving Credit Loans. The Company hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Credit Lender the then-unpaid principal amount of each Revolving Credit Loan of such Lender on the Revolving Credit Facility Maturity Date in the currency of such Revolving Credit Loan and (ii) to the Swingline Lender the then-unpaid principal amount of each Swingline Loan on the earlier of (x) the Revolving Credit Facility Maturity Date and (y) the first date after such Swingline Loan is made that is the fifteenth (15th) or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Credit Borrowing is made, the Company shall repay all Swingline Loans then outstanding and the proceeds of any such Revolving Credit Borrowing shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.

(b) Letter of Credit Drawings. The obligations of the Company under any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit issued for the account of the Company (or relating to any Letter of Credit issued at the request of the Company and for the account of any other Restricted Subsidiary), shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including the following circumstances (it being understood and agreed that any such payment by the Company is without prejudice to, and does not constitute a waiver of, any rights the Company might have or might acquire as a result of the payment by the applicable Issuing Bank or any Revolving Credit Lender of any draft or the reimbursement by the Company thereof):

(i) any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Company or any other Restricted Subsidiary in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(iii) the existence of any claim, set-off, defense or other right that the Company or any other Restricted Subsidiary may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of, or consent to, departure from any guarantee, for all or any of the obligations of the Company or any other Restricted Subsidiary in respect of the L/C Related Documents;

(vii) waiver by any Issuing Bank of any requirement that exists for such Issuing Bank’s protection and not the protection of the Company or any other Restricted Subsidiary or any waiver by such Issuing Bank which does not in fact materially prejudice the Company or any other Restricted Subsidiary;

(viii) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(ix) any payment made by any Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable; or

(x) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any other Restricted Subsidiary.

(c) Repayment of Term Loans. The Company hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Term Lender the then-unpaid principal amount of each Term Loan of such Lender on the Term Facility Maturity Date in Dollars and (ii) to the Administrative Agent for the account of each Term Lender commencing on the first full fiscal quarter of the Company after the Closing Date to and including the Term Facility Maturity Date in equal quarterly amounts on the last day of each fiscal quarter of the Company of 1.25% of the initial aggregate principal amount of the Term Loans (to be adjusted to reflect any payments made to the Term Loans pursuant to Section 2.11).

SECTION 2.08. Interest on Loans. (a) Scheduled Interest. Subject to Section 2.08(b), the Company shall pay interest on the unpaid principal amount of each Loan made to it and owing to each applicable Lender from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Loans. During such periods as such Loan (including each Swingline Loan) is a Base Rate Loan, a rate per annum equal to the sum of (x) the Base Rate in effect from time to time for such Loan plus (y) the Applicable Margin in effect from time to time for such Loan, payable (A) in the case of any Base Rate Loan other than a Swingline Loan, in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Loan shall be Converted or paid in full and (B) in the case of any Swingline Loan, on the day that such Loan is required to be repaid.

(ii) Term Benchmark Loans. During such periods as such Loan is a Term Benchmark Loan, a rate per annum equal at all times during each Interest Period for such Loan to the sum of (x) the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the Term CORRA Rate, as applicable, for such Interest Period for such Loan plus (y) the Applicable Margin in effect from time to time for such Loan, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Term Benchmark Loan shall be Converted or paid in full.

(iii) RFR Loans. During such periods as such Loan is an RFR Loan, at a rate per annum equal at all times during each Interest Period for such Loan to the sum of (x) the Adjusted Daily Simple RFR plus (y) the Applicable Margin in effect from time to time for such Loan, payable in arrears on the last day of such Interest Period and on the date such RFR Loan shall be paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 7.01(a) or Section 7.01(e), including as a result of the acceleration of the Loans pursuant to Section 7.01, the Company shall be required to pay interest (“Default Interest”) on the overdue and unpaid principal amount of each Loan made to it, payable in arrears on the dates referred to in clause (a)(i) through (a)(iii) of this Section 2.08 and on the demand of the Administrative Agent, at a rate per annum equal to 2% per annum above the rate per annum required to be paid on such Loan pursuant to clause (a)(i) through (a)(iii) of this Section 2.08.

SECTION 2.09. Interest Rate Determination.

(a) The Administrative Agent shall give prompt notice to the Company and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.08(a)(i) or (ii)

(b) Subject to clauses (c), (d), (e), (f), (g) and (h) of this Section 2.09, if prior to the commencement of any Interest Period for a Term Benchmark Borrowing or an RFR Borrowing:

(i)

the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the Adjusted Term CORRA Rate (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency; or

(ii)

the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the Adjusted Term CORRA Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone, fax or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, with respect to the relevant Benchmark and (y) the Company delivers a new Interest Election Request in accordance with the terms of Section 2.10 or a new Notice of Borrowing in accordance with the terms of Section 2.02, (A) for Loans denominated in Dollars, any Interest Election Request that requests the Conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Notice of Borrowing that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Notice of Borrowing, as applicable, for a Base Rate Borrowing and (B) for Loans denominated in an Alternative Currency, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Notice of Borrowing that requests a Term Benchmark Borrowing or an RFR Borrowing, in each case, for the relevant Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Company’s receipt of the notice from the Administrative Agent referred to in this Section 2.09(b) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Company delivers a new Interest Election Request in accordance with the terms of Section 2.10 or a new Notice of Borrowing in accordance with the terms of Section 2.02, (A) for Loans denominated in Dollars, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be Converted by the Administrative Agent to, and shall constitute, a Base Rate Loan and (B) for Loans denominated in an Alternative Currency, then, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Company’s election prior to such day: (A) be prepaid by the Company on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate for Pounds Sterling plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternative Currency, at the Company’s election, shall either (A) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (B) be prepaid in full immediately.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedge Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.09), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement”

with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(d) Notwithstanding anything to the contrary herein or in any other Loan Document, in connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right (in consultation with the Company) to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e) The Administrative Agent will promptly notify the Company and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (g) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.09, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.09.

(f) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR, Central Bank Rate, EURIBOR Rate or Term CORRA Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g) Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any request for a Term Benchmark Borrowing or an RFR Borrowing of, Conversion to, or continuation of, Term Benchmark Loans to be made, Converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Company will be deemed to have Converted any request for a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of, or Conversion to, Base Rate Loans or (y) any Term Benchmark

Borrowing or RFR Borrowing denominated in an Alternative Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, as applicable, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.09, (i) if such Loan is denominated in Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be Converted by the Administrative Agent to, and shall constitute, a Base Rate Loan denominated in Dollars on such day or and (ii) if such Loan is denominated in any Agreed Currency other than Dollars, then (1) any such Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) at the Company’s election prior to such day: (A) be prepaid by the Company on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any such RFR Loan shall bear interest at the Central Bank Rate for Pounds Sterling plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for Pounds Sterling cannot be determined, any outstanding affected RFR Loans denominated in Pounds Sterling shall, at the Company’s election, either (A) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Pounds Sterling) immediately or (B) be prepaid in full immediately.

(h) Upon the occurrence and during the continuance of any Event of Default under Section 7.01, (i) each Term Benchmark Loan denominated in Dollars will, upon request of the Required Lenders to the Administrative Agent, on the last day of the then-existing Interest Period therefor, be Converted into Base Rate Loans and (ii) the obligation of the Lenders to make Term Benchmark Loans or RFR Loans, or to Convert Loans into Term Benchmark Loans shall, if so requested by the Required Lenders, be suspended.

SECTION 2.10. Optional Conversion of Loans. (a) Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Company may, subject to Section 2.10(b), elect to Convert any Term Benchmark Borrowing or Base Rate Borrowing to a different Type or continue any Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Company may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be Converted or continued. No Loan may be Converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in such other currency.

(b) To make an election pursuant to this Section, the Company shall notify the Administrative Agent of such election by fax or electronic transmission, in a form reasonably approved by the Administrative Agent (an “Interest Election Request”) and signed by the Company (or, in the case of a Borrowing denominated in Dollars, by telephone confirmed promptly by hand delivery, fax or electronic mail to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Company) by the time that a Notice of Borrowing would be required under Section 2.02 if the Company were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Notwithstanding any other provision of this Section, the Company shall not be permitted to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Term Benchmark Loans that does not comply with definition thereof or (iii) unless expressly permitted by the terms of this Agreement, Convert any Term Benchmark Borrowing denominated in a Foreign Currency to a Base Rate Borrowing.

(c) Each telephonic and written Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (ii), (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Base Rate Borrowing, an RFR Borrowing or a Term Benchmark Borrowing; and

(iv) if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Company shall be deemed to have selected an Interest Period of one (1) month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Company fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall automatically continue as a Term Benchmark Borrowing in the same Agreed Currency with an Interest Period of one (1) month.

SECTION 2.11. Prepayments of Loans. (a) Optional. The Company may, upon notice (i) not later than 11:00 a.m., New York City time, three Business Days prior to the date of such prepayment, in the case of Term Benchmark Loans denominated in U.S. Dollars, (ii) not later than 11:00 a.m., Local Time, three Business Days prior to the date of such prepayment, in the case of Term Benchmark Loans denominated in a Foreign Currency, (iii) not later than 11:00 a.m., New York City time, one Business Day prior to the date of such prepayment, in the case of Base Rate Loans (other than a Swingline Loans) and (iv) not later than 12:00 p.m. (noon), New York City time, on the date of such prepayment, in the case of a Swingline Loan and (v) not later than 11:00 a.m., New York City time, five RFR Business Days prior to the date of such prepayment, in the case of any RFR Loans denominated in Pounds Sterling, to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and, if such notice is given, the Company shall (subject to the last sentence of this Section 2.11(a)), prepay the outstanding principal amount of the Loans made to it comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment of Loans shall be in an aggregate principal amount of not less than the Borrowing Minimum or a Borrowing Multiple in excess thereof and (y) in the event of any such prepayment of a Term Benchmark Loan, the Company shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(f) (if and to the extent applicable). Any prepayments pursuant to this Section 2.11(a) may be made with respect to one or more Facilities as may be determined by the Company in its sole and absolute discretion at any time and from time to time and shall not be required to be made ratably across the Facilities. Notwithstanding anything to the contrary contained in this Agreement, the Company may state that any notice of prepayment under this Section 2.11(a) is conditioned upon the occurrence or non-occurrence of any event specified therein (including, without limitation, the effectiveness of other credit facilities or other transactions), in which case such notice may be revoked by the Company (by written notice to the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Company shall notify the Swingline Lender) on or prior to the specified effective date) if such condition is not satisfied. Each optional prepayment of Term Loans shall be applied to the Class or Classes of Term Loans specified by the Company in the applicable notice of prepayment, and each prepayment of such Term Loans made pursuant to this Section 2.11(a) shall be applied against the remaining scheduled installments of principal due in respect of such Term Loans in the manner specified by the Company or, in the absence of any such specification, on or prior to the date of the relevant optional prepayment, in direct order of maturity and each such prepayment shall be paid to such Term Lenders in accordance with their pro rata share of the applicable Class; provided that, unless specified otherwise by the Company in the applicable notice of prepayment, the amount of such optional prepayments shall be applied first to the then outstanding Term Loans of the relevant Class that are Base Rate Loans to the full extent thereof and then to the then outstanding Term Loans of such Class that are Adjusted Term SOFR Loans.

(b) Mandatory. (i) If at any time, (x) other than as a result of fluctuations in currency exchange rates, the Dollar Amount of the aggregate Revolving Credit Exposures of all Revolving Credit Lenders (calculated, with respect to Revolving Credit Loans and L/C Exposure denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Revolving Credit Loans and L/C Exposure) exceeds (A) the aggregate Revolving Credit Commitments of the Revolving Credit Lenders or (B) with respect to the portion of the aggregate Revolving Credit Exposures of all Revolving Credit Lenders (so calculated) denominated in Foreign Currencies, the Multicurrency Sublimit, or (y) solely as a result of fluctuations in currency exchange rates, the Dollar Amount of the aggregate Revolving Credit Exposures of all Revolving Credit Lenders (so calculated), as of the most recent Computation Date, exceeds one hundred and five percent (105%) of (A) the aggregate Revolving Credit Commitments of the Revolving Credit Lenders or (B) with respect to the portion of the aggregate Revolving Credit Exposures of all Revolving Credit Lenders (so calculated) denominated in Foreign Currencies, the Multicurrency Sublimit, then the Company shall, in each case, as soon as practicable and in any event within three Business Days after receipt of notice thereof from the Administrative Agent, repay Revolving Credit Borrowings or cash collateralize L/C Exposure in accordance with the procedures set forth in Section 2.20(a), as applicable, in an aggregate principal amount sufficient to cause the Dollar Amount of the aggregate Revolving Credit Exposures of all Revolving Credit Lenders (so calculated) to not be greater than (x) the aggregate Revolving Credit Commitments of the Revolving Credit Lenders and (y) with respect to the portion of the aggregate Revolving Credit Exposures of all Revolving Credit Lenders (so calculated) denominated in Foreign Currencies, the Multicurrency Sublimit.

(ii) Term Loans.

(A) If at any time any Loan Party or any of its Subsidiaries shall receive (x) Net Cash Proceeds from any Recovery Event and, unless and to the extent that a Reinvestment Notice shall be delivered in respect thereof, the Company shall, within ten Business Days after the date of the receipt of such Net Cash Proceeds by such Loan Party or any of its Subsidiaries prepay an aggregate principal amount of outstanding Term Loans equal to 100% of such Net Cash Proceeds or (y) Prepayment Net Cash Proceeds from any Asset Sale or Asset Sales and, unless and to the extent that a Reinvestment Notice shall be delivered in respect thereof, the Company shall, within ten Business Days after the date of the receipt of such Prepayment Net Cash Proceeds by such Loan Party or any of its Subsidiaries prepay an aggregate principal amount of outstanding Term Loans equal to 100% of such Prepayment Net Cash Proceeds; provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans.

(B) If at any time any Loan Party or any of its Subsidiaries shall receive Net Cash Proceeds from the issuance or incurrence of any Debt (other than any Debt permitted under Section 6.09), the Company shall, within five Business Days after the date of receipt of such Net Cash Proceeds by such Loan Party or any of its Subsidiaries, prepay the Term Loans in an amount equal to 100% of such Net Cash Proceeds.

(iii) Each prepayment of Loans made pursuant to this Section 2.11(b) shall be made together with any accrued and unpaid interest to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Term Benchmark Loan on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the Company shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.04.

(iv) In the event that the Company or any of the Restricted Subsidiaries shall receive Net Cash Proceeds from the issuance or incurrence of any Specified Refinancing Revolving Loans, the Company shall prepay an aggregate principal amount of the Class of Revolving Credit Loans refinanced in such issuance or incurrence by an amount equal to 100% of such Net Cash Proceeds immediately upon receipt thereof by the Company or such Restricted Subsidiary.

(v) [Reserved].

(vi) [Reserved].

(vii) The Company shall deliver to the Administrative Agent, (i) at the time of each prepayment required under Section 2.11(b)(iv) above, a certificate signed by a Financial Officer of the Company setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) at least three Business Days’ prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. The Administrative Agent shall promptly advise the Appropriate Lenders of any notice given (and the contents thereof) pursuant to this Section 2.11(b).

(viii) Each mandatory prepayment of Term Loans made pursuant to this Section 2.11(b) shall be applied against the remaining scheduled installments of principal due in respect of such Class of Term Loans as directed by the Company (or, in the absence of direction from the Company, to the remaining scheduled amortization payments in respect of such Class of Term Loans in direct order of maturity), and each such prepayment shall be paid to such Term Lenders in accordance with their pro rata share of the applicable Class; provided that the amount of such mandatory prepayments shall be applied first to the then outstanding Term Loans of the relevant Class that are Base Rate Loans to the full extent thereof and then to the then outstanding Term Loans of such Class that are Adjusted Term SOFR Loans.

SECTION 2.12. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Term Benchmark);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, (C) [reserved] and (D) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement, Loans or Term Benchmark Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, Converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Company will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Adequacy. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s Parent Company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s Parent Company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s Parent Company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s Parent Company with respect to capital adequacy or liquidity), then from time to time the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s Parent Company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its Parent Company as specified in paragraph (a) or (b) of this Section 2.12 and delivered to the Company, shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this Section 2.12 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Additional Reserve Requirements. Without duplication of amounts paid pursuant to the definition of “Statutory Reserve Rate”, the Company shall pay (or cause the Company to pay) to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Term Benchmark Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Term Benchmark Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant interest payment date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

(f) No Lender shall request or require the Company to make any payment under this Section 2.12, unless such costs, expenses or other amounts are generally applicable to (and for which reimbursement is generally being sought by such Lender, such Lender’s Parent Company or other Recipient, as applicable, in respect of) credit transactions similar to this transaction from similarly situated borrowers (which are parties to credit or loan documentation containing a provision similar to this Section 2.12), as determined by such Lender, as applicable, in its reasonable discretion.

SECTION 2.13. Illegality. If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Applicable Lending Office to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any credit extension or Loan or to determine or charge interest rates based upon the Term Benchmark or RFR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, any Foreign Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such credit extension or Loan or to make or continue Term Benchmark Loans or RFR Loans in the affected currency or currencies or, in the case of Term Benchmark Loans in Dollars, to Convert Base Rate Loans to Term Benchmark Loans, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term Benchmark component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term Benchmark component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Company shall, upon demand from such Lender (with a copy to the Administrative Agent), at the Company’s option, prepay or, if such Loans are denominated in Dollars, Convert all Term Benchmark Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term Benchmark component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term Benchmark Loans or RFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term Benchmark Loans or RFR Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Term Benchmark or RFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term Benchmark component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term Benchmark or RFR. Upon any such prepayment or Conversion, the Company shall also pay accrued interest on the amount so prepaid or Converted.

SECTION 2.14. Payments and Computations. (a) The Company shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 1:00 P.M. (Local Time) on the day when due in the applicable Agreed Currency (or, in the case of reimbursement of a draft drawn under a Letter of Credit, in accordance with, and in the currency required under, Section 2.03(c)) to the Administrative Agent at the applicable Administrative Agent’s Account in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.05(b)(ii), 2.05(c), 2.12, 2.15 or 9.04) to the applicable Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) [Reserved.]

(c) All computations of interest based on Daily Simple RFR with respect to Pounds Sterling, the Prime Rate and Term CORRA shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Term SOFR with respect to Dollars, the Adjusted EURIBOR Rate, Federal Funds Effective Rate and of fees and Letter of Credit fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on, or principal of, Term Benchmark Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to any Lender hereunder that the Company will not make such payment in full, the Administrative Agent may assume that the Company has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each applicable Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Company shall not have so made such payment in full to the Administrative Agent, each applicable Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including the Overnight Rate in the case of Loans denominated in a Foreign Currency).

SECTION 2.15. Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.15) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) [Reserved].

(c) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of, the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Loan Parties. The Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on, or attributable to, amounts payable under this Section 2.15) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, setting forth in reasonable detail the calculation of the amount being requested, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.07(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.15, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Recipients. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation by any Lender (other than such documentation set forth in Sections 2.15(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct or indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax or any other Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

The Administrative Agent and each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such a refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such a refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j) Interpretation. For the purposes of this Section 2.15, the term “applicable law” includes FATCA.

SECTION 2.16. Sharing of Payments, Etc. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans, L/C Disbursements, Swingline Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans, L/C Disbursements, Swingline Loans and accrued interest thereon or other such obligations greater than its applicable pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans, L/C Disbursements, Swingline Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans, L/C Disbursements, Swingline Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Company pursuant to, and in accordance with, the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or Disqualified Institution), or (y) any payment obtained by a Lender as consideration for the assignment of, or sale of a participation in, any of its Loans or participations in L/C Obligations or Swingline Loans to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.

SECTION 2.17. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Loans. The Company agrees that upon notice by any Lender to the Company (with a copy of such notice to the Administrative Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Loans owing to, or to be made by, such Lender, the Company shall promptly execute and deliver to such Lender a Note payable to such Lender (or its registered assigns) in a principal amount up to the applicable Commitment of such Lender.

(b) The Register maintained by the Administrative Agent pursuant to Section 9.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type and Agreed Currency of Loans comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to, and accepted by, it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Company hereunder and each Lender’s share thereof.

(c) Entries made in good faith by each Lender in its account or accounts pursuant to section (a) above shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Company to such Lender under this Agreement, absent manifest error; provided, however, that the failure of such Lender to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit or otherwise affect the obligations of the Company under this Agreement; provided, further, that in the event of any conflict between the Register and the Lender’s account or accounts, the Register shall govern.

SECTION 2.18. Use of Proceeds. Subject to Section 5.08, the proceeds of the Revolving Credit Loans shall be available (and the Company agrees that it shall use such proceeds) solely for working capital and general corporate purposes of the Company and the Restricted Subsidiaries, including, without limitation, for financing Permitted Acquisitions and fees and expenses incurred in connection therewith. The proceeds of the Term Facility will be used by the Company and its Subsidiaries on the Closing Date (i) to finance, in part, the Closing Date Acquisition, including paying fees, premiums, expenses and other costs related thereto, and (ii) for general corporate purposes.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or requires the Company to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall (at the request of the Company) use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if the Company is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15 and, in each case, such Lender has declined or is unable to designate a different Applicable Lending Office in accordance with Section 2.19(a), or if any Lender is a Defaulting Lender or a Non-Approving Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or Section 2.15) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Company shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.07;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations (if any) in Letters of Credit and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 9.04(f)) from the assignee (and/or, with the prior consent of the Company and with respect to accrued interest and/or fees only, from the Company) (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Approving Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

(c) A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

(d) Each party hereto agrees that an assignment and delegation required pursuant to clause (b) above with respect to a Loan may, at the Administrative Agent’s request and notwithstanding anything in Section 9.07 or elsewhere herein to the contrary, be effected pursuant to an Assignment and Assumption (or any other written instrument), in each case, in a form reasonably acceptable to the Administrative Agent, executed and delivered by the Company, the Administrative Agent and the assignee, and that the Lender required to make such assignment and delegation need not be a party thereto, and in such case shall be deemed to have executed and delivered such Assignment and Assumption (or such other written instrument).

SECTION 2.20. Cash Collateral.

(a) At any time that there shall exist a Defaulting Lender under the Revolving Credit Facility, within two Business Days following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent) the Company shall Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to any reallocation pursuant to Section 2.21(c)(i) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(b) Grant of Security Interest. The Company, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Collateral Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (c) below. If at any time the Collateral Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Collateral Agent and the Issuing Banks as herein provided or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Company will, promptly upon demand by the Collateral Agent, pay or provide to the Collateral Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.20 or Section 2.21 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.20 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Collateral Agent and each Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.21, the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

SECTION 2.21. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) commitment fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment, if any, of such Defaulting Lender pursuant to Section 2.05(a);

(b) the Term Commitment, Revolving Credit Commitment, Term Loans and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders, as applicable, have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.01); provided that any waiver, amendment or other modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately when compared to the other affected Lenders, or increases or extends the Term Commitment, Term Loans or Revolving Credit Commitment of such Defaulting Lender, shall require the consent of such Defaulting Lender;

(c) if any Swingline Exposure or L/C Exposure exists at the time such Lender becomes a Defaulting Lender, and such Lender is a Revolving Credit Lender, then:

(i) all or any part of the Swingline Exposure and L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders that are Revolving Credit Lenders in accordance with their respective Ratable Shares but only to the extent that (A) the sum of all such Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and L/C Exposure does not exceed the total of all Non-Defaulting Lenders’ Revolving Credit Commitments, (B) such reallocation does not cause the Revolving Credit Exposure of any such non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment, and (C) the conditions set forth in Section 3.02 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one (1) Business Day following notice by the Administrative Agent (A) first, prepay such Swingline Exposure and (B) second, Cash Collateralize for the benefit of the Issuing Banks only the Company’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such L/C Exposure is outstanding;

(iii) if the Company Cash Collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.05(b) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is Cash Collateralized;

(iv) if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Revolving Credit Lenders pursuant to Section 2.05(a) and Section 2.05(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Ratable Shares; and

(v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Revolving Credit Lender hereunder, all letter of credit fees payable under Section 2.05(b) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the applicable Issuing Bank until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender and a Revolving Credit Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding Swingline Exposure and L/C Exposure will be one hundred percent (100%) covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or Cash Collateral will be provided by the Company in accordance with clause (c) above, and (ii) the Swingline Exposure related to any newly made Swingline Loan or L/C Exposure related to any newly issued, amended, renewed or extended Letter of Credit shall be allocated among non-Defaulting Lenders that are Revolving Credit Lenders in a manner consistent with clause (c)(i) above (and such Defaulting Lender shall not participate therein).

In the event that the Administrative Agent, the Company, the Swingline Lender and each Issuing Bank each agrees that a Defaulting Lender that is a Revolving Credit Lender has adequately remedied all matters that caused such Revolving Credit Lender to be a Defaulting Lender and that no other matter exists which would cause such Revolving Credit Lender to constitute a Defaulting Lender, then the Swingline Exposure and L/C Exposure of the Revolving Credit Lenders shall be readjusted to reflect the inclusion of such Revolving Credit Lender’s Revolving Credit Commitment and on such date such Revolving Credit Lender shall purchase at par such of the Revolving Credit Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Revolving Credit Lender to hold such Revolving Credit Loans in accordance with its Ratable Share; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties and subject to Section 9.20, no change hereunder from Defaulting Lender to non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.22. Specified Refinancing Debt.

(a) The Company may, from time to time, add one or more new term or revolving credit facilities to this Agreement (“Specified Refinancing Debt”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Company, to refinance all or any portion of any Class of Revolving Credit Loans (and the unused Revolving Credit Commitments with respect to such Class of Revolving Credit Loans) or Term Loans then in effect under this Agreement, in each case pursuant to a Refinancing Amendment (it being agreed that in no event shall more than two Classes of Revolving Credit Commitments be outstanding at any time under this Agreement); provided that such Specified Refinancing Debt:

(i) shall rank pari passu in right of payment with the other Obligations and Commitments hereunder;

(ii) will not have obligors or contingent obligors that were not obligors or contingent obligors in respect of the Facilities;

(iii) will be (x) unsecured or (y) secured by the Collateral on a pari passu basis with the Obligations (or on a junior lien basis pursuant to a Market Intercreditor Agreement that is reasonably satisfactory to the Administrative Agent);

(iv) shall have such pricing and optional prepayment terms as may be agreed by the Company and the applicable Lenders thereof;

(v) will not have a maturity date (or have mandatory commitment reductions or amortization) that is (x) in the case of a Revolving Credit Commitment being refinanced, prior to the Revolving Credit Facility Maturity Date of the Revolving Credit Commitment being refinanced and (y) in the case of a Term Loan being refinanced, prior to the Term Facility Maturity Date of the Term Loans being refinanced;

(vi) in the case of any Term Loans, will not have a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Term Loans being refinanced;

(vii) subject to clauses (iv) and (v) above, will have terms and conditions (other than pricing and optional prepayment and optional redemption terms) that are either (x) substantially similar to, or (when taken as a whole) no more favorable to the lenders providing such Specified Refinancing Debt than, those applicable to the Loans or Commitments being refinanced or (y) customary for similar types of Indebtedness in light of then-prevailing market conditions; provided that (A) such Specified Refinancing Debt in respect of a particular Class of Revolving Credit Loans or Term Loans may provide for any additional or different financial or other covenants or other provisions that are agreed among the Company and the lenders thereof and applicable only during periods after the Latest Maturity Date of such Class of Revolving Credit Loans or Term Loans, as applicable, that remain outstanding after giving effect to such Specified Refinancing Debt or the date on which all non-refinanced Obligations are paid in full and (B) a certificate of a Responsible Officer of the Company delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Specified Refinancing Debt, together with a reasonably detailed description of material terms and conditions of such Specified Refinancing Debt or drafts of the documentation related thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the foregoing requirement in this clause (vii) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirements unless the Administrative Agent notifies the Company within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees); and

(viii) shall not have a principal or commitment amount (or accreted value) greater than the Loans being refinanced (plus accrued interest, fees (including original issue discount and upfront fees), discounts, premiums or expenses payable in connection therewith);

provided, further, that (I) each Revolving Credit Borrowing (including any deemed Revolving Credit Borrowings made pursuant to Section 2.03) shall be allocated pro rata among the Classes of Revolving Credit Commitments (it being agreed that, notwithstanding the foregoing, the Administrative Agent may, in its reasonable discretion, take such actions as it deems advisable to allocate Letters of Credit and participations therein between any revolving credit facilities) and (II) the Net Cash Proceeds of such Specified Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans being so refinanced, in each case pursuant to Sections 2.06 and 2.11, as applicable.

(b) The Company shall make any request for Specified Refinancing Debt pursuant to a written notice to the Administrative Agent specifying in reasonable detail the proposed terms thereof. Any proposed Specified Refinancing Debt may be provided by existing Lenders (it being understood that existing Lenders have no obligation to provide such proposed Specified Refinancing Debt) or, subject to the approval of the Administrative Agent and the Issuing Banks (in each case, which approval shall not be unreasonably withheld, conditioned or delayed), Eligible Assignees in such respective amounts as the Company may elect.

(c) The effectiveness of any Refinancing Amendment shall be subject to the satisfaction (or waiver in accordance with Section 9.01) on the date thereof of each of the conditions set forth in clause (a) above and Section 3.02, and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements, including any supplements or amendments to the Security and Guarantee Documents providing for such Specified Refinancing Debt to be secured thereby, substantially consistent, where applicable, with those delivered on the Closing Date under Section 3.01 (other than changes to such legal opinions resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent). The Lenders hereby authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Company as may be necessary in order to establish any Specified Refinancing Debt and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Company in connection with the establishment of such Specified Refinancing Debt, in each case on terms consistent with and/or to effect the provisions of this Section 2.22.

The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Specified Refinancing Debt incurred pursuant thereto (including the addition of such Specified Refinancing Debt as separate facilities hereunder and treated in a manner consistent with the Facilities being refinanced, including for purposes of prepayments and voting). Any Refinancing Amendment may, without the consent of any Person other than the Company, the Administrative Agent and the Lenders providing such Specified Refinancing Debt, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Company, to effect the provisions of or be consistent with this Section 2.22. In addition, in the case of Specified Refinancing Debt in the form of a new revolving credit facility, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Bank, participation in Letters of Credit shall be reallocated from Lenders holding the Revolving Credit Commitments being refinanced to Lenders that will hold such Specified Refinancing Debt in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon the effectiveness of the Revolving Credit Commitments under such Specified Refinancing Debt, be deemed to be participation interests in respect of such refinancing Revolving Credit Commitments and held by the Lenders thereunder and the terms of such participation interests (including the fees applicable thereto) shall be adjusted accordingly.

SECTION 2.23. Extension of Term Loans and Revolving Credit Commitments.

(a) Extension of Term Loans. The Company may at any time and from time to time request that all or a portion of the Term Loans of a given Class (each, an “Existing Term Tranche”) be amended to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.23. In order to establish any Extended Term Loans, the Company shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Tranche) (each, a “Term Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Tranche and (y) be identical in all material respects to the Term Loans under the Existing Term Tranche from which such Extended Term Loans are to be amended, except that: (i) the maturity date of the Extended Term Loans may be delayed to a later date than the maturity date of the Term Loans of such Existing Term Tranche, to the extent provided in the applicable Extension Amendment; (ii)(A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees and funding discounts with respect to the Extended Term Loans may be different than those for the Term Loans of such Existing Term Tranche and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Term Loans in addition to any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment; (ii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date of the Term Loans that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iii) all borrowings under the applicable Term Loans (i.e., the Existing Term Tranche and the Extended Term Loans of the applicable Term Extension Series) and repayments thereunder shall be made on a pro rata basis (except for repayments required upon the maturity date of the non-extending Term Loans); provided that (x) in no event shall the final maturity date of any Extended Term Loans of a given Term Extension Series at the time of establishment thereof be earlier than the maturity date of the Existing Term Tranche from which such Extended Term Loans are to be amended and (y) all documentation in respect of such Extension Amendment shall be consistent with the foregoing. Any Extended Term Loans amended pursuant to any Term Extension Request shall be designated a series (each, a “Term Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Extension Series with respect to such Existing Term Tranche. Each Term Extension Series of Extended Term Loans incurred under this Section 2.23 shall be in an aggregate principal amount that is not less than $5,000,000.

(b) Extension of Revolving Credit Commitments. The Company may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of a given Class (each, an “Existing Revolver Tranche”) be amended to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Revolving Credit Commitments (any such Revolving Credit Commitments which have been so amended, “Extended Revolving Credit Commitments”) and to provide for other terms consistent with this Section 2.23. In order to establish any Extended Revolving Credit Commitments, the Company shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, a “Revolver Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) be identical in all material respects to the Revolving Credit Commitments under the Existing Revolver Tranche from which such Extended Revolving Credit Commitments are to be amended, except that: (i) the maturity date of the Extended Revolving Credit Commitments may be delayed to a later date than the maturity date of the Revolving Credit Commitments of such Existing Revolver Tranche, to the extent provided in the applicable Extension Amendment; (ii)(A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees and funding discounts with respect to the Extended Revolving Credit Commitments may be different than those for the Revolving Credit Commitments of such Existing Revolver Tranche and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Revolving Credit Commitments in addition to any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment; (ii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date of the Revolving Credit Commitments that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Credit Commitments); and (iii) all borrowings under the applicable Revolving Credit Commitments (i.e., the Existing Revolver Tranche and the Extended Revolving Credit Commitments of the applicable Revolver Extension Series) and repayments thereunder shall be made on a pro rata basis (except for repayments required upon the maturity date of the non-extending Revolving Credit Commitments); provided that (A) in no event shall the final maturity date of any Extended Revolving Credit Commitments of a given Revolver Extension Series at the time of establishment thereof be earlier than the maturity date of the Existing Revolver Tranche from which such Extended Revolving Credit Commitments are to be amended and (B) all documentation in respect of such Extension Amendment shall be consistent with the foregoing. Any Extended Revolving Credit Commitments amended pursuant to any Revolver Extension Request shall be designated a series (each, a “Revolver Extension Series”) of Extended Revolving Credit Commitments for all purposes of this Agreement; provided that any Extended Revolving Credit Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolver Extension Series with respect to such Existing Revolver Tranche. Each Revolver Extension Series of Extended Revolving Credit Commitments incurred under this Section 2.23 shall be in an aggregate principal amount that is not less than $5,000,000.

(c) Extension Requests. The Company shall provide the applicable Revolver Extension Request or Term Extension Request at least five (5) Business Days (or such shorter period as the Administrative Agent may determine in its sole discretion) prior to the date on which Lenders under the Existing Revolver Tranche or Existing Term Tranche, as applicable, are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.23. No Lender shall have any obligation to agree to have any of its Revolving Credit Commitments or Term Loans amended into Extended Revolving Credit Commitments or Extended Term Loans, as applicable, pursuant to any

Revolver Extension Request or Term Extension Request. Any (x) Revolving Credit Lender (each, an “Extending Revolving Credit Lender”) wishing to have all or a portion of its Revolving Credit Commitments under the Existing Revolver Tranche subject to such Revolver Extension Request amended into Extended Revolving Credit Commitments or (y) Term Lender (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Tranche subject to such Term Extension Request amended into Extended Term Loans shall, in each case, notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Revolver Extension Request or Term Extension Request of the amount of its Revolving Credit Commitments under the Existing Revolver Tranche or Term Loans under the Existing Term Tranche, as applicable, which it has elected to request be amended into Extended Revolving Credit Commitments or Extended Term Loans, as applicable (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that (x) the aggregate principal amount of Revolving Credit Commitments under the Existing Revolver Tranche, in respect of which applicable Revolving Credit Lenders shall have accepted the relevant Revolver Extension Request, exceeds the amount of Extended Revolving Credit Commitments requested to be extended pursuant to the Revolver Extension Request, Revolving Credit Commitments subject to Extension Elections shall be amended to Extended Revolving Credit Commitments on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Revolving Credit Commitments included in each such Extension Election and (y) the aggregate principal amount of Term Loans under the Existing Term Tranche, in respect of which applicable Term Lenders shall have accepted the relevant Term Extension Request, exceeds the amount of Extended Term Loans requested to be extended pursuant to the Term Extension Request, Term Loans subject to Extension Elections shall be amended to Extended Term Loans on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans included in each such Extension Election.

(d) Extension Amendment. Extended Revolving Credit Commitments and Extended Term Loans shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Company, the Administrative Agent and each Extending Revolving Credit Lender or Extending Term Lender, as applicable, providing an Extended Revolving Credit Commitment or the Extended Term Loans, as applicable, thereunder, which shall be consistent with the provisions set forth in this Section 2.23 (but which shall not require the applicable consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction (or waiver in accordance with Section 9.01) on the date thereof of each of the conditions set forth above and in Section 3.02, and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements, substantially consistent, where applicable, with those delivered on the Closing Date under Section 3.01 (other than changes to such legal opinions resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent). The Lenders hereby authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Company as may be necessary in order to effect any Extension Amendment and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Company in connection with the establishment of such Extension Amendment, in each case on terms consistent with and/or to effect the provisions of this Section 2.23. In addition, if so provided in the relevant Extension Amendment and with the consent of each Issuing Bank, participation in Letters of Credit expiring on or after the scheduled maturity date in respect of a Class of Revolving Credit Commitments shall be reallocated from Lenders holding such Revolving Credit Commitments to Lenders holding Extended Revolving Credit Commitments in accordance with the terms of such Extension Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Extended Revolving Credit Commitments, be deemed to be participation interests in respect of such Extended Revolving Credit Commitments and the terms of such participation interests (including the fees applicable thereto) shall be adjusted accordingly. No amendment, conversion or exchange of Loans pursuant to any Extension Amendment in accordance with this Section 2.23 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

SECTION 2.24. Incremental Facilities.

(a) The Company may, by written notice to the Administrative Agent at any time and from time to time, request Incremental Revolving Credit Commitments or Incremental Term Commitments in an amount for all such Incremental Revolving Credit Commitments and Incremental Term Commitments, taken together, not to exceed the Incremental Facility Amount at such time from one or more Incremental Revolving Credit Lenders and/or Incremental Term Credit Lenders, which may include any existing Lender or any Eligible Assignee (each of which shall be entitled to agree or decline to participate in its sole discretion); provided that (i) (x) any Incremental Revolving Credit Commitments (and the Incremental Revolving Credit Loans thereunder) shall be implemented as an increase to the total Revolving Credit Commitments and shall have identical terms (other than any arrangement or similar fees payable in connection with such Incremental Revolving Credit Commitments) as the Revolving Credit Commitments (and the Revolving Credit Loans thereunder) and (y) any Incremental Term Commitments (and the Incremental Term Loans thereunder) may be implemented as an increase to the total Term Commitments and Term Loans under an existing tranche of Term Loans, or as a new and separate tranche of Term Loans, in each case at the option of the Company, and, if implemented as an increase in an existing Term Loan tranche, shall have identical terms (other than any arrangement or similar fees payable in connection with such Incremental Term Commitments (which may be paid or structured as original issue discount, in whole or in part)) as the Term Commitments (and the Term Loans thereunder); provided, further, that, if required to consummate (x) any such Incremental Revolving Credit Commitments, the pricing, interest rate margins, rate floors and fees (other than any arrangement or similar fees) on the existing Revolving Credit Commitments (and the Revolving Credit Loans thereunder) may be increased without consent or approval of any Lender and (y) any such Incremental Term Commitments implemented as an increase to the total Term Commitments, the pricing, interest rate margins, rate floors and fees (other than any arrangement or similar fees) on the existing Term Commitments (and the Term Loans thereunder) may be increased without consent or approval of any Lender and (ii) each Incremental Revolving Credit Lender shall be subject to the approval of the Administrative Agent, each Issuing Bank and the Swingline Lender (which approvals shall not be unreasonably withheld, delayed or conditioned). Such notice shall set forth (x) the amount of the Incremental Revolving Credit Commitments or Incremental Term Commitments being requested (which shall be in a minimum amount of $10,000,000 or such lesser amount equal to the remaining Incremental Facility Amount, as applicable) and (y) the date on which such Incremental Revolving Credit Commitments or Incremental Term Commitments are requested to become effective; provided, further, that (i) any such Incremental Term Loans shall not have a maturity or expiration date that is prior to the latest then-effective Term Facility Maturity Date of the then-existing Term Loans, (ii) any such Incremental Term Loans shall have a Weighted Average Life to Maturity that is not less than the remaining Weighted Average Life to Maturity of the then-existing Term Loans, and (iii) any such Incremental Term Loans may participate on a pro rata basis or less than pro rata basis (but not greater than pro rata basis) in any voluntary or mandatory prepayments of the then-existing Term Loans.

(b) The Company and each applicable Incremental Revolving Credit Lender or Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Revolving Credit Commitment of each Incremental Revolving Credit Lender or Incremental Term Commitment of each Incremental Term Lender, as applicable.

(c) Notwithstanding the foregoing, no Incremental Revolving Credit Commitment or Incremental Term Commitment shall become effective under this Section 2.24 unless (i) on the date of such effectiveness, (A)(1) the representations and warranties contained in Article IV are true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of such date, as though made on and as of such date except where such representations and warranties expressly refers to an earlier date, in which case such representations and warranties shall be true and correct in all respects or in all material respects, as applicable, on and as of such earlier date (provided that, in the case of any such Incremental Revolving Credit Commitment or Incremental Term Commitment used to finance a Permitted Acquisition or other similar Investment permitted under Section 6.08 (to the extent the Incremental Revolving Credit Lenders or Incremental Term Lenders, as applicable, participating therein so agree), at the election of the Company, this clause (1) shall be deemed to have been satisfied so long as it is satisfied with respect to the Specified Representations) and (2) no Default or Event of Default shall have occurred and be continuing (provided that, in the case of any such Incremental Revolving Credit Commitment or Incremental Term Commitment used to finance a Permitted Acquisition or other similar Investment permitted under Section 6.08 (to the extent the Incremental Revolving Credit Lenders or Incremental Term Lenders, as applicable, participating therein so agree), this clause (2) shall be deemed satisfied if no Default or Event of Default shall have occurred and be continuing at the time of the execution and delivery of the acquisition agreement related to such Permitted Acquisition or other similar Investment) (and the Administrative Agent shall have received a certificate to that effect dated such date and executed and delivered by a Financial Officer of the Company); and (B) the Company and the Restricted Subsidiaries shall be in compliance with the Financial Covenants after giving pro forma effect to the incurrence of such Incremental Revolving Credit Commitments (assuming a full drawing thereof) or Incremental Term Commitments, the making of Loans to be made on the date of effectiveness thereof, any Permitted Acquisition consummated simultaneously therewith, and the pro forma adjustments described in Section 1.07, (ii) all fees and expenses owing to the Administrative Agent and the Lenders in respect of such Incremental Revolving Credit Commitment or Incremental Term Commitment shall have been paid in full, (iii) [reserved] and (iv) except as otherwise specified in the applicable Incremental Assumption Agreement, the Agent shall have received legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and, where applicable, substantially consistent with those delivered on the Closing Date (other than changes to such legal opinions resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent).

(d) Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the Company, take any and all action as may be reasonably necessary to ensure that all Incremental Revolving Credit Loans, when originally made, are included in each Borrowing of outstanding Revolving Credit Loans on a pro rata basis. This may be accomplished by, among other things, requiring each outstanding Term Benchmark Borrowing to be Converted into a Base Rate Borrowing on the date of such Incremental Revolving Credit Loan, or by allocating a portion of such Incremental Revolving Credit Loan to each outstanding Borrowing under the relevant Facility on a pro rata basis. Any Conversion of Term Benchmark Loans to Base Rate Loans required by the preceding sentence shall be subject to Section 9.04(f), if and to the extent applicable. If any Incremental Revolving Credit Loan is to be allocated to an existing Interest Period for a Term Benchmark Borrowing, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Assumption Agreement.

(e) Notwithstanding any other provision of any Loan Document (including, without limitation, Section 9.01), each Loan Document may be modified, supplemented, amended and/or amended and restated by the Administrative Agent and the Company without the action or consent of any other party, if the Administrative Agent determines it to be necessary or advisable, to provide for terms applicable to any Incremental Revolving Credit Loans or Incremental Term Loans permitted by or to otherwise give effect to this Section 2.24. Without limiting the generality of the foregoing, each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be deemed amended to the extent necessary to reflect the existence and terms of the Incremental Revolving Credit Commitments and the Incremental Revolving Credit Loans or Incremental Term Commitments and the Incremental Term Loans evidenced thereby.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness. The effectiveness of this Agreement and the obligations of each Lender to fund its respective Term Loans on the Closing Date shall be subject to the satisfaction (or waiver in accordance with Section 9.01) of the following conditions precedent (the first Business Day on which such conditions precedent are so satisfied (or waived), the “Closing Date”):

(a) The Administrative Agent shall have received duly executed counterparts of this Agreement from the Company, each Lender (including the Swingline Lender) and each Issuing Bank as of the Closing Date, the Collateral Agent and the Administrative Agent.

(b) The Administrative Agent shall have received the following, in form and substance reasonably satisfactory to the Agent:

(i) A certificate of the Secretary or Assistant Secretary of each Loan Party, dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws (or comparable organizational document) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or comparable governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party and, in the case of the Company, the Borrowing under the Facilities, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation (or comparable organizational document) of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing (if applicable) or certified organizational document furnished pursuant to clause (iii) below and (D) as to the incumbency and specimen signature of each Responsible Officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party.

(ii) A certificate of another Responsible Officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (i) above.

(iii) Certified copies of the certificate or articles of incorporation (or comparable organizational document), including all amendments thereto, of each Loan Party as in effect on the Closing Date, certified as of a recent date by the Secretary of State (or comparable entity) of the jurisdiction of its organization, and a certificate as to the good standing (where such concept is applicable) of each Loan Party as of a recent date, from such Secretary of State (or comparable authority).

(iv) A favorable opinion of (A) Allen Overy Shearman Sterling US LLP, New York counsel for the Company and the other Loan Parties, (B) Richards, Layton & Finger, P.A., Delaware counsel for the Company and the other Loan Parties organized in the State of Delaware, and (C) Brownstein Hyatt Farber Schreck, LLP, Nevada counsel for the other Loan Parties organized in the State of Nevada, in each case of (A), (B) and (C), dated as of the Closing Date, addressed to the Administrative Agent, the Collateral Agent, each Issuing Bank and each Lender in form and substance reasonably satisfactory to the Administrative Agent and covering such other customary matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request.

(v) Any Notes, to the extent requested at least three Business Days prior to the Closing Date by any Lender pursuant to Section 2.17.

(c) The Closing Date Acquisition shall have been or, substantially concurrently with the Closing Date shall be, consummated in accordance with the terms of the Closing Date Acquisition Agreement.

(d) The Administrative Agent shall have received a solvency certificate from a Financial Officer of the CSW Parent in substantially the form attached hereto as Exhibit E.

(e) [Reserved].

(f) All fees required to be paid by the Company hereunder or as separately agreed by the Company and any of the Arrangers or the Lenders, in each case on or prior to the Closing Date, and, to the extent invoiced at least three Business Days prior to the Closing Date, all reasonable and invoiced out-of-pocket expenses of the Agent and the Arrangers relating hereto (including those of counsel to the Agent and the Arrangers), shall have in each case been paid (which amounts may be offset against the proceeds of the Loans on the Closing Date).

(g) All accrued and unpaid interest and fees outstanding under the Existing Credit Agreement shall have been paid (which amounts may be offset against the proceeds of the Loans on the Closing Date).

(h) [Reserved].

(i) [Reserved].

(j) [Reserved].

(k) The Administrative Agent and the Arrangers shall have received, at least three Business Days prior to the Closing Date, all documentation and other information with respect to the Loan Parties required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, which shall include, for the avoidance of doubt, a duly executed IRS Form W-9 or other applicable tax form and, if the CSW Parent qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a certification regarding individual beneficial ownership solely to the extent expressly required by the Beneficial Ownership Regulation, to the extent requested in writing at least ten Business Days prior to the Closing Date by the Administrative Agent or the Arrangers.

(l) [Reserved].

(m) The Collateral Agent, on behalf of the applicable Secured Parties, shall have a perfected first priority security interest in the Collateral (subject to applicable Liens permitted under Section 6.01 of this Agreement) described in the Guarantee and Collateral Agreement.

(n) To the extent not previously filed, registered or recorded, each document (including any UCC financing statements) required by the Security and Guarantee Documents or under applicable law or reasonably requested by the Collateral Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other person (subject to applicable Liens permitted under Section 6.01 of this Agreement), shall have been filed, registered or recorded or delivered to the Collateral Agent in proper form for filing, registration or recordation. To the extent not previously delivered, on or prior to the Closing Date, the Collateral Agent shall have received (or shall have confirmed possession of) all Pledged Collateral (as defined in the Guarantee and Collateral Agreement) required to be delivered to the Collateral Agent pursuant to the Guarantee and Collateral Agreement, together with undated proper instruments of assignment duly executed by the applicable Loan Party in blank and such other instruments or documents as the Collateral Agent may reasonably request.

(o) The representations and warranties contained in Article IV and in each other Loan Document are true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of such date, immediately before and immediately after giving effect to such Borrowing, as though made on and as of such date except where such representations and warranties expressly refers to an earlier date, in which case such representations and warranties shall be true and correct in all respects or in all material respects, as applicable, on and as of such earlier date.

(p) No event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes an Event of Default.

(q) The Administrative Agent shall have received a Notice of Borrowing.

Without limiting the generality of the provisions of Section 8.03, for purposes of determining compliance with the conditions specified in this Section 3.01, each Lender as of the Closing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender, unless the Administrative Agent shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto. Notwithstanding any other provision of this Section 3.01, the application of clauses (o) and (p) hereto on the Closing Date shall, at the Company’s option, be subject to Section 1.07 (which option is hereby exercised by the Company in respect of the Transactions, including the Closing Date Acquisition, on the Closing Date).

SECTION 3.02. Conditions Precedent to Each Revolving Credit Borrowing and Issuance. The obligation of each Revolving Credit Lender to make a Revolving Credit Loan (other than a Loan made by any Issuing Bank or any Revolving Credit Lender pursuant to Section 2.03(c)) on the occasion of each Borrowing and the obligation of each Issuing Bank to Issue a Letter of Credit shall be subject to the conditions precedent that the Closing Date shall have occurred and, on the date of such Borrowing or such Issuance (as the case may be), the following statements shall be true (unless waived in accordance with Section 9.01):

(i) the representations and warranties contained in Article IV and in each other Loan Document are true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of such date, immediately before and immediately after giving effect to such Borrowing or such Issuance, as though made on and as of such date except where such representations and warranties expressly refers to an earlier date, in which case such representations and warranties shall be true and correct in all respects or in all material respects, as applicable, on and as of such earlier date;

(ii) no event has occurred and is continuing, or would result from such Borrowing or such Issuance or from the application of the proceeds therefrom, that constitutes a Default; and

(iii) the Administrative Agent shall have received a Notice of Borrowing or Notice of Issuance, as applicable.

Each Revolving Credit Borrowing (other than any conversion or continuation of any Loan) and each Issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by the Company on the date thereof that the matters specified in clauses (i) and (ii) of this Section 3.02 are true; provided, however, (A) the application of such clauses (i) and (ii) hereto (x) on the Closing Date and (y) to any Incremental Revolving Credit Loan made in connection with any Limited Condition Acquisition shall, at the Company’s option, be subject to Section 1.07 (which option is hereby exercised by the Company in respect of the Transactions, including the Closing Date Acquisition, on the Closing Date) and (B) clauses (i) and (ii) hereto shall not apply to any Loans made under any Refinancing Amendment or Extension Amendment unless the lenders in respect thereof have required satisfaction of the same in the applicable Refinancing Amendment or Extension Amendment, as applicable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants, solely as to itself, as follows:

SECTION 4.01. Organization; Authorization. Each of the CSW Parent, the Company and the Restricted Subsidiaries (a) is duly organized and validly existing under the laws of the jurisdiction of its organization or formation, except (other than with respect to the Company), where the failure to be so, individually or in the aggregate, would not have a Material Adverse Effect, (b) has all requisite power and authority to carry on its business as now conducted, except, where the failure to have such, individually or in the aggregate, would not have a Material Adverse Effect, (c) is in good standing (where such concept is applicable) in its jurisdiction of organization or formation, except, where the failure to do so, individually or in the aggregate, would not have a Material Adverse Effect and (d) is qualified to do business in every other jurisdiction where such qualification is required, except where the failure to do so, individually or in the aggregate, would not have a Material Adverse Effect.

SECTION 4.02. Powers. Each Loan Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party.

SECTION 4.03. No Conflicts. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the consummation of the Transactions and the other transactions contemplated hereby (i) do not conflict with or contravene or result in any breach of (a) any applicable law, (b) such Loan Party’s charter, by-laws or other organizational documents, (c) any contractual restriction binding on or affecting such Loan Party or any of its subsidiaries or (d) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or any of its subsidiaries is subject (except, in the case of foregoing clauses (a), (c) and (d), for such conflicts, contraventions or breaches that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect), and (ii) will not result in the creation or imposition of any Lien on any asset of any of the Loan Parties, except Liens permitted by the Loan Documents.

SECTION 4.04. Government Approvals. No authorization, consent, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is or will be required for the due execution, delivery and performance by any Loan Party of each Loan Document to which it is a party or otherwise in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office, (c) [reserved], (d) such as have been duly obtained, taken, given or made and are in full force and effect and (e) consents, approvals, registrations, filing or other actions, which are not material.

SECTION 4.05. Execution; Enforceability. This Agreement has been, and each other Loan Document when delivered hereunder will be, duly executed and delivered by the Company and each other Loan Party that is a party thereto. This Agreement is, and each other Loan Document when executed and delivered hereunder will constitute, a legal, valid and binding obligation of the Company and each other Loan Party that is a party thereto, enforceable against the Company and each other Loan Party that is a party thereto in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, capital impairment, recognition of judgments or other similar laws or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 4.06. Financial Statements; No Material Adverse Effect.

(a) The audited Consolidated balance sheet of the CSW Parent and the Subsidiaries, and the related Consolidated statements of income, comprehensive income, stockholders’ equity and cash flows as of and for each of the fiscal years ended March 31, 2023, March 31, 2024 and March 31, 2025 (x) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (y) fairly present, in all material respects, the Consolidated financial condition of the CSW Parent as of the date thereof and the Consolidated results of operations for the period covered thereby.

(b) Since March 31, 2025 there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 4.07. Litigation. There is no action, suit, investigation or proceeding, including pursuant to any Environmental Law, pending against or, to the knowledge of the Company, threatened against or affecting the CSW Parent, the Company or any of the Restricted Subsidiaries before any court, Governmental Authority or arbitrator that (a) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (b) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby.

SECTION 4.08. Margin Securities. None of the Loan Parties is engaged principally, or as one of its important activities, in the business of purchasing or carrying, or extending credit for the purpose of purchasing or carrying, margin stock (within the meaning of Regulation U or X issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, or for any other purpose that entails a violation (including on the part of any Lender) of Regulations T, U and X of the Board of Governors of the Federal Reserve System.

SECTION 4.09. Investment Company Act. None of the Loan Parties is required to register as an investment company under the Investment Company Act of 1940, as amended.

SECTION 4.10. Disclosure. As of the Closing Date, none of the written reports, financial statements, certificates or other written information furnished by or on behalf of the CSW Parent, the Company or any of the Subsidiaries to the Administrative Agent (other than information of a general economic or industry specific nature, estimates, projected financial information or other forward looking information) in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished prior to the date on which this representation is made or deemed made), taken as a whole and taken in combination with the information contained in the CSW Parent’s filings with the SEC), contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions the Company believed to be reasonable at the time. As of the Closing Date, if the CSW Parent qualifies as a “legal entity customer” under the Beneficial Ownership Regulation on the Closing Date, the information included in any Beneficial Ownership Certification with respect to any Beneficial Owner (as defined in the Beneficial Ownership Regulation) of the CSW Parent with respect to which such Beneficial Ownership Certification is delivered, if any, is true and correct.

SECTION 4.11. Solvency. As of the Closing Date, the CSW Parent, the Company and its Subsidiaries, on a Consolidated basis, are Solvent.

SECTION 4.12. Taxes. The CSW Parent, the Company and the Restricted Subsidiaries have timely filed all material Tax returns and reports required to be filed, and have paid all material Taxes that are due and payable, except, with respect to payments, those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP (or, in the case of any Restricted Subsidiary organized in a non-U.S. jurisdiction, at its sole discretion, IFRS) and, in the case of returns and payments (without regard to materiality), those the failure of which could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

SECTION 4.13. Subsidiaries. As of the Closing Date, after giving effect to the Transactions, the Company has no Subsidiaries other than those specifically disclosed on Schedule 4.13.

SECTION 4.14. Environmental Matters. The CSW Parent, the Company and each of the Subsidiaries and their respective facilities and operations comply in all respects with all Environmental Laws, except for such non-compliance, which could not reasonably be expected to have a Material Adverse Effect. The CSW Parent, the Company and each of the Subsidiaries have obtained all Environmental Permits that are required under any Environmental Law necessary for their respective operations, all such Environmental Permits are in good standing, and the CSW Parent, the Company and each of the Subsidiaries are in compliance with all terms and conditions of such Environmental Permits, in each case, except where the failure to obtain or maintain such Environmental Permits or such non-compliance could not be reasonably likely to have a Material Adverse Effect. Neither the CSW Parent, the Company nor any of the Subsidiaries is undertaking, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action for any actual or threatened release, or any discharge, disposal or migration of Hazardous Materials at any location, either voluntarily or pursuant to any order by or any binding and enforceable agreement with any Governmental Authority or the requirements of any Environmental Law or Environmental Permit, or is otherwise liable under or relating to any Environmental Law or Hazardous Materials, except as could not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

SECTION 4.15. Properties.

(a) Title. The CSW Parent, the Company and each of the Restricted Subsidiaries have good title to, or valid leasehold interests in, all real property material to their businesses, except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or where the failure to have such title or interest could not reasonably be expected to result in a Material Adverse Effect, free and clear of all Liens other than Liens permitted by Section 6.01.

(b) Intellectual Property. (i) The CSW Parent, the Company and each Restricted Subsidiary owns, is licensed or otherwise has rights to use, all IP Rights that are material to its business and (ii) the use thereof by the CSW Parent, the Company and the Restricted Subsidiaries does not infringe upon the rights of any other Person, except in the case of each of the foregoing clauses (i) and (ii), as could not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

SECTION 4.16. Anti-Corruption Laws and Sanctions; Compliance with Laws.

(a) Neither the CSW Parent, the Company nor any of the Subsidiaries nor to the knowledge of the Company any of its or their respective (i) directors, officers or employees or (ii) agents that will act in any capacity in connection with, or benefit from, the credit facility established hereby, is a Sanctioned Person.

(b) Neither any Loan nor the proceeds from any Loan or Letter of Credit has been or will be used, directly or to the knowledge of the Company, indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person or otherwise in violation of any applicable Anti-Corruption Laws or applicable anti-terrorism or anti-money laundering laws or (ii) for the purpose of funding or financing any business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or in any manner that would result in the violation by any party hereto of any Sanctions applicable to such party.

(c) The CSW Parent, the Company and the Restricted Subsidiaries are in compliance with (i) the Patriot Act and (ii) Anti-Corruption Laws and applicable anti-terrorism and anti-money laundering laws (other than the Patriot Act) and (iii) all applicable Sanctions, in the case of clauses (ii) and (iii) in all material respects.

(d) The CSW Parent, the Company and the Restricted Subsidiaries are in compliance with all laws, regulations and orders and have all requisite governmental licenses, authorizations, consents and approvals to operate their respective business, except for any such non-compliance or failure to have which could not reasonably be likely to have a Material Adverse Effect.

SECTION 4.17. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. As of the most recent valuation date for any Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither any Loan Party nor any ERISA Affiliate knows of any facts or circumstances that would reasonably be expected to result in the funding attainment percentage dropping below 60% as of the most recent valuation date.

SECTION 4.18. Security Interest in Collateral. (a) The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable (subject to applicable bankruptcy, insolvency, reorganization, moratorium, capital impairment, recognition of judgments, recognition of choice of law, enforcement of judgments or other similar laws or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law) security interest in the Collateral (as defined in the Guarantee and Collateral Agreement).

(b) (1) When any Pledged Collateral (as defined in the Guarantee and Collateral Agreement) constituting “certificated securities” (as defined in the UCC) is delivered to the Collateral Agent, the Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Guarantors in such Pledged Collateral, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.01, and (2) when the financing statements in appropriate form describing the Collateral as “all assets” or using language of similar import or otherwise containing a reasonable description of the Collateral are filed in the offices specified in the Perfection Certificate, the Lien created under the Guarantee and Collateral Agreement in the Collateral that may be perfected by the filing of a financing statement in such office will constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Guarantors in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.01.

(c) Upon the recordation of the Guarantee and Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Company and the Collateral Agent) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form referenced in Section 4.18(b) filed in the offices specified in the Perfection Certificate, the Lien created under the Guarantee and Collateral Agreement will constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Guarantors in the United States registered or applied-for Intellectual Property (as defined in the Guarantee and Collateral Agreement) included in the Collateral to the extent a security interest may be perfected by recording a security interest with the United States Patent and Trademark Office or United States Copyright Office, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.01 (it being understood and agreed that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered or applied-for Intellectual Property (as defined in the Guarantee and Collateral Agreement) acquired or filed by the Guarantors after the date hereof).

SECTION 4.19. Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against the CSW Parent, the Company or any of the Restricted Subsidiaries pending or, to the knowledge of the Company, threatened, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (a) the hours worked by, and payments made to, employees of each of the CSW Parent, the Company and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters; (b) all payments due from each of the CSW Parent, the Company and the Restricted Subsidiaries, or for which any claim may be made against the CSW Parent, the Company or any of the Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the CSW Parent, the Company or such Restricted Subsidiary in accordance with GAAP (or, in the case of any Restricted Subsidiary organized in a non-U.S. jurisdiction, at its sole discretion, IFRS); and (c) the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the CSW Parent, the Company or any of the Restricted Subsidiaries is bound.

SECTION 4.20. ESOP Matters. The ESOP is an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code and fully satisfies in form and operation, all relevant provisions of the Code, including the requirements of Section 409 of the Code, except where the failure to do so could not reasonably be expected to subject the ESOP or any Loan Party to liability in excess of $10,000,000 under the Code, ERISA or any other applicable laws, rules, and regulations. The ESOP has been duly established in accordance with, and under, applicable law, and the ESOP trust is a tax-exempt trust under Section 501(a) of the Code. The securities held by the ESOP will be employer securities that are readily tradable on an established securities market within the meaning of Section 409(l)(1) of the Code.

SECTION 4.21. Outbound Investment Rules. No Loan Party is a “covered foreign person” as that term is used in the Outbound Investment Rules. The Loan Documents and the transactions contemplated thereunder will not result in a “covered transaction” as that term is used in the Outbound Investment Rules. No Loan Party currently engages, or has any present intention to engage in the future, directly or indirectly, in any “prohibited transaction” as that term is used in the Outbound Investment Rules, and neither the CSW Parent nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in any activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE V

AFFIRMATIVE COVENANTS OF THE LOAN PARTIES

So long as any Loan or any other Loan Document Obligation (other than contingent indemnification and expense obligations as to which no claim or demand has been asserted), shall remain unpaid or unsatisfied, any Letter of Credit is outstanding (except as has been Cash Collateralized) or any Lender shall have any Commitment hereunder, each Loan Party will:

SECTION 5.01. Compliance with Laws. (a) Comply, and cause each of its Restricted Subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include compliance with ERISA, Environmental Laws, Anti-Corruption Laws, applicable anti-terrorism and anti-money laundering laws and Sanctions, except to the extent such non-compliance could not be reasonably expected to have a Material Adverse Effect.

(b) Maintain, and cause each of its Subsidiaries to maintain, policies and procedures reasonably designed to promote and achieve compliance with Anti-Corruption Laws, applicable anti-terrorism and anti-money laundering laws and Sanctions.

SECTION 5.02. Maintenance of Insurance. Maintain, and cause each of the Restricted Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts (with no greater risk retention and after giving effect to any self-insurance plans reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the CSW Parent, the Company and the Restricted Subsidiaries and which plans require adequate reserves for risks that are self-insured) and covering such risks as is usually carried by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.03. Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of the Restricted Subsidiaries to preserve and maintain, its legal existence and material rights (charter and statutory) and franchises; provided, however, that the CSW Parent, the Company and the Restricted Subsidiaries may consummate any transaction permitted under Article VI; provided, further, that neither the CSW Parent, the Company nor any of the Restricted Subsidiaries shall be required to preserve any right or franchise if the CSW Parent, the Company or such Restricted Subsidiary shall determine that preservation thereof is no longer desirable in the conduct of the business of the CSW Parent, the Company or such Restricted Subsidiary, as the case may be, or that the loss thereof could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.04. Visitation Rights. At any reasonable time and from time to time, and with reasonable prior notice (but not more than once per calendar year unless there is a continuing Event of Default), permit the Agent or, during the continuance of an Event of Default, any of the Lenders (or any agents or representatives thereof) to examine and make copies of, and abstracts from, the records and books of account of, and visit the properties of, the CSW Parent, the Company and any of the Restricted Subsidiaries, and to discuss the affairs, finances and accounts of the CSW Parent, the Company and any of the Restricted Subsidiaries with any of their officers or directors and with their independent certified public accountants (subject to such accountants’ customary policies and procedures) all at such reasonable times during normal business hours; provided that the Company may, if it chooses, be present at any such discussions; provided, further, that the foregoing shall be subject to compliance with applicable security regulations of any Governmental Authority and shall not require the CSW Parent, the Company or any Restricted Subsidiary to permit inspection of any properties or financial or operating records (a) to an extent that would require the CSW Parent, the Company or any of the Restricted Subsidiaries to reveal any of its trade secrets, research data or proprietary information, (b) in respect of which disclosure to the Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 5.05. Keeping of Books. Keep, and cause each of the Restricted Subsidiaries to keep, proper books of record and account, in which entries that are full and correct in all material respects shall be made of all financial transactions and the assets and business of the CSW Parent, the Company and each such Restricted Subsidiary in accordance with GAAP (or, in the case of any Restricted Subsidiary organized in a non-U.S. jurisdiction, at its sole discretion, IFRS) in effect from time to time.

SECTION 5.06. Maintenance of Properties, Etc. (a) Maintain and preserve, and cause each of the Restricted Subsidiaries to maintain and preserve, all of its tangible properties that are used or useful in the conduct of its business in good working order and condition, except for ordinary wear and tear and, subject to casualty and condemnation Dispositions permitted pursuant to Section 6.12, casualty and condemnation excepted and except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect or as otherwise expressly permitted by Section 6.12.

(b) Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, neither the CSW Parent, the Company nor any Subsidiary will, or knowingly permit any third party to, use, handle, treat, generate, manufacture, produce, store, dispose or release, on, under or at any real property owned, leased or operated by the CSW Parent, the Company or any Subsidiary, or transfer to or from any real property owned, leased or operated by the CSW Parent, the Company or any Subsidiary, any Hazardous Material, except in compliance with all Environmental Laws, and the CSW Parent, the Company and each Subsidiary shall otherwise comply, at its sole expense and responsibility, with all Environmental Laws, provided that if any such occurrence shall nevertheless happen, the CSW Parent, the Company and its Subsidiaries shall promptly remedy such condition at their sole expense and responsibility, as required by Environmental Law; provided, further, that nothing herein shall prohibit the CSW Parent, the Company or any Subsidiary from undertaking appropriate proceedings against any third party that may be responsible for such condition.

SECTION 5.07. Reporting Requirements. Furnish (or cause to be furnished) to the Administrative Agent for further distribution to the Lenders, including Public-Siders:

(a) within forty-five (45) days after the end of each of the first three quarters of each fiscal year of the CSW Parent, commencing with the fiscal quarter ended June 30, 2025, a Consolidated balance sheet of the Consolidated Group as of the end of such quarter and Consolidated statements of income, comprehensive income and cash flows of the Consolidated Group for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified by a Financial Officer of the CSW Parent as having been prepared in accordance with GAAP (subject to the absence of footnotes and year-end audit adjustments), together with a customary management discussion and analysis (in form typically prepared by the CSW Parent) of the financial performance of the Consolidated Group, and certificates of a Financial Officer of the CSW Parent as to (x) compliance with the terms of the Loan Documents and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 6.15 as of the end of such quarter and (y) the calculation of the Leverage Ratio as of the end of such quarter and the Interest Coverage Ratio as of the end of such quarter (the “Quarterly Compliance Certificate”);

(b) within one hundred and twenty (120) days after the end of each fiscal year of the CSW Parent, commencing with the fiscal year ended March 31, 2025, (i) a copy of the annual audit report for such year for the Consolidated Group, containing a Consolidated balance sheet of the Consolidated Group as of the end of such fiscal year and Consolidated statements of income, comprehensive income, stockholders’ equity and cash flows of the Consolidated Group for such fiscal year prepared in accordance with GAAP, in each case audited and accompanied by an unqualified report and opinion by Grant Thornton LLP or other independent public accountants of recognized national standing, together with a customary management discussion and analysis (in form typically prepared by the CSW Parent) of the financial performance of the Consolidated Group, and certificates of a Financial Officer of the CSW Parent as to (x) compliance with the terms of the Loan Documents, including setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 6.15 and (y) the calculation of the Leverage Ratio as of the end of such fiscal year and the Interest Coverage Ratio as of the end of such fiscal year (the “Annual Compliance Certificate”) and (ii) a certificate of a Financial Officer of the CSW Parent setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.07(b);

(c) as soon as possible and in any event within five Business Days after the CSW Parent, the Company or any Restricted Subsidiary has obtained knowledge of the occurrence of any continuing Default, a statement of a Financial Officer of the Company setting forth details of each Default continuing on the date of such statement and the action that the Company has taken and proposes to take with respect thereto;

(d) as promptly as practicable after a Responsible Officer of the Company has obtained knowledge thereof, notice of the commencement of all actions and proceedings before any court, Governmental Authority or arbitrator affecting the Consolidated Group of the type described in Section 4.07;

(e) (A) such other information respecting the Consolidated Group, or compliance with the terms of the Loan Documents, as any Lender through the Administrative Agent may from time to time reasonably request and (B) all documentation and other information that any Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, which may include, for the avoidance of doubt, a duly executed IRS Form W-9 or other applicable tax form and, if the CSW Parent qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a certification regarding individual beneficial ownership solely to the extent expressly required by the Beneficial Ownership Regulation;

(f) as promptly as practicable after a Responsible Officer of the Company has obtained knowledge thereof, written notice of (A) any development, including any development under or relating to any Environmental Law or Hazardous Materials, that has resulted or would reasonably be expected to result in a Material Adverse Effect and (B) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect; and

(g) within 10 days after the annual report on Form 5500 has been filed for each plan year of the ESOP, each Plan and each other employee benefit plan sponsored or maintained by any Loan Party or any Restricted Subsidiary for which certified financial statements are required to be maintained, the audited financial statements of each such plan prepared and presented in accordance with GAAP.

(h) as promptly as practicable after a Responsible Officer of the Company has obtained knowledge thereof, written notice that the Loan Documents or the transactions contemplated thereunder result in a “covered transaction” as that term is used in the Outbound Investment Rules.

Documents required to be delivered pursuant to Section 5.07(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the CSW Parent or the Company posts such documents, or provides a link thereto on the CSW Parent’s website on the Internet at the website address listed in Section 9.02; (ii) on which such materials are publicly available as posted on the SEC’s Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (iii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Administrative Agent). Notwithstanding anything contained herein, at the reasonable written request of the Administrative Agent (or any Lender through the Administrative Agent), the Company shall thereafter promptly be required to provide paper copies of any documents required to be delivered pursuant to this Section 5.07. The Administrative Agent shall have no obligation to request the delivery of, or to maintain copies of, the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of copies of such documents to it and maintaining its copies of such documents. Information required to be delivered pursuant to this Section 5.07 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

In the event there are one or more Unrestricted Subsidiaries and the aggregate assets (excluding the proceeds of Escrow Debt) or revenues of all Unrestricted Subsidiaries, determined in accordance with GAAP, as of the end of or for any fiscal quarter or fiscal year of the CSW Parent, exceeds 2.5% of Total Assets or Consolidated revenues, respectively, of the CSW Parent, the Company and the Restricted Subsidiaries on a Consolidated basis as of the end of any fiscal quarter or fiscal year of the CSW Parent, the financial statements furnished pursuant to clauses (a) or (b) of this Section 5.07 with respect to such fiscal quarter or year, as applicable, shall be accompanied by reconciliation statements reasonably satisfactory to the Administrative Agent, certified by a Financial Officer of the Company, setting forth the adjustments required to remove the effects of the Unrestricted Subsidiaries from such financial statements.

The information required to be delivered by clauses (a) and (b) of this Section 5.07 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports or other reports containing such information, shall have been posted by the Agent on a Platform to which the Lenders have been granted access. Information required to be delivered pursuant to this Section 5.07 may also be delivered by electronic communications pursuant to procedures approved by the Agent.

SECTION 5.08. Use of Proceeds. Use the proceeds of any Loans in accordance with Section 2.18 or any applicable Refinancing Amendment or Incremental Assumption Agreement, as applicable; provided that (x) no part of the proceeds of any Loan will be used in violation of applicable law or, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any margin stock or for any other purposes that entails a violation (including on the part of any Lender) of any regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X, and (y) the Company shall not request any Borrowing or Letter of Credit, and the Company shall not use, and the Company shall procure that its subsidiaries, the CSW Parent and their respective directors, officers, employees and agents that will act in any capacity in connection with, or benefit from, the credit facility established hereby, shall not use, directly or knowingly indirectly, the proceeds of any Loan or any Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person or otherwise in violation of any applicable Anti-Corruption Laws or applicable anti-terrorism or anti-money laundering laws or (ii) for the purpose of funding or financing any business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or in any manner that would result in the violation by any party hereto of any Sanctions applicable to such party.

SECTION 5.09. Regulatory Approvals. Maintain, and cause each of the Restricted Subsidiaries to, maintain all material licenses, permits, authorizations and regulatory approvals necessary to conduct its business and to comply with all applicable laws and regulations, except for such non-maintenance or non-compliance as could not be reasonably expected to have a Material Adverse Effect.

SECTION 5.10. Further Assurances. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing UCC and other financing statements) that may be required under applicable law, or that the Required Lenders or the Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and, if applicable, in order to grant, preserve, protect and perfect the validity and first priority (subject to any Liens permitted under Section 6.01) of the security interests created or intended to be created by the Security and Guarantee Documents.

(b) If, following the Closing Date, any Domestic Restricted Subsidiary (other than an Excluded Subsidiary) is acquired or organized by any Loan Party (including the formation of any such Domestic Restricted Subsidiary that is a Divided LLC), the Company shall promptly (and in any event within sixty (60) days (or such longer period as the Collateral Agent shall agree) of such event) (i) notify the Collateral Agent thereof, (ii) cause such Domestic Restricted Subsidiary to become a Guarantor by executing and delivering the Guarantee and Collateral Agreement (or a supplement thereto in the form specified therein), (iii) cause such Domestic Restricted Subsidiary to execute and deliver a joinder to this Agreement, substantially in the form of Exhibit G hereto, (iv) cause the Equity Interest of such Domestic Restricted Subsidiary and the Equity Interest of any Subsidiary owned directly by such Domestic Restricted Subsidiary (limited to, in the case of any Foreign Subsidiary or CFC Holdco directly owned by such Domestic Restricted Subsidiary, 65% of the voting and 100% of the non-voting Equity

Interests of such Foreign Subsidiary or CFC Holdco), to be pledged to the Collateral Agent on a first priority basis (subject to any Liens permitted under Section 6.01) and, if certificated, deliver to the Collateral Agent all certificates representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank to the extent required by the Security and Guarantee Documents, (v) cause all documents and instruments, including UCC financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security and Guarantee Documents and perfect or record such Liens to the extent, and with the priority, required by the Security and Guarantee Documents, to be filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording, (vi) cause each Guarantor to take all other action required under the Security and Guarantee Documents or reasonably requested by the Collateral Agent to perfect, register and/or record the Liens granted by it thereunder and (vii) cause to be delivered to the Collateral Agent all such customary instruments and documents (including legal opinions, Perfection Certificate, title insurance policies and lien searches) as the Collateral Agent shall reasonably request to evidence compliance with this Section 5.10.

(c) [reserved].

(d) Furnish to the Administrative Agent (x) prompt written notice of any change in (1) the jurisdiction of organization or formation of any Guarantor, (2) any Guarantor’s identity or corporate structure or (3) any Guarantor’s chief executive office and (y) within 30 days (or such later date as may be agreed by the Administrative Agent) after the occurrence thereof, written notice of any change in (1) the exact legal name of any Guarantor or (2) any Guarantor’s Federal Taxpayer Identification Number. The Company agrees not to effect or permit any change referred to in clause (x) of the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest, with the priority required by the Security and Guarantee Documents, in all the Collateral. The Company also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed or the subject of any other casualty or condemnation event.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, it is understood and agreed that:

(i) no Loan Party shall be required to seek or otherwise deliver any mortgage, landlord waiver, bailee letter, estoppel, warehouseman waiver or other collateral access, lien waiver or similar letter or agreement;

(ii) no action shall be required to perfect any Lien with respect to Excluded Property;

(iii) no Loan Party shall be required to perfect a security interest in any asset to the extent perfection of a security interest in such asset would be prohibited under any applicable law;

(iv) the Administrative Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost, burden, difficulty or consequence of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other Tax or expenses relating to such Lien) is excessive in relation to the benefit to the Lenders of the security afforded thereby as reasonably determined by the Company and the Administrative Agent;

(v) no Loan Party shall be required to enter into any Security and Guarantee Document governed by the law of a non-U.S. Jurisdiction and no actions in any non-U.S. Jurisdiction or required by the laws of any non-U.S. Jurisdiction shall be required to be taken in order to grant or perfect a security interest in any of the Collateral;

(vi) no Loan Party that is an Excluded Subsidiary shall be required to enter into any Security and Guarantee Document; and

(vii) control agreements shall not be required with respect to any deposit accounts, securities accounts or commodities accounts.

SECTION 5.11. Post-Closing Obligations. The Company shall deliver or cause to be delivered all documents and perform or cause to be performed all actions, if any, set forth on Schedule 5.11 within the time periods specified on Schedule 5.11 (unless a later date is otherwise agreed to by the Agent in its sole discretion).

SECTION 5.12. Maintenance of ESOP. Each Loan Party will, and will cause each Restricted Subsidiary to, take any and all action necessary to: (a) maintain the ESOP as an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code, and to materially satisfy in form and operation all relevant provisions of the Code, including the provisions of Section 409 of the Code; (b) maintain the qualified status of the ESOP under Section 401(a) of the Code, and the tax-exempt status of the ESOP trust under Section 501(a) of the Code; and (c) ensure that the employer securities held under the ESOP are “employer securities” within the meaning of Section 409(l) of the Code.

SECTION 5.13. Payment of Taxes. Pay, and cause each Restricted Subsidiary to pay, its Tax liabilities before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and the CSW Parent, the Company or such Restricted Subsidiary has set aside on its books adequate reserves therefor in accordance with GAAP (or, in the case of any Restricted Subsidiary organized in a non-U.S. jurisdiction, at its sole discretion, IFRS) or (ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

ARTICLE VI

NEGATIVE COVENANTS OF THE LOAN PARTIES

So long as any Loan or any other Loan Document Obligation (other than contingent indemnification and expense obligations as to which no claim or demand has been asserted) shall remain unpaid or unsatisfied, any Letter of Credit is outstanding (except as has been Cash Collateralized) or any Lender shall have any Commitment hereunder:

SECTION 6.01. Liens. No Loan Party will create or suffer to exist, or permit any of the Restricted Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties or assets (including Equity Interests or other securities of any Person), whether now owned or hereafter acquired, or assign, or permit any of the Restricted Subsidiaries to assign, any right to receive income, other than:

(a) (i) Liens pursuant to any Loan Document, and (ii) Permitted Liens;

(b) (i) Liens on any of the assets of the CSW Parent, the Company or any of the Restricted Subsidiaries, created solely to secure obligations incurred to finance the refurbishment, improvement or construction of such asset, which obligations are incurred no later than nine (9) months after completion of such refurbishment, improvement or construction, and all renewals, extensions, refinancings, replacements or refundings of such obligations and (ii)(A) Liens given to secure the payment of the purchase price incurred in connection with the acquisition (including acquisition through merger or consolidation) of assets (including shares of stock), including Capital Lease transactions in connection with any such acquisition, and (B) Liens existing on assets at the time of acquisition thereof or at the time of acquisition by the CSW Parent, the Company or any of the Restricted Subsidiaries of any Person then owning such assets whether or not such existing Liens were given to secure the payment of the purchase price of the assets to which they attach; provided that, with respect to clause (ii)(A), the Liens shall be given within nine (9) months after such acquisition and shall attach solely to the property acquired or purchased and any improvements then or thereafter placed thereon; provided, further, that the Liens permitted by this clause (b) shall only secure Indebtedness incurred under Sections 6.09(c) or (d) and any Permitted Refinancing thereof;

(c) the Liens existing on the Closing Date and described on Schedule 6.01(c) hereto;

(d) Liens on property of a Person existing at the time such Person is merged into or consolidated with the CSW Parent, the Company or any Restricted Subsidiary or becomes a Restricted Subsidiary; provided that (i) such Liens were not created in contemplation of such merger, consolidation or acquisition and (ii) do not extend to any assets other than those of the Person so merged into or consolidated with the CSW Parent, the Company or such Restricted Subsidiary or acquired by the CSW Parent, the Company or such Restricted Subsidiary (other than the proceeds or products thereof and after-acquired property of and Equity Interests in such acquired Restricted Subsidiary subjected to a Lien pursuant to the terms existing at the time of such acquisition);

(e) other Liens securing Indebtedness or other obligations; provided that the aggregate principal amount of the Indebtedness or other obligations then outstanding and secured by the Liens referred to in this clause (e) shall not exceed the greater of $73,125,000 and 22.5% of LTM EBITDA at any time; provided, further, that, to the extent any Liens are incurred under this clause (e) to secure any Indebtedness or other obligations with any of the Collateral, such Indebtedness shall be subject to a Market Intercreditor Agreement reasonably satisfactory to the Administrative Agent providing for such Indebtedness or other obligations to be secured with the applicable Obligations on a junior basis to the Liens securing such Obligations;

(f) Liens encumbering customary initial deposits and margin deposits and other Liens in the Ordinary Course of Business of the Company and the Restricted Subsidiaries, in each case securing obligations under Hedge Agreements and forward contracts, options, futures contracts, futures options, equity hedges or similar agreements or arrangements designed to protect from fluctuations in interest rates, currencies, equities or the price of commodities; provided, that the aggregate principal amount of the obligations secured by the Liens referred to in this clause (f) shall not exceed $5,000,000 at any time outstanding;

(g) [reserved];

(h) licenses, sublicenses, leases or subleases (or other grants of rights to use or exploit) of IP Rights (i) existing on the date hereof, (ii) between or among the CSW Parent, the Company and the Restricted Subsidiaries or between or among the Restricted Subsidiaries, or (iii) granted to others in the Ordinary Course of Business;

(i) the replacement, extension or renewal of any Lien permitted by clause (c) or (d) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby;

(j) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Loan Parties or the Subsidiaries in the Ordinary Course of Business and in accordance with past practices;

(k) Liens (i)(A) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.08 to be applied against the purchase price for such Investment, and (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.12 (other than Section 6.12(b)(i)), in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien or on the date of any contract for such Investment or Disposition and (ii) on cash earnest money deposits made by the CSW Parent, the Company or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(l) Liens (i) on Equity Interests in joint ventures or Unrestricted Subsidiaries; provided such Liens secure Indebtedness of such joint venture or Unrestricted Subsidiary, as applicable, (ii) consisting of customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-wholly owned Subsidiaries and (iii) consisting of any encumbrance or restriction (including put and call arrangements) in favor of a joint venture party with respect to Equity Interests of, or assets owned by, any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(m) Liens securing Indebtedness permitted by Section 6.09(k);

(n) (i) Liens on assets of Restricted Subsidiaries that are not Loan Parties (including capital stock owned by such Persons) securing Indebtedness of Restricted Subsidiaries that are not Loan Parties permitted pursuant to Section 6.09, and (ii) Liens granted by a non-Loan Party in favor of a Loan Party;

(o) Liens on deposits or other amounts held in escrow to secure contractual payments (contingent or otherwise) payable by the CSW Parent, the Company or the Restricted Subsidiaries to a seller after the consummation of a Permitted Acquisition;

(p) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness to the extent such defeasance, discharge or redemption is not prohibited by the Loan Documents;

(q) (i) deposits of cash with the owner or lessor of premises leased or operated by the CSW Parent, the Company or any of the Restricted Subsidiaries and (ii) cash collateral on deposit with banks or other financial institutions issuing letters of credit (or backstopping such letters of credit) or other equivalent bank guarantees issued naming as beneficiaries the owners or lessors of premises leased or operated by the CSW Parent, the Company or any of the Restricted Subsidiaries, in each case in the Ordinary Course of Business of the CSW Parent, the Company and such Restricted Subsidiaries to secure the performance of the CSW Parent’s, the Company’s or such Restricted Subsidiary’s obligations under the terms of the lease for such premises; and

(r) Liens on the proceeds of Escrow Debt and any interest thereof, securing the applicable Escrow Debt.

SECTION 6.02. Change in Fiscal Year. No Loan Party will make or permit, or permit any of the Restricted Subsidiaries to make or permit, its fiscal year to end on a date other than March 31 in each year.

SECTION 6.03. Change in Nature of Business. No Loan Party will make any material change in the nature of the business of the CSW Parent, the Company and the Restricted Subsidiaries, taken as a whole, from the business as carried out by the CSW Parent, the Company and the Restricted Subsidiaries on the Closing Date; it being understood and agreed that this Section 6.03 shall not prohibit members of the Consolidated Group from conducting any business or business activities incidental or related to the business as carried out by the CSW Parent, the Company and the Restricted Subsidiaries on the Closing Date or any business or activity that is reasonably similar, related, ancillary or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto as determined by the CSW Parent or the Company in good faith (any such business, a “Related Business”).

SECTION 6.04. [Reserved].

SECTION 6.05. Hedge Agreements. No Loan Party will, nor will it permit any Restricted Subsidiary to, enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which the CSW Parent, the Company or any Restricted Subsidiary has actual or potential exposure (other than those in respect of Equity Interests of the CSW Parent or the Company), except as may be related to convertible indebtedness, including to hedge or mitigate foreign currency and commodity price risks (including, for the avoidance of doubt, any net investment hedges), (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or Investment of the CSW Parent, the Company or any Restricted Subsidiary and (c) to the extent constituting a Hedge Agreement, any accelerated share repurchase contract, prepaid forward purchase contract or similar contract with respect to the purchase by the CSW Parent or the Company of its Equity Interest, which purchase is permitted by Section 6.06.

SECTION 6.06. Restricted Payments. Except for transactions between or among Loan Parties, no Loan Party will (nor will it permit any of the Restricted Subsidiaries to) make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of Equity Interests of the CSW Parent, the Company or any of the Restricted Subsidiaries, or purchase, redeem or otherwise acquire for value (or permit any of the Restricted Subsidiaries to do so) any shares of any class of Equity Interests of the CSW Parent, the Company or any of the Restricted Subsidiaries or any warrants, rights or options to acquire any such shares, now or hereafter outstanding (collectively, “Restricted Payments”), except that:

(a) each Restricted Subsidiary may (i) make Restricted Payments to the CSW Parent or the Company and to Restricted Subsidiaries that directly or indirectly own Equity Interests of such Restricted Subsidiary (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the CSW Parent, the Company and any of its Restricted Subsidiaries and to each other owner of Equity Interests of such Restricted Subsidiary on a pro rata basis to the holders of its Equity Interests or on a greater than ratable basis to the extent such greater payments are made solely to the CSW Parent, the Company or a Restricted Subsidiary) and (ii) declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;

(b) to the extent constituting Restricted Payments, the CSW Parent, the Company and the Restricted Subsidiaries may enter into transactions expressly permitted by Sections 6.08, 6.11 and 6.12 (other than Section 6.12(b));

(c) [reserved];

(d) the Company and any Restricted Subsidiary may make Restricted Payments to the extent that the proceeds of such Restricted Payments are used exclusively to pay a due and payable Tax liability of, or a Tax liability that is properly attributable to, the CSW Parent, the Company or a Restricted Subsidiary;

(e) the CSW Parent or the Company may pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the CSW Parent or the Company (including related stock appreciation rights or similar securities) held by any future, present or former director, officer, member of management, employee or consultant of the CSW Parent, the Company or any of the Subsidiaries (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing); provided that the aggregate amount of Restricted Payments made under this clause (e) in any fiscal year does not exceed (i) $5,000,000 plus (ii) such additional amount so long as (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) the Leverage Ratio is equal to or less than the maximum Leverage Ratio permitted under Section 6.15(a) on a pro forma basis after giving effect to such Restricted Payment and the pro forma adjustments described in Section 1.07, it being understood and agreed that any such payment shall be deemed to have been made under clause (ii) prior to clause (i) above;

(f) the CSW Parent or the Company may repurchase Equity Interests of the CSW Parent or the Company upon the cashless exercise of stock options, warrants or other convertible securities as a result of the CSW Parent or the Company accepting such options, warrants or other convertible securities as satisfaction of the exercise price of such Equity Interests;

(g) the CSW Parent, the Company and any Restricted Subsidiary may pay cash payments in lieu of fractional shares in connection with (i) any dividend, split or combination of its Equity Interests or any Permitted Acquisition (or similar Investment) or (ii) the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the CSW Parent, the Company or any of the Subsidiaries;

(h) the CSW Parent, the Company and any Restricted Subsidiary may make repurchases of Equity Interests deemed to occur upon the non-cash exercise of Equity Interests to pay Taxes related to the exercise of such Equity Interests;

(i) the CSW Parent, the Company and the Restricted Subsidiaries may make any additional Restricted Payments so long as (i) no Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Leverage Ratio is equal to or less than 3.00 to 1.00 on a pro forma basis after giving effect to such Restricted Payment and the pro forma adjustments described in Section 1.07; and

(j) the CSW Parent, Company and the Restricted Subsidiaries may make other Restricted Payments, so long as no Event of Default has occurred and is continuing or would result therefrom; provided that the aggregate amount of all Restricted Payments made pursuant to this clause (j) shall not exceed the greater of $48,750,000 and 15.0% of LTM EBITDA.

SECTION 6.07. Negative Pledge. No Loan Party will enter into or suffer to exist, or permit any of the Restricted Subsidiaries to enter into or suffer to exist, any agreement (other than the Loan Documents) that prohibits or imposes any conditions upon the ability of the CSW Parent, the Company or any Restricted Subsidiary that is or is required to be a Loan Party to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Collateral Agent for the benefit of the Secured Parties securing any of the Obligations; provided that the foregoing shall not apply:

(a) (x) to restrictions and conditions imposed by applicable law, rule, regulation or order or (y) to any customary or reasonable restrictions and conditions contained in any Loan Document or in any document governing any Swap Obligations or any Permitted Refinancing in respect thereof;

(b) to customary restrictions and conditions contained in agreements relating to Dispositions permitted by Section 6.12 pending such Dispositions;

(c) to customary provisions in leases and other contracts, restricting the assignment, subletting or other transfer thereof (including the granting of any Lien);

(d) to restrictions or conditions imposed by restrictions on cash and other deposits or net worth provisions in leases and other agreements entered into in the Ordinary Course of Business;

(e) if such restrictions and conditions were binding on a Restricted Subsidiary or its assets at the time such Restricted Subsidiary first becomes a Restricted Subsidiary or such assets were first acquired by such Restricted Subsidiary (other than a Restricted Subsidiary that was a Restricted Subsidiary on the Closing Date or assets owned by any Restricted Subsidiary on the Closing Date), so long as such restrictions or conditions were not entered into in contemplation of such Person becoming a Restricted Subsidiary or assets being acquired;

(f) to customary provisions in joint venture agreements and other similar agreements applicable to joint ventures, in each case not prohibited by this Agreement, that restrict the transfer of assets of, or ownership interests in the joint venture;

(g) to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or the Persons obligated thereon;

(h) to customary restrictions that arise in connection with any Lien permitted by Section 6.01 on any asset or property that is not, and is not required to be, Collateral that relates to the asset or property subject to such Lien; and

(i) to any restrictions and conditions imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (a) through (h) above; provided that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Company, no more restrictive with respect to such restrictions taken as a whole than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 6.08. Investments, Loans and Advances. No Loan Party will (nor will it permit any of the Restricted Subsidiaries to) make, hold or acquire any Investments, except:

(a) (i) Investments existing on, or contractually committed as of, the date hereof and set forth on Schedule 6.08(a); (ii) Investments by the CSW Parent, the Company and the Restricted Subsidiaries existing on the Closing Date in the CSW Parent, the Company or any Restricted Subsidiary and (iii) additional Investments by the CSW Parent, the Company and the Restricted Subsidiaries in the CSW Parent, the Company or any Restricted Subsidiary and any modification, replacement, renewal or extension of the foregoing; provided, that the aggregate amount outstanding of Investments made pursuant to this Section 6.08(a)(iii) in Restricted Subsidiaries that are not Guarantors shall not exceed, taken together with the aggregate amount outstanding of loans and advances made to any Restricted Subsidiaries that are not Guarantors pursuant to Section 6.08(d), the greater of $97,500,000 and 30% of LTM EBITDA.

(b) Investments in the form of cash, Cash Equivalents and Investments that were Cash Equivalents when such Investments were made;

(c) guarantees of Indebtedness of the CSW Parent, the Company or any Restricted Subsidiary permitted by Section 6.09 (other than Section 6.09(j)); provided that if the Indebtedness is subordinated, the guarantee of such Indebtedness is subordinated on the same terms;

(d) loans or advances made by the CSW Parent or the Company to any of the Restricted Subsidiaries and made by any of the Restricted Subsidiaries to the CSW Parent, the Company or any Restricted Subsidiary; provided that (x) any such loans and advances made by a Guarantor shall be evidenced by a promissory note or global intercompany note pledged pursuant to the Security and Guarantee Documents and (y) the aggregate amount outstanding of any such loans and advances made by the CSW Parent, the Company or any Restricted Subsidiary pursuant to this Section 6.08(d) in Restricted Subsidiaries that are not Guarantors shall not exceed, taken together with the aggregate amount outstanding of Investments made in Restricted Subsidiaries that are not Guarantors pursuant to Section 6.08(a)(iii), the greater of $97,500,000 and 30% of LTM EBITDA;

(e) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with customers, suppliers or other Persons, in each case in the Ordinary Course of Business of the CSW Parent, the Company and the Restricted Subsidiaries;

(f) notes and other non-cash consideration received as part of the purchase price of assets subject to a Disposition permitted by Section 6.12 (other than Sections 6.12(b)(ii) and (f));

(g) advances or extensions of trade credit in the Ordinary Course of Business;

(h) the CSW Parent, the Company and the Restricted Subsidiaries may make loans and advances in the Ordinary Course of Business to their respective future, present or former officers, directors, employees, members of management or consultants of the CSW Parent, the Company and the Restricted Subsidiaries so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $1,000,000 in any fiscal year;

(i) [reserved];

(j) the CSW Parent, the Company or any of the Restricted Subsidiaries may purchase, hold or acquire all or substantially all the assets of a Person, a product line or a line of business of such Person, or at least a majority of the Equity Interests of a Person (including with respect to an Investment in a Restricted Subsidiary that serves to increase the CSW Parent’s, Company’s or the Restricted Subsidiaries’ respective ownership of Equity Interests therein) (referred to herein as the “Acquired Entity”); provided that (i) the Acquired Entity shall be in a line of business reasonably similar, ancillary, incidental or reasonably related to or a reasonable expansion of or extension to the business of that of the CSW Parent, the Company and the Restricted Subsidiaries; (ii) no Event of Default shall have occurred and be continuing at the time the acquisition agreement for such Permitted Acquisition is entered into; (iii) other than with respect to acquisitions of a product line or a line of business, the Company shall comply with Section 5.10 to the extent applicable (each, a “Permitted Acquisition”); (iv) after giving pro forma effect to such Permitted Acquisition and the pro forma adjustments described in Section 1.07, the Leverage Ratio is equal to or less than 0.25 to 1.00 below the maximum Leverage Ratio permitted under Section 6.15(a) and (v) the aggregate amount of consideration paid during the term of this Agreement for Permitted Acquisitions of Acquired Entities that do not become Guarantors may not exceed the greater of $325,000,000 and 100% of LTM EBITDA;

(k) the CSW Parent, the Company and the Restricted Subsidiaries may make other Investments, so long as no Event of Default has occurred and is continuing or would result therefrom; provided that the aggregate amount of all Investments made pursuant to this clause (k) shall not exceed the greater of $97,500,000 and 30% of LTM EBITDA;

(l) the CSW Parent, the Company and the Restricted Subsidiaries may make additional Investments so long as (i) no Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Leverage Ratio is equal to or less than 3.25 to 1.00, in each case on a pro forma basis after giving effect to such Investment and the pro forma adjustments described in Section 1.07.

(m) [reserved];

(n) advances of payroll payments to employees in the Ordinary Course of Business;

(o) guarantees by the CSW Parent, the Company and the Restricted Subsidiaries of leases of the CSW Parent, Company and Restricted Subsidiaries (other than Capital Lease Obligations) or of other obligations not constituting Indebtedness, in each case entered into in the Ordinary Course of Business;

(p) Investments (i) consisting of endorsements for collection or deposit, (ii) resulting from pledges and/or deposits permitted by clause (c), (d) and (l) of the definition of Permitted Liens in Section 1.01 and (iii) consisting of the licensing, sublicensing or contribution of IP Rights pursuant to joint marketing arrangements, in each case, in the Ordinary Course of Business;

(q) any Investments in any Restricted Subsidiary in connection with intercompany cash management arrangements or related activities arising in the Ordinary Course of Business; provided that any entity that serves to hold cash balances for the purposes of making such advances to Restricted Subsidiaries is a Loan Party;

(r) any acquisition of assets (other than cash and Cash Equivalents) or Equity Interests solely in exchange for the substantially contemporaneous issuance of Equity Interests (other than Disqualified Equity Interests) of the CSW Parent or the Company;

(s) endorsements of negotiable instruments and documents in the Ordinary Course of Business;

(t) Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the CSW Parent, the Company and the Restricted Subsidiaries in connection with such plans;

(u) [reserved];

(v) [reserved];

(w) (i) Investments held by any Restricted Subsidiary acquired after the Closing Date, or of any Person acquired by, or merged into or consolidated or amalgamated with the CSW Parent, the Company or any Restricted Subsidiary after the Closing Date, in each case as part of an Investment otherwise permitted by this Section 6.08 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 6.08(w) so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except as otherwise permitted by this Article VI; and

(x) Investments in joint ventures or non-wholly owned Subsidiaries in an aggregate amount not to exceed the greater of $130,000,000 and 40.0% of LTM EBITDA.

For purposes of compliance with this Section 6.08, the amount of any Investment shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such other Person with respect thereto (but only to the extent that the aggregate amount of all such returns, distributions and repayments with respect to such Investment does not exceed the principal amount of such Investment).

SECTION 6.09. Indebtedness. No Loan Party will (nor will it permit any of the Restricted Subsidiaries to) incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder and under the other Loan Documents;

(b) intercompany Indebtedness of the CSW Parent, the Company and the Restricted Subsidiaries to the extent permitted by Section 6.08(d); provided that (x) any such Indebtedness owed to a Guarantor shall be evidenced by a promissory note (including a global intercompany note) pledged and delivered to the Collateral Agent as additional security for the Obligations of such Guarantor, together with an appropriate allonge or note power and (y) any such Indebtedness owed by a Loan Party to a Restricted Subsidiary that is not a Loan Party shall be subordinated in right of payment to the Obligations of the Loan Party pursuant to an affiliate subordination agreement reasonably satisfactory to the Administrative Agent;

(c) Indebtedness of the CSW Parent, the Company or any of the Restricted Subsidiaries incurred to finance the acquisition, lease, construction or improvement of any fixed or capital assets, and extensions, renewals, repair, improvement and replacements of any such assets or other Investments permitted hereunder; provided that (i) such Indebtedness is incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount at any time outstanding of Indebtedness permitted by this Section 6.09(c), when combined with the aggregate principal amount of all Capital Lease Obligations incurred pursuant to Section 6.09(d), shall not exceed the greater of $48,750,000 and 15.0% of LTM EBITDA at any time outstanding;

(d) Capital Lease Obligations of the CSW Parent, the Company or any of the Restricted Subsidiaries in an aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.09(c), not exceeding the greater of (i) $48,750,000 and (ii) 15.0% of LTM EBITDA, and any Permitted Refinancing thereof;

(e) obligations in respect of workers compensation claims, health, disability or other employee benefits, unemployment insurance and other social security laws or regulations or property, casualty or liability insurance and premiums related thereto, self-insurance obligations, obligations in respect of bids, tenders, trade contracts, governmental contracts and leases, statutory obligations, customs, surety, stay, appeal and performance bonds, and performance and completion guarantees and similar obligations incurred by the CSW Parent, the Company or any Restricted Subsidiary, in each case in the Ordinary Course of Business;

(f) [reserved];

(g) Indebtedness of any Person that becomes a Restricted Subsidiary after the Closing Date or Indebtedness acquired or assumed by the CSW Parent, the Company or any of the Restricted Subsidiaries in connection with any Permitted Acquisition or other acquisition permitted under Section 6.08; provided that (i) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary or such asset is acquired and is not created in contemplation of, or in connection with, such Person becoming a Restricted Subsidiary or such asset being acquired and (ii) immediately before and immediately after such Person becomes a Restricted Subsidiary, no Event of Default shall have occurred and be continuing or would result therefrom and (iii) at the time such Indebtedness is acquired or assumed or such Person becomes a Restricted Subsidiary, the CSW Parent, the Company and the Restricted Subsidiaries shall be in compliance with the Financial Covenants set forth in Section 6.15 after giving pro forma effect to the acquisition or assumption of such Indebtedness and the pro forma adjustments described in Section 1.07 and any Permitted Refinancing thereof; provided further that, the aggregate principal amount of Indebtedness permitted by this Section 6.09(g) shall not exceed the greater of $48,750,000 and 15.0% of LTM EBITDA at any time outstanding;

(h) additional unsecured Indebtedness of the CSW Parent, the Company and the Restricted Subsidiaries in an unlimited aggregate amount, so long as after giving pro forma effect to the incurrence of such Indebtedness (and the use of proceeds therefrom) and the pro forma adjustments described in Section 1.07, the Leverage Ratio is equal to or less than 0.25 to 1.00 below the maximum Leverage Ratio permitted under Section 6.15(a); provided that:

(A) the terms of such Indebtedness are not, when taken as a whole, materially more favorable to the lenders providing such Indebtedness than those applicable to the Facilities or are otherwise on current market terms for such type of Indebtedness;

(B) the final maturity date of such Indebtedness shall be no earlier than 91 days after the Latest Maturity Date of any of the Facilities outstanding at the time of incurrence of such Indebtedness;

(C) the aggregate amount of principal payments required to be made on such Indebtedness prior to the date that is 91 days after the Latest Maturity Date of any of the Facilities outstanding at the time of incurrence of such Indebtedness shall not exceed 10% of the original principal amount of such Indebtedness;

(D) on a pro forma basis after giving effect to the incurrence of such Indebtedness (and the use of proceeds therefrom), no Event of Default shall have occurred and be continuing or would result therefrom; and

(E) the aggregate amount of all such Indebtedness incurred by Restricted Subsidiaries that are not Loan Parties pursuant to this clause (h), when combined with the aggregate principal amount of Indebtedness incurred by (i) Restricted Subsidiaries that are not Loan Parties pursuant to Section 6.09(z) and 6.09(k) and (ii) Foreign Subsidiaries pursuant to Section 6.09(n), shall not exceed the greater of (1) $65,000,000 and (2) 20.0% of LTM EBITDA;

(i) Indebtedness outstanding as of the Closing Date, as set forth on Schedule 6.09(i) and any Permitted Refinancing thereof;

(j) guarantees by the CSW Parent, the Company and the Restricted Subsidiaries in respect of Indebtedness otherwise permitted hereunder (if directly incurred by such Person) of the CSW Parent, the Company and the Restricted Subsidiaries; provided that in the case of any guarantee by any Loan Party of the obligations of any non-Loan Party, the related Investment is permitted under Section 6.08 (other than Section 6.08(c));

(k) additional Indebtedness of the CSW Parent, the Company or any of the Restricted Subsidiaries ranking junior to, or pari passu with, the Liens securing the Obligations so long as after giving pro forma effect to the incurrence of such Indebtedness (and the use of proceeds therefrom) and the pro forma adjustments described in Section 1.07, the Leverage Ratio is equal to or less than 0.50 to 1.00 below the maximum Leverage Ratio permitted under Section 6.15(a); provided that:

(A) such Indebtedness shall be subject to a Market Intercreditor Agreement reasonably satisfactory to the Administrative Agent;

(B) the final maturity of any such Indebtedness shall be (I) in the case of any term Indebtedness (i) in the case of such Indebtedness secured on a pari passu basis with the Liens securing the Obligations, no earlier than the Latest Maturity Date of any Class of Term Loans in effect at the time of such incurrence, and the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than that of such applicable Class, and any scheduled amortization or mandatory prepayments prior to such Latest Maturity Date shall be no greater than those applicable to such Class and (ii) in the case of such Indebtedness secured by Liens that rank junior to the Liens securing the Obligations, or that is unsecured, no earlier than the date that is 91 days after the Latest Maturity Date of the applicable Class of Term Loans; and (II) in the case of any revolving Indebtedness, no earlier than the Latest Maturity Date of any Revolving Credit Commitments in effect at the time of such incurrence (or, if such Indebtedness ranks junior to the Liens securing the Obligations, 91 days following the Latest Maturity Date of any Revolving Credit Commitments in effect at the time of such incurrence);

(C) with respect to any such Indebtedness ranking pari passu with the Liens securing the Obligations, the other terms and conditions, including such financial maintenance covenants (if any) applicable to such Indebtedness shall not be, when taken as a whole, materially more favorable (as determined in good faith by the board of directors of the CSW Parent or the Company), to the holders of such Indebtedness than those applicable under this Agreement (except for covenants or other provisions (i) applicable only to periods after the Latest Maturity Date or (ii) that are also for the benefit of all Lenders in respect of Loans and Commitments outstanding at the time such Indebtedness is incurred); provided, that a certificate of a Responsible Officer of the Company delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of material terms and conditions of such Indebtedness or drafts of the documentation related thereto, stating that the CSW Parent or the Company has determined in good faith that such terms and conditions satisfy the foregoing requirement in this clause (C) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Company within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees); and

(D) the aggregate amount of all such Indebtedness incurred by Restricted Subsidiaries that are not Loan Parties pursuant to this clause (k), when combined with the aggregate principal amount of Indebtedness incurred by (i) Restricted Subsidiaries that are not Loan Parties pursuant to Section 6.09(h) and 6.09(z) and (ii) Foreign Subsidiaries pursuant to Section 6.09(n), shall not exceed the greater of (1) $65,000,000 and (2) 20.0% of LTM EBITDA.

(l) Indebtedness consisting of obligations of the CSW Parent, the Company or any of the Restricted Subsidiaries under purchase price adjustments and other deferred consideration (e.g., earn-outs, indemnifications, incentive non-competes and other contingent obligations) or other similar arrangements incurred by such Person in connection with any Permitted Acquisition or other Investment permitted under Section 6.08 or any Dispositions permitted under Section 6.12 in an unlimited aggregate amount, so long as after giving pro forma effect to the incurrence of such Indebtedness and the pro forma adjustments described in Section 1.07, the Leverage Ratio is equal to or less than 0.25 to 1.00 below the maximum Leverage Ratio permitted under Section 6.15(a);

(m) [reserved];

(n) Indebtedness of Foreign Subsidiaries in an aggregate principal amount outstanding which, when combined with the aggregate principal amount of Indebtedness incurred by (i) Restricted Subsidiaries that are not Loan Parties pursuant to Section 6.09(h) and Section 6.09(k) and (ii) Restricted Subsidiaries that are not Loan Parties pursuant to Section 6.09(z), shall not exceed the greater of (1) $65,000,000 and (2) 20.0% of LTM EBITDA;

(o) obligations with respect to standby, commercial or trade letters of credit incurred in the Ordinary Course of Business in an aggregate amount not to exceed $10,000,000 at any time outstanding;

(p) to the extent constituting Indebtedness, contingent obligations arising under indemnity agreements to title insurance companies to cause such title insurers to issue title insurance policies in the Ordinary Course of Business with respect to the real property of the CSW Parent, the Company or any Restricted Subsidiary;

(q) to the extent constituting Indebtedness, (i) unfunded pension liabilities and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law and (ii) to the extent constituting Indebtedness, deferred compensation or similar arrangements payable to future, present or former directors, officers, employees, members of management or consultants of the CSW Parent, the Company and the Restricted Subsidiaries;

(r) Indebtedness in respect of repurchase agreements constituting Cash Equivalents;

(s) Indebtedness consisting of promissory notes issued by the CSW Parent, the Company or any Restricted Subsidiary to future, present or former directors, officers, members of management, employees or consultants of the CSW Parent, the Company or any of the Subsidiaries or their respective estates, executors, administrators, heirs, family members, legatees, distributees, spouses or former spouses, domestic partners or former domestic partners to finance the purchase or redemption of Equity Interests of the CSW Parent or the Company permitted by Section 6.06(e);

(t) cash management obligations and Indebtedness incurred by the CSW Parent, the Company or any Restricted Subsidiary in respect of netting services, overdraft protections, commercial credit cards, stored value cards, purchasing cards and treasury management services, automated clearing-house arrangements, employee credit card programs, controlled disbursement, ACH transactions, return items, interstate deposit network services, dealer incentive, supplier finance or similar programs, Society for Worldwide Interbank Financial Telecommunication transfers, cash pooling and operational foreign exchange management and similar arrangements, in each case entered into in the Ordinary Course of Business in connection with cash management, including among the CSW Parent, the Company and the Restricted Subsidiaries, and deposit accounts;

(u) (i) Indebtedness consisting of the financing of insurance premiums and (ii) take-or-pay obligations constituting Indebtedness of the CSW Parent, the Company or any Restricted Subsidiary, in each case, entered into in the Ordinary Course of Business;

(v) Indebtedness of the Loan Parties arising in connection with Hedge Agreements permitted by Section 6.05;

(w) Indebtedness of the CSW Parent, the Company or any Restricted Subsidiary to the extent that 100% of such Indebtedness is supported by any Letter of Credit and in principal amount not in excess of the Stated Amount of such Letter of Credit;

(x) customer deposits and advance payments received in the Ordinary Course of Business from customers for goods and services purchased in the Ordinary Course of Business;

(y) Indebtedness of a Receivables Subsidiary pursuant to any Permitted Receivables Facility; and

(z) other Indebtedness of the CSW Parent, the Company and the Restricted Subsidiaries; provided that the aggregate principal amount of Indebtedness permitted by this clause (z) shall not exceed the greater of $130,000,000 and 40.0% of LTM EBITDA; provided, further that (x) the aggregate amount of all such Indebtedness incurred by Restricted Subsidiaries that are not Loan Parties pursuant to this clause (z), when combined with the aggregate principal amount of Indebtedness incurred by (i) Restricted Subsidiaries that are not Loan Parties pursuant to Section 6.09(h) and 6.09(k) and (ii) Foreign Subsidiaries pursuant to Section 6.09(n), shall not exceed the greater of (1) $65,000,000 and (2) 20.0% of LTM EBITDA and (y) the aggregate amount of Indebtedness incurred under this Section 6.09(z) that is secured by a Lien shall not exceed the greater of $65,000,000 and 20.0% of LTM EBITDA.

SECTION 6.10. Other Indebtedness and Agreements. (a) No Loan Party will (nor will it permit any of the Restricted Subsidiaries to) effect (i) any waiver, supplement, modification or amendment of any indenture, instrument or agreement pursuant to which any Indebtedness that is expressly subordinated in right of payment to the obligations of the Loan Parties in respect of the Loan Documents or any Indebtedness that is secured by junior-priority security interest in any Collateral securing the Facilities (collectively, together with any Permitted Refinancing of the foregoing, “Junior Financing”), in each case, if the effect of such waiver, supplement, modification or amendment would be adverse to the Lenders in any material respect (as determined in good faith by the CSW Parent or the Company) or (ii) any waiver, supplement, modification or amendment of its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, to the extent any such waiver, supplement, modification or amendment would be adverse to the Lenders in any material respect (as determined in good faith by the CSW Parent or the Company).

(b) No Loan Party will (nor will it permit any of the Restricted Subsidiaries to) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Junior Financing (it being understood and agreed that payments of regularly scheduled interest and principal shall be permitted) or make any payment in violation of any subordination terms of any Junior Financing (each, a “Restricted Debt Payment”), except: (i) the refinancing of any Junior Financing with any Permitted Refinancing thereof and (ii) the prepayment, redemption, purchase, defeasement or other satisfaction prior to the scheduled maturity of any Junior Financing, so long as the Interest Coverage Ratio is equal to or greater than the minimum Interest Coverage Ratio permitted under Section 6.15(b) on a pro forma basis after giving effect to such prepayment, redemption, purchase, defeasement or other satisfaction and the pro forma adjustments described in Section 1.07;

(c) No Loan Party will (nor will it permit any of the Restricted Subsidiaries to) enter into or permit to exist any contractual obligation (other than this Agreement or any other Loan Document) that limits the ability of any of the Restricted Subsidiaries to make Restricted Payments to the Company or any Guarantor or to otherwise transfer property to, or invest in, the Company or any Guarantor, except for (i) any agreement in effect on the Closing Date and described on Schedule 6.10, (ii) any agreement in effect at the time any Person becomes a Restricted Subsidiary, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary, (iii) any agreement representing Indebtedness of a Restricted Subsidiary which is not a Loan Party which is permitted by Section 6.09, (iv) any agreement in connection with a Disposition permitted hereunder, (v) customary provisions in partnership agreements, limited liability company governance documents, joint venture agreements or other similar agreements that restrict the transfer of assets of, or ownership interests in, the relevant partnership, limited liability company, joint venture or similar Person, (vi) customary provisions restricting assignment of any agreement entered into in the Ordinary Course of Business of the CSW Parent, the Company and the Restricted Subsidiaries, (vii) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (viii) customary restrictions contained in Indebtedness permitted under this Agreement to the extent no more restrictive, taken as a whole, to the CSW Parent, the Company and the Restricted Subsidiaries in any material respect than the covenants contained in this Agreement (as reasonably determined by the CSW Parent or the Company), (ix) restrictions regarding licenses or sublicenses by the CSW Parent, the Company and the Restricted Subsidiaries of IP Rights in the Ordinary Course of Business of the CSW Parent, the Company and the Restricted Subsidiaries (in which case such restriction shall relate only to such IP Rights), (x) provisions in agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to any class of Equity Interests of a Person other than on a pro rata basis to the holders thereof, (xi) restrictions imposed by applicable law; (xii) [reserved]; (xiii) [reserved]; and (xiv) any restrictions and conditions imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (i) through (xiii) above; provided that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the CSW Parent or the Company, no more restrictive with respect to such restrictions taken as a whole than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 6.11. Fundamental Changes. No Loan Party will (nor will it permit any of the Restricted Subsidiaries to) merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Restricted Subsidiary may merge, amalgamate or consolidate with (i) the CSW Parent or the Company (including a merger, the purpose of which is to reorganize the CSW Parent or the Company into a new jurisdiction in any State of the United States of America); provided that the

CSW Parent or the Company, as the case may be, shall be the continuing or surviving Person or the surviving Person shall be a Domestic Restricted Subsidiary and shall , in the case of the Company, expressly assume all Obligations of the Company pursuant to documents reasonably acceptable to the Administrative Agent or (ii) any other Restricted Subsidiary; provided that when any Subsidiary Guarantor is merging, amalgamating or consolidating with another Subsidiary (A) the Subsidiary Guarantor shall be the continuing, resulting or surviving Person, (B) to the extent constituting an Investment (including in each case where a non-Loan Party is the continuing, resulting or surviving Person), such Investment must be a permitted Investment in accordance with Section 6.08 and (C) to the extent constituting a Disposition, such Disposition must be permitted hereunder;

(b) (i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (ii) any Restricted Subsidiary may liquidate or dissolve if the CSW Parent or the Company determines in good faith that such action is in the best interest of the CSW Parent, the Company and the Restricted Subsidiaries and is not disadvantageous to the Lenders in any material respect (it being understood and agreed that, in the case of any dissolution of any Subsidiary that is a Subsidiary Guarantor, such Subsidiary Guarantor shall at or before the time of such dissolution transfer its assets to another Subsidiary Guarantor unless such Disposition of assets is otherwise permitted hereunder);

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to (x) if such Restricted Subsidiary is a Loan Party, a Loan Party and (y) if such Restricted Subsidiary is not a Loan Party, the CSW Parent, the Company or any Restricted Subsidiary, in each case, if the CSW Parent or the Company determines in good faith that such Disposition is in the best interests of the CSW Parent or the Company, as the case may be, and is not materially disadvantageous to the Lenders;

(d) [reserved];

(e) any Restricted Subsidiary may merge, dissolve, liquidate, amalgamate or consolidate with or into another Person in order to effect a Disposition permitted pursuant to Section 6.12 (other than Section 6.12(b)(i)); and

(f) any Investment permitted by Section 6.08 may be structured as a merger, consolidation or amalgamation.

SECTION 6.12. Dispositions. No Loan Party will (nor will it permit any of the Restricted Subsidiaries to) make any Disposition, except:

(a) (i) Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the Ordinary Course of Business of the CSW Parent, the Company and the Restricted Subsidiaries and (ii) Dispositions of property no longer used or useful in or economically practicable to maintain in the conduct of the business of the CSW Parent, the Company or any Restricted Subsidiary;

(b) (i) Dispositions permitted by Section 6.11 (other than Section 6.11(e)), (ii) Investments permitted by Section 6.08 (other than Section 6.08(f)), (iii) Restricted Payments permitted by Section 6.06 (other than Section 6.06(b)) and (iv) Liens permitted by Section 6.01 (other than Section 6.01(k)(B));

(c) [reserved];

(d) Dispositions of inventory (including on an intercompany basis), cash and Cash Equivalents in the Ordinary Course of Business;

(e) licenses, sublicenses, leases or subleases (or other grants of rights to use or exploit) of IP Rights (i) existing on the date hereof, (ii) between or among the CSW Parent, the Company and the Restricted Subsidiaries or between or among the Restricted Subsidiaries or (iii) granted to others in the Ordinary Course of Business;

(f) Disposition of property (i) between Loan Parties, (ii) between Restricted Subsidiaries (other than Loan Parties), (iii) by Restricted Subsidiaries that are not Loan Parties to any Loan Party or (iv) by Loan Parties to any Subsidiary that is not a Loan Party; provided that (A) the portion (if any) of any such Disposition made for less than fair market value and (B) any noncash consideration received in exchange for any such Disposition, shall in each case constitute an Investment in such Subsidiary (and such Disposition shall be permitted only if such Investment is permitted by Section 6.08 (other than Section 6.08(f)));

(g) Dispositions in the Ordinary Course of Business consisting of (i) the termination of leasehold or other non-fee interests in real property which, in the reasonable good faith determination of the CSW Parent or the Company, are not material to the conduct of the business of the CSW Parent, the Company and the Subsidiaries and (ii) leases, subleases, licenses or sublicenses of property or other grants in real property permitted pursuant to clause (e) of the definition of Permitted Liens in the Ordinary Course of Business and which do not materially interfere with the business of the CSW Parent, the Company and the Restricted Subsidiaries;

(h) transfers of equipment, fixed assets or real property (including any improvements thereon) subject to any event that gives rise to the receipt by the CSW Parent, the Company and the Restricted Subsidiaries of any casualty insurance proceeds or condemnation awards in respect thereof to replace, restore or repair, or compensate for the loss of, such equipment, fixed assets or real property, upon receipt of the net cash proceeds of such casualty insurance proceeds or condemnation awards;

(i) so long as no Event of Default shall have occurred and be continuing or would result therefrom, any other Dispositions of assets for fair market value; provided that at least 75% of the total consideration received by the CSW Parent, the Company and the Restricted Subsidiaries for any such Disposition with a fair market value in excess of $7,500,000 is in the form of (x) cash, (y) Cash Equivalents or (z) Designated Non-Cash Consideration; provided, however, that the fair market value of such Designated Non-Cash Consideration shall not, when taken together with all other Designated Non-Cash Consideration outstanding at the time of such Disposition, exceed $15,000,000 (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(j) Dispositions of non-core assets (which may include real property) acquired in connection with any Permitted Acquisition or other Investment permitted by Section 6.08 (other than Section 6.08(f)) within 365 days after the consummation of such Permitted Acquisition or other Investment in an aggregate amount for all such Dispositions not to exceed the greater of $48,750,000 and 15% of LTM EBITDA;

(k) other Dispositions made in the Ordinary Course of Business of the CSW Parent, the Company and the Restricted Subsidiaries; provided that the aggregate amount of Dispositions made pursuant to this clause (k) shall not exceed the greater of $48,750,000 and 15% of LTM EBITDA;

(l) [reserved];

(m) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in the joint venture agreement or similar binding agreements entered into with respect to such Investment in such joint venture;

(n) Dispositions of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Equity Interests represent (i) a portion of the exercise price thereof or (ii) withholding incurred in connection with such exercise;

(o) [reserved]

(p) [reserved];

(q) sales of receivables pursuant to any Permitted Receivables Facility;

(r) Asset Swaps; provided that, immediately after giving effect to such Asset Swap, the Company shall be in compliance, on a pro forma basis, with the Financial Covenants;

(s) (i) Dispositions of Investments and accounts receivable in connection with the collection, settlement or compromise thereof in the Ordinary Course of Business or (ii) any surrender or waiver of contract rights pursuant to a settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(t) Dispositions in the Ordinary Course of Business consisting of (i) the lapse or abandonment of IP Rights which, in the reasonable good faith determination of the Company, are no longer commercially desirable to maintain or not material to the conduct of the business of the CSW Parent, the Company and the Subsidiaries and (ii) licensing, sublicensing and cross-licensing arrangements involving any technology or other IP Rights or general intangibles of the CSW Parent, the Company or the Subsidiaries;

(u) terminations of Hedge Agreements; and

(v) Dispositions of the Equity Interests of, or the assets or securities of, Unrestricted Subsidiaries.

SECTION 6.13. Designation of Subsidiaries. No Loan Party will (nor will it permit any of the Restricted Subsidiaries to) designate any Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary, except that the Company may designate any Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Event of Default shall have occurred and be continuing or would result therefrom; (b) the CSW Parent, the Company and the Restricted Subsidiaries shall be in compliance with the Financial Covenants, after giving pro forma effect to such designation and the pro forma adjustments described in Section 1.07; (c) [reserved]; (d) the designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Company in such Subsidiary at the date of designation in an amount equal to the fair market value of the CSW Parent’s, the Company’s and the Restricted Subsidiaries’ Investments therein; (e) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall be deemed a new incurrence at the time of designation of any Investment, Indebtedness and Liens of such Subsidiary existing at such time; (f) no Subsidiary that owns, exclusively licenses or holds IP Rights that are material to the operation of the business of the CSW Parent and the Restricted Subsidiaries, taken as a whole, (“Material Intellectual Property”) may be designated as an Unrestricted Subsidiary and (g) the Company shall have delivered to the Administrative Agent a certificate executed by a Responsible Officer of the Company, certifying compliance with the foregoing requirements, as applicable, and with respect to the foregoing clause (b), containing reasonably detailed calculations thereof. No Loan Party shall, nor shall it permit any Restricted Subsidiary to, assign, transfer, exclusively license or contribute any Material Intellectual Property to any Unrestricted Subsidiary.

SECTION 6.14. Transactions with Affiliates. No Loan Party will, nor will they permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates involving aggregate payments, for any such transaction or series of related transactions, in excess of $5,000,000, except:

(a) transactions (i) that are at fair and reasonable prices and on fair and reasonable terms and conditions not materially less favorable to the CSW Parent, the Company or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties or (ii) for which the Company has delivered to the Administrative Agent a letter from an independent financial advisor stating that such transaction is fair from a financial point of view;

(b) transactions between or among the CSW Parent, the Company and Restricted Subsidiaries not involving any other Affiliate;

(c) any Restricted Payment permitted by Section 6.06;

(d) the payment of reasonable and customary fees and expenses, and the provision of customary indemnification to directors, officers, employees, members of management and consultants of the CSW Parent, the Company and the Subsidiaries;

(e) sales or issuances of Equity Interests (other than Disqualified Equity Interests) of the CSW Parent or the Company that are otherwise permitted or not restricted by the Loan Documents;

(f) loans and other transactions by and among the CSW Parent, the Company and/or the Restricted Subsidiaries to the extent permitted under this Article VI;

(g) [reserved];

(h) employment and severance arrangements (including, without limitation, options to purchase Equity Interests of the CSW Parent or the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans) between the CSW Parent, the Company and any Restricted Subsidiary and their directors, officers, employees, members of management and consultants in the Ordinary Course of Business;

(i) the existence of, and the performance of obligations of the CSW Parent, the Company or any of the Restricted Subsidiaries under, the terms of any agreement in existence or contemplated as of the Closing Date and identified on Schedule 6.14, as these agreements may be amended, restated, amended and restated, supplemented, extended, renewed or otherwise modified from time to time; provided, however, that any future amendment, restatement, amendment and restatement, supplement, extension, renewal or other modification entered into after the Closing Date will be permitted to the extent that its terms are not more disadvantageous in any material respect, taken as a whole, to the Lenders than the terms of the agreements on the Closing Date (as determined in good faith by the CSW Parent or the Company);

(j) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by, or merged into, the CSW Parent, the Company or the Restricted Subsidiaries pursuant to the terms of this Agreement; provided that such agreement was not entered into in contemplation of such acquisition or merger, or any amendment thereto (so long as any such amendment is not disadvantageous to the Lenders in any material respect in the good faith judgment of the CSW Parent or the Company when taken as a whole as compared to such agreement as in effect on the date of such acquisition or merger);

(k) any transaction between Whitmore Manufacturing and the JV Entity, but only so long as such transaction is on commercially reasonable terms and conditions;

(l) the entering into of any Tax sharing agreement or arrangement to the extent payments under such agreement or arrangement would otherwise be permitted under Section 6.06;

(m) any contribution to the capital of the CSW Parent, the Company or any of the Restricted Subsidiaries otherwise permitted by Section 6.08;

(n) the formation and maintenance of any consolidated, combined, unitary or similar group or subgroup for Tax, accounting or cash pooling or management purposes in the Ordinary Course of Business;

(o) transactions undertaken in good faith (as certified by a Responsible Officer of the Company) and in consultation with the Administrative Agent for the purpose of improving the consolidated Tax efficiency of the CSW Parent, the Company and the Subsidiaries and not for the purpose of (i) circumventing any covenant set forth in this Agreement or (ii) permitting the release of any Collateral or the guarantee of any Guarantor; and

(p) any other transaction with an Affiliate that is approved by a majority of disinterested members of the board of directors of the CSW Parent or the Company in good faith.

SECTION 6.15. Financial Covenants. So long as any Revolving Credit Loan, Term Loan or any interest or fees in respect of the Revolving Credit Facility or Term Facility shall remain unpaid or unsatisfied, any Letter of Credit is outstanding (except as has been Cash Collateralized) or any Revolving Credit Lender shall have any Revolving Credit Commitment hereunder, the Company will maintain, as at the last day of each fiscal quarter after the Closing Date:

(a) a Leverage Ratio equal to or less than 3.50 to 1.00; provided, that for any period of six consecutive fiscal quarters commencing on the first day of the fiscal quarter during which the Company or any of its Subsidiaries consummates (a) any Permitted Acquisition the consideration for which exceeds $25,000,000 or (b) one or more Permitted Acquisitions the consideration for which exceeds $50,000,000 in the aggregate in any trailing four fiscal quarter period, and, in each case, ending on the last day of the sixth fiscal quarter following such first day, the maximum permitted Leverage Ratio shall be increased to 4.00 to 1.00; and

(b) an Interest Coverage Ratio equal to or greater than 3.00 to 1.00.

SECTION 6.16. Outbound Investment Rules. No Loan Party will be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules. The CSW Parent will not, and will not permit any other Loan Party to, engage, directly or indirectly, in any activity or transaction that would (i) constitute a “prohibited transaction” as that term is used in the Outbound Investment Rules, (ii) cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or (iii) cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under the Loan Documents.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01. Events of Default. If any of the following events (such events, “Events of Default”) shall occur and be continuing:

(a) the Company shall fail to pay any principal of any Loan in the applicable Agreed Currency on the date the same becomes due and payable; or the Company shall fail to pay any interest on any Loan or make any other payment of interest, fees or any other amounts payable under this Agreement or any other Loan Document in the applicable Agreed Currency within five (5) Business Days after the same becomes due and payable; or

(b) any representation or warranty or certification made or deemed made by any Loan Party in any Loan Document or by such Loan Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(c) (i) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Sections 5.03 (with respect to the Company only), 5.07(c), 5.08 or Article VI or (ii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or in any other Loan Document on its part to be performed or observed if (solely for purposes of this clause (ii)) such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Company by the Administrative Agent or any Lender; or

(d) the CSW Parent, the Company or any Restricted Subsidiary shall fail to pay any principal of, or premium or interest on, any Material Indebtedness (but excluding Indebtedness outstanding hereunder) of the CSW Parent, the Company or any Restricted Subsidiary, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Material Indebtedness; or any such Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption, or, with respect to any secured Material Indebtedness, resulting from a disposition, condemnation, insured loss or similar event relating to the property securing such Material Indebtedness), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Material Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; provided that any failure, event, condition or Event of Default described under this clause (d) remains unremedied and is not waived by the holders of such Material Indebtedness prior to any termination of the outstanding Revolving Credit Commitments or Term Loans or acceleration of the outstanding Loans pursuant to this Article VII; or

(e) the CSW Parent, the Company or any Restricted Subsidiary (other than any Immaterial Subsidiary) shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the CSW Parent, the Company or any

Restricted Subsidiary (other than any Immaterial Subsidiary) seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Laws, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of ninety (90) days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the CSW Parent, the Company or any Restricted Subsidiary (other than any Immaterial Subsidiary) shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) one or more judgments or orders for the payment of money in excess of the greater of $32,000,000 and 10% of LTM EBITDA in the aggregate shall be rendered against the CSW Parent, the Company or any Restricted Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of sixty (60) consecutive days during which any such judgment or order remains unpaid, undischarged, unvacated, unbonded or unstayed; provided, however, that any such judgment or order shall not be an Event of Default under this Section 7.01(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

(g) a Change in Control shall occur; or

(h) the Company or any of its ERISA Affiliates shall incur liability as a result of the occurrence of any ERISA Events that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; or

(i) any material provision of this Agreement or any other Loan Document shall for any reason cease to be in full force and effect except as expressly permitted hereunder or thereunder, or the Company or any Loan Party shall so state in writing, in each case other than in connection with a release of any guarantee in accordance with the terms of this Agreement; or

(j) any security interest over any material portion of the Collateral shall cease to be, or shall be asserted in writing by the Company or any other Loan Party not to be, a valid, perfected security interest in the asset or property intended to be covered thereby, with the priority required by the Security and Guarantee Documents, except (A) to the extent that perfection or priority is not required pursuant to the Guarantee and Collateral Agreement or Section 5.10(e), (B) in connection with a release of such Collateral in accordance with the terms of this Agreement or any other Loan Document or (C) as a result of the Collateral Agent’s failure to (1) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security and Guarantee Documents or (2) file Uniform Commercial Code continuation statements, then, and in any such event, the Agent (a) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, declare the obligation of each Lender to make Loans (or in the case of an Event of Default arising under Section 7.01(c)(i) resulting from the failure to observe any Financial Covenant, the obligations under the Revolving Credit Commitments and Term Commitments) (other than Loans to be made by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to Issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, (b) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, declare all the

Loans (or in the case of an Event of Default arising under Section 7.01(c)(i) resulting from the failure to observe any Financial Covenant, all Revolving Credit Loans and Term Loans), all interest on such Loans and all other amounts payable under this Agreement (or in the case of an Event of Default arising under Section 7.01(c)(i) resulting from the failure to observe any Financial Covenant, all other amounts payable in respect of Revolving Credit Loans and Term Loans) to be forthwith due and payable, whereupon all such Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Company or any other Loan Party under any Debtor Relief Law, (i) the obligation of each Lender to make Loans (other than Loans to be made by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to Issue Letters of Credit shall automatically be terminated and (ii) the Loans, all such interest thereon and all such other amounts so payable shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Company, and (c) shall be entitled to exercise on behalf of itself, the Lenders, the Issuing Banks and the other Secured Parties all rights and remedies available to it, the Lenders, the Issuing Banks and the other Secured Parties under the Loan Documents, in equity and/or under applicable law.

SECTION 7.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 7.01 or otherwise, make demand upon the Company to, and forthwith upon such demand the Company will, (a) pay to the Agent on behalf of the Revolving Credit Lenders in same day funds at the Agent’s office designated in such demand, for deposit in the L/C Cash Deposit Account, an amount equal to 103% of the aggregate Stated Amount of all Letters of Credit then outstanding (but only to the extent such Stated Amount has not already been Cash Collateralized) or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Lenders and not more disadvantageous to the Company than clause (a); provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Company under any Debtor Relief Law, an amount equal to 103% of the aggregate Stated Amount of all outstanding Letters of Credit shall be immediately due and payable to the Agent for the account of the Revolving Credit Lenders without notice to or demand upon the Company, which are expressly waived by the Company, to be held in the L/C Cash Deposit Account. If at any time an Event of Default is continuing the Agent determines that any funds held in the L/C Cash Deposit Account are subject to any right or claim of any Person other than the Agent and the Lenders or that the total amount of such funds is less than the aggregate Stated Amount of all Letters of Credit, the Company will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Deposit Account, an amount equal to the excess of (i) such aggregate Stated Amount over (ii) the total amount of funds, if any, then held in the L/C Cash Deposit Account that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Deposit Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law. After all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Company hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such L/C Cash Deposit Account shall be applied in accordance with the priority of payments set forth in Section 7.03.

SECTION 7.03. Application of Funds. After the exercise of any remedies provided for in Section 7.01 or Section 7.02 (or after an actual or deemed entry of an order for relief with respect to the Company or any other Loan Party under any Debtor Relief Law), any amounts received on account of the Obligations (including, for the avoidance of doubt, any proceeds of any collection, sale, foreclosure or other realization upon any Collateral, including Collateral consisting of cash) shall, subject to the provisions of Sections 2.20 and 2.21, be applied by the Agent in the following order:

(a) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 9.04) payable to the Agent in its capacity as such, including any costs and expenses incurred by the Agent in its capacity as such in connection with the collection, sale, foreclosure or realization or otherwise of Collateral in connection with this Agreement or any other Loan Document or any of the Obligations, the repayment of advances made by the Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with exercise of any right or remedy hereunder or under any other Loan Document;

(b) second, to payment in full of Unfunded Loans/Participations (the amounts so applied to be distributed between or among, as applicable, the Agent and the Issuing Banks pro rata in accordance with the amounts of Unfunded Loans/Participations owed to them on the date of any such distribution);

(c) third, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest and Letter of Credit fees) payable to the Lenders and the Issuing Banks (including fees, disbursements and other charges of counsel payable under Section 9.04) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (c) held by them;

(d) fourth, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and interest on the Loans, and interest on unreimbursed Letter of Credit drawings, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (d) held by them;

(e) fifth, (i) to payment of that portion of the Obligations constituting unpaid principal of the Loans, unreimbursed Letter of Credit drawings and obligations of the Loan Parties then arising under Secured Hedging Obligations and Secured Cash Management Obligations and (ii) to Cash Collateralize Letters of Credit in the manner contemplated by Section 7.02 (ratably among the Lenders, the Issuing Banks, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause (e) held by them; provided upon the expiration of any Letter of Credit, the pro rata share of Cash Collateral attributable to such expired Letter of Credit shall be applied by the Agent in accordance with the priority of payments set forth in this Section 7.03;

(f) sixth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are then due and payable to the Agent, the Lenders, the Issuing Banks and the other holders or beneficiaries thereof, ratably based upon the respective aggregate amounts of all such Obligations then owing to all of them; and

(g) last, after all of the Obligations (other than contingent indemnification and expense obligations as to which no claim or demand has been asserted) have been indefeasibly paid in full, to the Company or as otherwise required by law.

ARTICLE VIII

THE AGENT

SECTION 8.01. Authorization and Authority. (a) Each of the Lenders hereby irrevocably appoints, designates and authorizes JPMorgan to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as expressly set forth in Section 8.06, the provisions of this Article are solely for the benefit of the Agent, the Lenders and the Issuing Banks, and the Company shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any Loan Document (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) JPMorgan shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders (including in each such Lender’s capacity as a potential Cash Management Bank and/or Hedge Bank) and Issuing Banks hereby irrevocably appoints and authorizes JPMorgan to act as the agent of such Lender or Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Guarantors to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, JPMorgan, as the Collateral Agent, and any co-agents, sub-agents and attorneys-in-fact appointed by JPMorgan pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the collateral (or any portion thereof) granted under the Security and Guarantee Documents, or for exercising any rights and remedies thereunder at the direction of JPMorgan, shall be entitled to the benefits of all provisions of this Article VIII and of paragraphs (a), (b) and (c) of Section 9.04 (as though such agent, co-agents, sub-agents and attorneys-in-fact were the Agent under the Loan Documents) as if set forth in full herein with respect thereto. Anything contained in any of the Loan Documents to the contrary notwithstanding, but without limiting the rights of any Lender, Issuing Bank or any of their respective Affiliates under Section 9.05, each Loan Party, the Agent and each Lender hereby agree that no Lender, in its capacity as such, shall have any right individually to realize upon any collateral subject to any Security and Guarantee Documents, it being understood and agreed that all powers, rights and remedies hereunder or thereunder may be exercised solely by the Agent, on behalf of the Lenders, in accordance with the terms hereof or thereof, as applicable.

SECTION 8.02. Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any member of the Consolidated Group or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03. Duties of Agent; Exculpatory Provisions. (a) The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to, or obtained by, the Person serving as the Agent or any of its Affiliates in any capacity.

(b) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 and 7.01), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent in writing by the Company or a Lender.

(c) The Agent shall not be responsible for, or have any duty to, ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

SECTION 8.04. Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the Closing Date, the making of a Loan or the Issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the occurrence of the Closing Date, the making of such Loan or such Issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.06. Resignation of Agent. (a) The Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Company (which consent shall not be unreasonably withheld or delayed, provided that the Company’s consent shall not be required if an Event of Default under Section 7.01(a) or, solely with respect to the Company, Section 7.01(e) has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Agent is a Defaulting Lender pursuant to clause (vi) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Agent and, with the consent of the Company (which consent shall not be unreasonably withheld or delayed, provided that the Company’s consent shall not be required if an Event of Default under Section 7.01(a) or, solely with respect to the Company, Section 7.01(e) has occurred and is continuing), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”) then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder (except that in the case of any collateral security held by the Agent on behalf of the Lenders hereunder, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to, and become vested with, all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The annual administrative fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties solely in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

(d) Any resignation pursuant to this Section 8.06 by a Person also acting as an Issuing Bank shall, unless such Person shall notify the Company and the Lenders otherwise, also act to relieve such Person and its Affiliates of any obligation to advance or issue new, or extend existing, Letters of Credit where such advance, issuance or extension is to occur on or after the effective date of such resignation. Upon the acceptance of a successor’s appointment as Agent hereunder, (i) such successor shall succeed to, and become vested with, all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement reasonably satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

SECTION 8.07. Non-Reliance on Agent and Other Lenders. (a) Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender hereby agrees that (x) if the Agent notifies such Lender that the Agent has determined in its sole discretion that any funds received by such Lender from the Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Agent at the greater of the Base Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Agent to any Lender under this Section 8.07(b) shall be conclusive, absent manifest error.

(c) Each Lender hereby further agrees that if it receives a Payment from the Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Agent of such occurrence and, upon demand from the Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Agent at the greater of the Base Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d) The Company and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Company or any other Loan Party.

(e) Each party’s obligations under this Section 8.07 shall survive the resignation or replacement of the Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

SECTION 8.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Lender or Issuing Bank hereunder.

SECTION 8.09. Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 2.05 and 9.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its respective agents and counsel, and any other amounts due the Agent under Sections 2.05 and 9.04.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to, or accept or adopt on behalf of, any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 8.10. Collateral and Guaranty Matters. Each of the Lenders (including in each such Lender’s capacity as a potential Cash Management Bank or Hedge Bank) and each Issuing Bank irrevocably authorize the Agent to (x) enter into the Security and Guarantee Documents for the benefit of such Persons and (y):

(a) release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Loan Document Obligations (other than contingent indemnification and expense obligations as to which no claim or demand has been asserted), and the expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized), (ii) that is sold or distributed or to be sold or distributed as part of or in connection with any transaction not prohibited hereunder or under any other Loan Document, (iii) if approved, authorized or ratified in writing by the Required Lenders (unless approval by a greater number or percentage of Lenders is expressly provided in any Loan Document), or (iv) in accordance with the express terms of this Agreement or any other Loan Document;

(b) subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.01(b) and (d); and

(c) release any Guarantor from its obligations under the Security and Guarantee Documents if such Person ceases to be a Restricted Subsidiary as a result of a transaction not prohibited hereunder; provided that to the extent any Restricted Subsidiary becomes an Excluded Subsidiary solely as a result of becoming a non-wholly-owned Subsidiary, any such release under this Section 8.10 shall only be permitted if such Restricted Subsidiary became a non-wholly-owned Subsidiary as a result of a bona fide joint venture transaction with any Person that is not an Affiliate of the Company.

Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Security and Guarantee Documents pursuant to this Section 8.10. In each case as specified in this Section 8.10, the Agent will, at the Company’s expense, execute and deliver to the applicable Guarantor such documents as such Guarantor may reasonably request to effectuate and evidence the release of such item of collateral from the assignment and security interest granted under the Security and Guarantee Documents, any such subordination or the release of such Guarantor from its obligations under the Security and Guarantee Documents, in each case in accordance with the terms of the Loan Documents and this Section 8.10; provided that the Company shall have delivered to the Agent a certificate of a Responsible Officer of the Company certifying that any such transaction has been consummated in compliance with this Agreement and the other Loan Documents.

SECTION 8.11. Company Communications.

(a) The Administrative Agent, the Lenders and the Issuing Banks agree that, pursuant to procedures approved by the Administrative Agent, the Company may, but shall not be obligated to, make any Company Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Company Portal”). As used in this Section 8.11, “Company Communications” means, collectively, any Notice of Borrowing, Interest Election Request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Company to the Administrative Agent through an Approved Company Portal, in each case to the extent arrangements for doing so have been approved by the Administrative Agent.

(b) Although the Approved Company Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system), each Lender, each Issuing Bank, and the Company acknowledges and agrees that (i) the distribution of material through an electronic medium is not necessarily secure, (ii) the Administrative Agent is not responsible for approving or vetting administrators, representatives, or contacts of the Company added to the Approved Company Portal, and (iii) there may be confidentiality and other risks associated with such distribution. Each Lender, each Issuing Bank, and the Company hereby approves distribution of Company Communications through the Approved Company Portal and understands and assumes the risks of such distribution.

(c) THE APPROVED COMPANY PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMPANY COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED COMPANY PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED COMPANY PORTAL AND THE COMPANY COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMPANY COMMUNICATIONS OR THE APPROVED COMPANY PORTAL. IN NO EVENT SHALL THE APPLICABLE PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE COMPANY’S TRANSMISSION OF COMPANY COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED COMPANY PORTAL.

(d) Nothing herein shall prejudice the right of the Company to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.12. Cash Management Banks and Hedge Banks. No Cash Management Bank or Hedge Bank that obtains the benefits of any guarantee or any collateral by virtue of the provisions hereof or of any Security and Guarantee Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of any collateral (including the release or impairment of any collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, any Secured Cash Management Obligations or Secured Hedging Obligations, unless the Agent has received written notice of such Obligations, together with such supporting documentation as the Agent may request, from the applicable Cash Management Bank or Hedge Bank, as applicable.

SECTION 8.13. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that none of the Administrative Agent, the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Etc. (a) Without limiting Section 8.10 and except as otherwise provided below in this Section 9.01 and in Section 2.09(c), (d) and (e), no amendment or waiver of any provision of any Loan Document or the Notes, or consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Company or the applicable Loan Party, as the case may be, and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

(i) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (u) change Section 2.16 or Section 7.03 in a manner that would alter the pro rata sharing of payments or proceeds, as applicable, required thereby, (v) waive any of the conditions specified in Section 3.01, (w) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (x) release all or substantially all of the value of the Collateral or of the guarantees of the Guarantors (in each case except as otherwise permitted by the Loan Documents), (y) amend this Section 9.01 as it relates to amendments, waivers or consents requiring the consent of all Lenders or (z)(1) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness or other obligation or (2) subordinate, or have the effect of subordinating, the Liens securing the Obligations to Liens securing any other Indebtedness or other obligation;

(ii) no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby (but not, for the avoidance of doubt, the consent of the Required Lenders, except in the case of clause (u) below in connection with Commitment increases that are not expressly permitted hereunder without the approval of the Required Lenders), do any of the following: (u) increase the Commitments of such Lender or non-pro rata reductions in the Commitments of such Lender (it being understood that a waiver of any condition precedent in Section 3.02 or the waiver of any Default, Event of Default or mandatory prepayment shall not be an increase of a Commitment of any Lender), (v) reduce the principal of, or interest on, the Loans (other than interest accruing pursuant to Section 2.08(b) or a waiver thereof) or any fees or other amounts payable to such Lender, (w) postpone any date fixed for any payment of principal of, or interest on, the Loans (other than interest accruing pursuant to Section 2.08(b) or a waiver thereof) or any fees or other amounts payable to such Lender hereunder, (x) change Section 9.07 in a manner that would impose additional restrictions on such Lender’s ability to assign or otherwise transfer its rights and obligations hereunder or (y) amend this Section 9.01 as it relates to amendments, waivers or consents requiring the consent of such Lender;

(iii) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders, waive any of the conditions specified in Section 3.02;

(iv) no amendment, waiver or consent shall change the definition of “Agreed Currency” without the written consent of each Revolving Credit Lender; and

(v) no amendment, waiver or consent shall change the provisions of any Loan Document in a manner that by its terms adversely affects Lenders holding Loans of one Class in respect of the rights to payments or security interest in Collateral, in each case, in a manner different than such amendment, waiver or consent affects the rights of any other Class in respect of rights to payments or security interests in Collateral without, in addition to the Lenders required above to take such action, the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each Class so adversely affected;

provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent or the Collateral Agent, as the case may be, under this Agreement or any other Loan Document, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Issuing Banks in their capacities as such under this Agreement and (iii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above to take such action, affect the rights or duties of the Swingline Lender in its capacity as such under this Agreement.

(b) Notwithstanding anything to the contrary contained in this Section 9.01:

(i) the Company, the Agent and each Lender agreeing pursuant to the terms thereof to (A) make any Incremental Revolving Credit Loans or Incremental Term Loans in accordance with the provisions of Section 2.24 may enter into an Incremental Assumption Agreement without the consent of any other Person and (B) extend the maturity date applicable to any Revolving Credit Commitments or Term Loans in accordance with the provisions of Section 2.23 may enter into an Extension Amendment without the consent of any other Person;

(ii) no amendment to Section 6.15, Section 7.01(c) (solely as it relates to an Event of Default under Section 6.15) or the defined terms used in any thereof (but not as used in other Sections), no consent to departure therefrom, and no waiver with respect to a Default or Event of Default under Section 6.15, shall be effective without the prior written consent of the Company and the Required Lenders, it being understood that the consent of no other Person (including the Required Lenders) shall be required for any such amendment, waiver or consent;

(iii) the Security and Guarantee Documents and related documents executed and delivered in connection with this Agreement may be in a form reasonably determined by the Agent and may be amended, modified, supplemented and waived by the Agent and the Company without the need to obtain the consent of any other Person if such amendment, modification, supplement or waiver is delivered in order (i) to comply with local law (including any foreign law or regulatory requirement) or advice of local counsel, (ii) to cure any ambiguity, inconsistency, obvious error or mistake or any error, mistake or omission of a technical or immaterial nature jointly identified by the Agent and the Company or (iii) to cause such Security and Guarantee Document or other document to be consistent with this Agreement and the other Loan Documents;

(iv) if the Agent and the Company shall have jointly identified an ambiguity, inconsistency, obvious error or mistake or any error, mistake or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents (other than the Security and Guarantee Documents), or if the Agent and the Company shall have jointly identified any provisions in any Loan Documents (other than the Security and Guarantee Documents) for which an amendment is reasonably necessary or advisable in order to comply with local law (including any foreign law or regulatory requirement) or advice of local counsel, then the Agent and the Company shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other Person if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof;

(v) any amendment, modification or waiver of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Company and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 9.01 if such Class of Lenders were the only Class of Lenders hereunder at the time;

(vi) the Company, the Agent and each Lender agreeing pursuant to the terms thereof to provide any Specified Refinancing Debt in accordance with the provisions of Section 2.22 may enter into a Refinancing Amendment without the consent of any other Person; and

(vii) no Lender consent is required to effect any amendment or supplement to any intercreditor agreement referred to in Section 9.22 (A) that is for the purpose of, or in connection with, the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured by the Collateral pursuant to Section 6.01 of this Agreement, (x) adding the holders thereof (or a representative with respect thereto) as parties thereto, as expressly contemplated by the terms of any such intercreditor agreement or other arrangement permitted under this Agreement, as applicable, and/or (y) causing such Indebtedness to be secured by a valid, perfected Lien (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents) (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement or other arrangement as, in the good faith determination of the Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (B) that is expressly contemplated by any such intercreditor agreement or other intercreditor agreement permitted under this Agreement; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent hereunder or under any other Loan Document without the prior written consent of the Agent.

SECTION 9.02. Notices, Etc. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)	if to the Company or any other Loan Party, to the Company at:

CSW Industrials Holdings, LLC

5420 LBJ Freeway, Suite 500

Dallas, TX 75240

Attention: James Perry

Telephone: (214) 884-3777

Fax: (214) 279-7101

with a copy (in the case of a notice of Default or Event of Default and which shall not constitute notice under this Agreement or any other Loan Document for any purpose) to:

Allen Overy Shearman Sterling US LLP

599 Lexington Avenue

New York, New York 10022

Attention:   Michael Steinberg

Facsimile:     (646) 848-8213

Telephone:     (212) 848-8213

Email:      michael.steinberg@aoshearman.com

(ii) if to the Administrative Agent, in the case of Borrowings denominated in Dollars, or the Swingline Lender, to the address or addresses separately provided to the Company:

(iii) if to the Issuing Bank, to the address or addresses separately provided to the Company:

(iv) if to the Administrative Agent in the case of Borrowings denominated in Foreign Currencies, to the address or addresses separately provided to the Company:

(v) if to any other Issuing Bank, to it at the address provided in writing to the Agent and the Company at the time of its appointment as an Issuing Bank hereunder;

(vi) and if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent, the Swingline Lender, any Issuing Bank or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, Etc. Any party hereto may change its address or facsimile number or email address for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) The Company agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Company, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Company’s or the Agent’s transmission of Communications through the Platform, except to the extent of damages caused by the gross negligence, bad faith or willful misconduct of any Agent Party hereunder, as determined by a final, non-appealable judgment of a court of competent jurisdiction. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Company or any Restricted Subsidiary pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agent, any Lender or any Issuing Bank by means of electronic transmission systems pursuant to this Section 9.02, including through the Platform.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Costs and Expenses. (a) Costs and Expenses. Each Loan Party shall pay upon written demand therefor (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Agent and its Affiliates (including the reasonable and documented fees, disbursements and other charges of outside counsel (limited to one primary counsel and one local counsel in each material jurisdiction, as necessary, for the Agent and its Affiliates taken as a whole), in connection with the syndication of the Facilities, the Transactions, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the Issuance of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable and documented out-of-pocket costs and expenses incurred by the Agent, any Lender or any Issuing Bank (including the reasonable and documented fees, disbursements and other charges of outside counsel (limited to one primary counsel for such Persons taken as a whole, one additional counsel to each group of similarly situated Persons taken as a whole as required due to actual or reasonably perceived conflicts of interest and one local counsel for such Persons taken as a whole in each material jurisdiction, as reasonably necessary), in connection with the enforcement or protection of its rights and remedies (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Company. Each Loan Party shall indemnify the Agent (and any sub-agent thereof), each Arranger, each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons and their respective successors and permitted assigns (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims (including shareholder actions), damages, liabilities and reasonable and documented related out-of-pocket expenses (including the reasonable and documented out-of-pocket fees, disbursements and other charges of one primary counsel for such Persons, one additional counsel to each group of similarly situated Persons as required due to actual or reasonably perceived conflicts of interest and local counsel for such Persons in each material jurisdiction, as reasonably necessary), incurred by any Indemnitee or asserted or awarded against any Indemnitee by any Person (including the Company or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (ii) the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (iii) any action taken in connection with this Agreement, including, but not limited to, the payment of principal, interest and fees, (iv) the

Transactions, (v) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (vi) the presence or release of Hazardous Materials on or from any property owned, leased or operated by the CSW Parent, the Company or any Subsidiary, or any violation of, or obligation or liability under or relating to, any Environmental Law or Hazardous Materials of, or related to, the CSW Parent, the Company or any Subsidiary, or (vii) any actual or prospective claim, litigation, investigation or proceeding or the preparation of a defense in connection therewith relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the CSW Parent, the Company or any of the Subsidiaries or any Affiliate, securityholder or creditor of the foregoing or an Indemnitee, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (w) out of or in connection with Section 9.20 or Section 8.07, (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence, fraud or willful misconduct of such Indemnitee (or a Related Party of such Indemnitee), (y) result from a claim brought by the Company against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a proceeding that is not the result of an act or omission by the Company, the Subsidiaries or any of their Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than claims against any Arranger, the Administrative Agent, the Collateral Agent, or any other agent in its capacity or in fulfilling its role as an Arranger, the Administrative Agent, the Collateral Agent or other agent hereunder). This Section 9.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Company or any other Loan Party for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 9.04 to be paid by it to the Agent (or any sub-agent thereof), the Swingline Lender, any Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent), the Swingline Lender, such Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the aggregate principal amount of the Loans and the Commitments and the Stated Amount of all outstanding Letters of Credit at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Issuing Bank or the Swingline Lender solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Ratable Share of the Revolving Credit Facility (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by, or asserted against, the Agent (or any such sub-agent) or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent), the Swingline Lender or such Issuing Bank in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.02(e).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit, or the use of the proceeds thereof; provided that nothing contained in this paragraph shall limit the indemnity and reimbursement obligations of the Company or any other Loan Party for such damages awarded to third parties to the extent set forth in paragraphs (a) and (b) above. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems (including the Platform) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent of damages caused by the gross negligence, bad faith or willful misconduct of any Indemnitee hereunder, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section 9.04 shall be payable not later than five Business Days after demand therefor.

(f) Breakage. If any payment of principal of, or Conversion of, any Term Benchmark Loan is made by the Company to or for the account of a Lender (i) other than on the last day of the Interest Period for such Loan, as a result of a prepayment or payment or Conversion pursuant to Section 2.10, 2.11 or 2.13, acceleration of the maturity pursuant to Section 7.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Loan upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Company pursuant to Section 2.19 or (ii) as a result of a prepayment or payment or Conversion pursuant to Section 2.10, 2.11 or 2.13, the Company shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional and actual losses or reasonable and documented out-of-pocket costs or expenses that it may reasonably incur as a result of such payment or Conversion, including any actual loss or reasonable and documented out-of-pocket cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan.

(g) Without prejudice to the survival of any other agreement of the Loan Parties hereunder, the agreements and obligations of the Loan Parties contained in Sections 2.12, 2.15 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 9.05. Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, although such obligations of such Loan Party are owed to a branch, office or Affiliate of such Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender or Disqualified Institution shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender or Disqualified Institution, as applicable, from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) such Defaulting Lender or Disqualified Institution, as applicable, shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Loans owing to such Defaulting Lender as to which it exercised such right of set-off. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section 9.05 are in addition to other rights and remedies (including other rights of set-off) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Company and the Administrative Agent promptly after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 9.06. Binding Effect. This Agreement shall become effective on and as of the Closing Date and thereafter shall be binding upon and inure to the benefit of the Company, the Agent, the Issuing Banks and each Lender and their respective successors and assigns, except that neither the Company nor any other Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Administrative Agent and the Lenders (and any other attempted assignment or transfer by any party hereto shall be null and void).

SECTION 9.07. Assignments and Participations. (a) Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section 9.07, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 9.07, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section 9.07 (and any other attempted assignment or transfer by any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 9.07 and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (in each case with respect to any Facility) at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section 9.07 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section 9.07, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 (or the Equivalent Amount thereof in the applicable Foreign Currency), unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company, otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section 9.07 and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default pursuant to Section 7.01(a) or Section 7.01(e) has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments; and

(C) the consent of each Issuing Bank and the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility unless such assignment is an assignment to a Person who is a Revolving Credit Lender or an Affiliate of a Revolving Credit Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; provided, further, that in the case of contemporaneous assignments by any Lender to one or more Related Funds and unless so waived, only a single processing and recordation fee shall be payable for such assignments. The assignee, if it is not a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.15(g) and an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any Affiliate of the Company, (B) any Defaulting Lender, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) a natural Person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, each Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Ratable Share thereof. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 9.07, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.15 and 9.04 and remain liable under Section 9.04(e) with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 9.07.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may, at any time, without the consent of, or notice to, the Company, any Issuing Bank, the Swingline Lender or the Agent, sell participations to any Person (other than a natural Person or the Company or any of the Company’s Affiliates or subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Company, the Agent, the Issuing Banks, the Swingline Lender and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i) or (ii) of the first proviso to Section 9.01(a) that affects such Participant. The Company agrees that each Participant shall be entitled to the benefits of Sections 2.12, 9.04(f) and 2.15 (subject to the requirements and limitations therein, including the requirements under Section 2.15(g) (it being understood and agreed that the documentation required under Section 2.15(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.07; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section 9.07; and (B) shall not be entitled to receive any greater payment under Sections 2.12 or 2.15, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.19 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.16 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Disqualified Institutions. (i) No assignment shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment in writing as otherwise expressly contemplated by this Section 9.07, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution and delivery by the Company of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (f)(i) shall not be void, but the other provisions of this clause (f) shall apply.

(ii) If any assignment is made to any Disqualified Institution without the Company’s prior consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Company may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Commitment of such Disqualified Institution and repay all obligations of the Company owing to such Disqualified Institution in connection with such Commitment, and/or (B) require such Disqualified Institution to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 9.07), all of its interest, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Company, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any bankruptcy or insolvency laws (“Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code of the United States of America (or any similar provision in any other bankruptcy or insolvency laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code of the United States of America (or any similar provision in any other bankruptcy or insolvency laws) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

SECTION 9.08. Confidentiality. Each of the Agent, the Lenders and the Issuing Banks agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood and agreed that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that such Person shall, to the extent permitted by law, use its commercially reasonable efforts to promptly inform the Company of such disclosure and to ensure that such Information is accorded confidential treatment; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) to (i) any assignee of, or Participant in, or any prospective assignee of, or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Company and its obligations, this Agreement or payments hereunder, in each case who agree to comply with the provisions of this Section 9.08 (or provisions substantially similar to this Section 9.08); (g) on a confidential basis to (i) any rating agency in connection with rating the parent of the Company, the Company or the Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (h) with the prior written consent of the Company; (i) in customary syndication or other customary marketing materials relating to the Facilities, (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.08 or other confidentiality obligation owing to e Company by it, or (y) becomes available to the Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Company who is not known to have breached any confidentiality obligation to the Company, (k) to market data collectors and similar service providers to the lending industry (provided that such information is limited to the existence of the Facilities and the terms of the Facilities customarily provided to such persons) or (l) to the extent reasonably required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement (provided that (x) each such person shall have agreed to keep the same confidential in accordance with this Section 9.08 and (y) such information is limited to the information that is customarily provided to such persons).

For purposes of this Section 9.08, “Information” means all information received from the Company or any of the Subsidiaries relating to the Company or any of the Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Company or any of the Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section 9.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

For the avoidance of doubt, nothing in this Section 9.08 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.08 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

SECTION 9.09. Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 9.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by fax or email shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record, in each case to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.11. Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in an Agreed Currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the applicable Agreed Currency with such other currency at JPMorgan’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(b) The obligation of the Company in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the applicable Primary Currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to the Company such excess.

SECTION 9.12. Jurisdiction, Etc. (a) Jurisdiction. The Company irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Agent, any Lender, any Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Agent, any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Company, any other Loan Party or their respective properties in the courts of any jurisdiction.

(b) Waiver of Venue. The Company irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section 9.12. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 9.13. No Liability of the Issuing Banks. The Company assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither an Issuing Bank nor any of its Related Parties shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the failure to obtain any document (other than any sight draft, certificates and documents expressly required by the applicable Letter of Credit); (c) validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (d) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (e) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Company shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Company, to the extent of any direct, but not special, indirect consequential or punitive, damages suffered by the Company that the Company proves (as determined by a court of competent jurisdiction by final and non-appealable judgment) were caused by such Issuing Bank’s bad faith, willful misconduct or gross negligence when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; provided that nothing herein shall be deemed to excuse such Issuing Bank if it acts with bad faith, gross negligence or willful misconduct (as determined by a court of competent jurisdiction by final and non-appealable judgment) in accepting such documents.

SECTION 9.14. Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Company that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Company and the other Loan Parties, which information includes the name and address of the Company and the other Loan Parties and other information that will allow such Lender or the Agent, as applicable, to identify the Company and the other Loan Parties in accordance with the Patriot Act. The Company shall provide such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

SECTION 9.15. Other Relationships; No Fiduciary Duty. No relationship created hereunder or under any other Loan Document shall in any way affect the ability of the Agent and each Lender to enter into or maintain business relationships with the Company or any Affiliate thereof beyond the relationships specifically contemplated by this Agreement and the other Loan Documents. The Company agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Company, its subsidiaries and its Affiliates, on the one hand, and the Agent, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any advisory, equitable or fiduciary duties on the part of the Agent, any Lender or any of their respective Affiliates, and no such duties will be deemed to have arisen in connection with any such transactions or communications. The Company also hereby agrees that none of the Agent, any Lender or any of their respective Affiliates have advised and are advising the Company or any of its subsidiaries or Affiliates as to any legal, accounting, regulatory or tax matters, and that the Company is consulting its own advisors concerning such matters to the extent it deems appropriate.

SECTION 9.16. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.16.

SECTION 9.17. Interest Rate Limitation. Notwithstanding anything to the contrary in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Loan Document Obligations hereunder.

SECTION 9.18. Material Non-Public Information.

(a) EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN SECTION 9.08) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS RELATED PARTIES OR ITS RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.19. Authorization to Distribute Certain Materials to Public-Siders.

(a) If the Company does not file this Agreement with the SEC, then the Company hereby authorizes the Administrative Agent to distribute the execution version of this Agreement and the other Loan Documents to all Lenders, including to Public-Siders. The Company acknowledges its understanding that Public-Siders and their firms may be trading in any of the Company’s securities while in possession of the Loan Documents.

(b) The Company represents and warrants that none of the information in the Loan Documents constitutes or contains material non-public information within the meaning of the United States federal and state securities laws. To the extent that any of the executed Loan Documents constitutes at any time a material non-public information within the meaning of the United States federal and state securities laws after the date hereof, the Company agrees that it will promptly make such information publicly available by press release or public filing with the SEC.

SECTION 9.20. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

The following terms shall for purposes of this Section 9.20 have the meanings set forth below:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 9.21. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.22. Intercreditor Agreements. Each of the Lenders and the other Secured Parties (a) authorizes and instructs the Agent to enter into intercreditor agreements (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured by the Collateral pursuant to Section 6.01 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected Lien (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)) as collateral agent and on behalf of such Person, and by its acceptance of the benefits of the Security and Guarantee Documents, hereby acknowledges that any such intercreditor agreement is or will be, as applicable, binding upon it and (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of such intercreditor agreements (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured by the Collateral pursuant to Section 6.01 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected Lien (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

SECTION 9.23. Acknowledgement Regarding Any Supported QFC. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 9.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

SECTION 9.24. Amendment and Restatement(a) . This Agreement amends and restates in its entirety the Existing Credit Agreement. The execution and delivery of this Agreement and the other Loan Documents executed and delivered in connection herewith does not extinguish any Obligations (as defined in the Existing Credit Agreement) outstanding in connection with the Existing Credit Agreement nor does it constitute a novation with respect to such Obligations. For all matters arising prior to the Closing Date (including the accrual and payment of interest and fees, and matters relating to indemnification and compliance with financial covenants), the terms of the Existing Credit Agreement and the “Loan Documents” as defined in the Existing Credit Agreement (as each is unmodified by this Agreement) shall control and are hereby ratified and confirmed solely for purposes of matters arising prior to the Closing Date. On the Closing Date, the Existing Credit Agreement is hereby amended and restated in its entirety. On the Closing Date, (i) any outstanding LC Exposure and/or Euro LC Exposure under the Existing Credit Agreement shall be reallocated among the Lenders in accordance with their respective Applicable Percentages and (ii) each Lender shall make or receive such payments as may be requested by the Administrative Agent such that all outstanding Loans as of the Closing Date are held by the Lenders in accordance with their respective Applicable Percentages and each of the Lenders hereby waives the right to receive any amounts required to be paid pursuant to Section 9.04 in connection with such payments. The initial Interest Period(s) applicable to the Revolving Credit Loans outstanding on the Closing Date shall be the same as the Interest Period(s) applicable to the Revolving Credit Loans outstanding immediately prior to the Closing Date. Any “Revolving Credit Loans” (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement shall, for purposes of this Agreement, be Revolving Credit Loans hereunder, and the obligations incurred under the Existing Credit Agreement shall, to the extent outstanding on the Closing Date, continue outstanding under this Agreement and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Agreement, and this Agreement shall not constitute a refinancing, substitution or novation of such obligations or any of the other rights, duties and obligations of the parties hereunder. This Agreement shall not in any way release or impair the rights, duties or obligations created pursuant to the Existing Credit Agreement or any other Loan Document or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the Closing Date, except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties and obligations are assumed, ratified and affirmed by the Company. The Revolving Credit Lenders’ interests in the Revolving Credit Loans and participations in the Letters of Credit shall be reallocated and continued in a cashless roll transaction on the Closing Date in accordance with each Lender’s applicable Revolving Percentage, and the Revolving Credit Lenders shall make such purchases of Revolving Credit Loans from each other as necessary to effect such reallocation. On the Closing Date, (A) the loan commitments of each Lender that is a party to the Existing Credit Agreement but is not a party to this Agreement (an “Exiting Lender”) will be terminated, the Company shall pay or cause to be paid all outstanding obligations owing to the Exiting Lenders on the Closing Date, and each Exiting Lender will cease to be a Lender under this Agreement, and (B) each Person listed on Schedule I attached to this Agreement shall be a Lender under this Agreement with the applicable Commitments and Loans set forth opposite its name on such Schedule I.

SECTION 9.25. Reaffirmation. Each Loan Party hereby expressly acknowledges the terms of this Agreement, and confirms and reaffirms in all respects, as of the date hereof, (i) the respective covenants and agreements contained in each Loan Document to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Amendment and the transactions contemplated hereby and (ii) its prior guarantee of the Obligations and its prior and continuing grant of Liens on, and security interests in its respective, Collateral to secure all applicable Obligations pursuant to the Guarantee and Collateral Agreement and each other applicable Loan Document to which it is a party.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CSW INDUSTRIALS HOLDINGS, LLC

By:	/s/ James Perry
Name: James Perry
Title: Vice President

CSW INDUSTRIALS, INC.

By:	/s/ James Perry
Name: James Perry
Title: Executive Vice President and Chief Financial Officer

BALCO, INC. GRECO ALUMINUM RAILINGS (U.S.A.), INC. RECTORSEAL, LLC SMOKE GUARD CALIFORNIA, INC. SMOKE GUARD, INC. WHITMORE MANUFACTURING, LLC ASPEN MANUFACTURING, LLC

By:	/s/ James Perry
Name: James Perry
Title: Vice President

[Signature Page to CSW Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent, Lender, Swingline Lender and Issuing Bank

By:	/s/ Logan Lanier
Name: Logan Lanier
Title: Authorized Signer

[Signature Page to CSW Credit Agreement]

TRUIST BANK, as Lender and Issuing Bank

By:	/s/ Alexander Harrison
Name: Alexander Harrison
Title: Director

[Signature Page to CSW Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Robert Corder
Name: Robert Corder
Title: Senior Vice President

[Signature Page to CSW Credit Agreement]

PNC BANK, N.A, as a Lender

By:	/s/ Janine Z Tweed
Name: Janine Z Tweed
Title: Vice President

[Signature Page to CSW Credit Agreement]

CITIBANK, N.A., as a Lender

By:	/s/ Nelson Costello
Name: Nelson Costello
Title: Authorized Signer

[Signature Page to CSW Credit Agreement]

CAPITAL ONE, N.A., as a Lender

By:	/s/ Alex Federbusch
Name: Alex Federbusch
Title: Duly Authorized Signatory

[Signature Page to CSW Credit Agreement]

THE HUNTINGTON NATIONAL BANK, as a Lender

By:	/s/ Rene Kiehn
Name: Rene Kiehn
Title: Managing Director

[Signature Page to CSW Credit Agreement]

COMERICA BANK, as a Lender

By:	/s/ John Smithson
Name: John Smithson
Title: Vice President

[Signature Page to CSW Credit Agreement]

FIFTH THIRD BANK, NATIONAL ASSOCIATION as a Lender

By:	/s/ Sam Schuessler
Name: Sam Schuessler
Title: Assistant Vice President

[Signature Page to CSW Credit Agreement]

ZIONS BANCORPORATION, N.A. DBA AMEGY BANK, as a Lender

By:	/s/ Bobby Little
Name: Bobby Little
Title: Senior Vice President

[Signature Page to CSW Credit Agreement]